UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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OFFICE DEPOT, INC.

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OFFICE DEPOT, INC.

6600 North Military Trail

Boca Raton, Florida 33496

NOTICE OF ANNUAL MEETING OF

SHAREHOLDERS

DATE	May 4, 2018

TIME	9:00 a.m. Eastern Daylight Time

LOCATION	Embassy Suites by Hilton Boca Raton 661 NW 53rd Street Boca Raton, FL 33487 (561) 994-8200

ITEMS OF BUSINESS	1. To elect eight (8) members of the Board of Directors named in, and for the term, described in this proxy statement;

2. To ratify our Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the current year;

3. To hold an advisory vote approving the company’s executive compensation; and

4. To transact any other business that may properly come before the meeting and any adjournment thereof.

RECORD DATE	You must have owned Office Depot voting securities of record as of the close of business on March 7, 2018, to attend and vote at our Annual Meeting of Shareholders and any adjournment thereof.

ANNUAL REPORT	Our 2017 Annual Report on Form 10-K is enclosed with these proxy materials.

By order of the Board of Directors,

N. David Bleisch
Executive Vice President, Chief Legal Officer & Corporate Secretary

Boca Raton, Florida

March 19, 2018

Please note that for security reasons, we will require that you present a picture identification if you attend our Annual Meeting. We reserve the right to exclude any person whose name does not appear on our official shareholder list as of our Record Date of March 7, 2018. If you hold shares in “street name,” you must bring a letter from your broker, or a current brokerage statement, to indicate that the broker is holding shares for your benefit. Prior to entering the Annual Meeting, all bags will be subject to search and all persons may be subject to a metal detector and/or hand wand search. Cameras, recording devices and other electronic devices, signs and placards will NOT be permitted at the meeting. The security procedures may require additional time, so please plan accordingly. We also reserve the right to request any person to leave the Annual Meeting who is disruptive, refuses to follow the rules established for the meeting or for any other reason.

PROXY STATEMENT FOR THE 2018 ANNUAL MEETING OF SHAREHOLDERS OF OFFICE DEPOT, INC.	1
MATTERS TO BE CONSIDERED BY OUR SHAREHOLDERS PROPOSAL 1: TO ELECT EIGHT (8) MEMBERS OF THE OFFICE DEPOT, INC. BOARD OF DIRECTORS FOR THE TERM DESCRIBED IN THE PROXY STATEMENT	4
BIOGRAPHICAL INFORMATION ON THE NOMINEES	4
CORPORATE GOVERNANCE	8
Board of Directors	8
Corporate Governance Guidelines	8
Board Leadership Structure	8
Director Independence	9
Board of Directors’ Role in Risk Oversight	9
How Nominees to our Board of Directors are Selected	10
Communicating with our Board of Directors	11
Majority Voting Policy	11
Related Person Transactions Policy	12
Succession Planning	13
Code of Business Conduct (Code of Ethical Behavior)	13
COMMITTEES OF OUR BOARD OF DIRECTORS	13
Audit Committee	13
Corporate Governance and Nominating Committee	14
Compensation Committee	15
AUDIT COMMITTEE REPORT	18
PROPOSAL 2: TO RATIFY THE APPOINTMENT BY OFFICE DEPOT INC.’S AUDIT COMMITTEE OF DELOITTE & TOUCHE LLP AS OFFICE DEPOT’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE CURRENT YEAR	21
Office Depot’s Independent Registered Public Accounting Firm	21
Audit & Other Fees	21
Audit Committee Pre-Approval Policies and Procedures	22
EQUITY COMPENSATION PLAN INFORMATION	23
EXECUTIVE AND DIRECTOR COMPENSATION	24
Compensation Discussion and Analysis	24
Executive Summary	24
Looking Forward	24
2017 Financial Highlights	25
2017 Management Changes	25
What were the results of our advisory vote to approve executive compensation?	27
Compensation Philosophy	27
What are the elements of our NEO compensation packages?	28
Important Corporate Governance Policies	29
How does our compensation program support pay-for-performance?	30
What was the total direct compensation for our NEOs during fiscal 2017?	31
Base Salaries	31
2017 Annual Cash Bonus Plan	31
2017 Long-Term Incentive Program	33
Why do we continue to use similar performance measures in both our Annual and Long-Term Incentives Programs?	35
2016 Long-Term Incentive Program	36
2015 Long-Term Incentive Program	36
Outstanding Long-Term Incentive Programs	36

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Termination Payments to Mr. R. Smith	36
Termination Payments to Mr. Allison	37
Termination Payments to Mr. Rice	37
Termination Payments to Mr. Hare	37
Executive Compensation Process and Governance	38
What was the process used to determine executive compensation in 2017?	38
How is peer group data used by the Compensation Committee?	38
Does the Compensation Committee take tax and accounting consequences into account when designing executive compensation?	40
Why do we have change of control agreements with our NEOs?	40
What types of perquisites are NEOs eligible to receive?	41
Do the Compensation Committee and Audit Committee review incentive programs to ensure that they do not encourage excessive risk-taking?	41
Does the Board have a clawback policy for bonuses and awards paid to NEOs in the event we restate our financial results?	41
Are there any restrictions on the ability of our NEOs to engage in transactions involving our stock?	42
Are the NEOs subject to any minimum requirements regarding ownership of our stock?	42
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	42
COMPENSATION COMMITTEE REPORT	43
COMPENSATION PROGRAMS RISK ASSESSMENT	43
SUMMARY COMPENSATION TABLE	45
OTHER COMPENSATION TABLE FOR FISCAL YEAR 2017	46
GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2017	47
OUTSTANDING EQUITY AWARDS AT 2017 FISCAL YEAR-END	49
OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2017	51
DIRECTOR COMPENSATION	52
Annual Retainer Fee	52
Director Stock Ownership Guidelines	52
DIRECTOR COMPENSATION TABLE FOR FISCAL YEAR 2017	53
EQUITY COMPENSATION PAID TO DIRECTORS FOR FISCAL YEAR 2017	54
SUMMARY OF EXECUTIVE AGREEMENTS AND POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL	55
Overview	55
Key Definitions	55
Executive Agreements	57
Restrictive Covenants	57
Agreements with Gerry P. Smith, CEO and Director	57
Agreements with Roland Smith, Former Chairman and CEO	57
Agreements with Stephen Hare, Former Executive Vice President and Chief Financial Officer	58
Agreements with Steve Calkins, President, Business Solutions Division	58
Agreements with John Gannfors, Executive Vice President, Transformation & Strategic Sourcing	59
Agreements with Todd Hale, Executive Vice President, Chief Information Officer	60
Agreements with Troy Rice, Former Executive Vice President and Chief Operating Officer, North America	60
Agreements with Michael Allison, Former Executive Vice President and Chief Administrative Officer (formerly Executive Vice President and Chief People Officer prior to March 12, 2017)	61
Benefits Upon Termination or Change in Control Under Executive Agreements	61
Gerry P. Smith	61
Roland Smith	62
Mr. Hare, Mr. Calkins, Mr. Gannfors, and Mr. Hale	62
Executive Change in Control Severance Plan	63

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PROXY STATEMENT

FOR THE

2018 ANNUAL MEETING OF SHAREHOLDERS

OF

OFFICE DEPOT, INC.

6600 North Military Trail

Boca Raton, Florida 33496

The Board of Directors of Office Depot, Inc. (“Office Depot” or the “Company” or “we” or “our”) is soliciting proxies to be voted at our 2018 Annual Meeting of Shareholders to be held on May 4, 2018 (the “Annual Meeting”), at 9:00 a.m. Eastern Daylight Time, at Embassy Suites by Hilton Boca Raton, 661 NW 53rd Street, Boca Raton, FL 33487, and at any postponement or adjournment of the Annual Meeting. We are making this proxy statement available to our shareholders beginning on March 19, 2018. Our shareholders of record are invited to attend the Annual Meeting and are requested to vote on the proposals described in this proxy statement.

Purpose of the Meeting. Important matters outlined in the Notice of this Meeting will be considered at our Annual Meeting. We have provided these proxy materials to you in connection with the solicitation of proxies by our Board of Directors (“Board of Directors” or “Board”, or individually, each a “Director”). This proxy statement describes matters on which you, as a shareholder, are entitled to vote and provides you with information so that you can make an informed decision.

Voting Your Shares. You may vote your shares in one of the following ways: (1) in person at the Annual Meeting; (2) by voting electronically using a touch-tone telephone at 800-690-6903; or (3) by using the Internet to vote your shares at www.proxyvote.com. If your shares are held in “street name” with a broker or similar party, you have a right to direct that organization on how to vote the shares held in your account. You will need to contact your broker to determine whether you will be able to vote using one of these alternative methods. If you choose to use the Internet or telephone to vote, you must do so by 11:59 p.m. Eastern Daylight Time on May 3, 2018, the day before our Annual Meeting takes place.

Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares by completing and returning the proxy card as promptly as possible, or by voting by telephone or via the Internet, prior to the Annual Meeting to ensure that your shares will be represented at the Annual Meeting if you are unable to attend.

OUR BOARD OF DIRECTORS RECOMMENDS:

•	that you vote FOR its nominees for Directors of the Company as described in Proposal 1;

•	that you vote FOR the ratification of our Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm as described in Proposal 2; and

•	that you vote FOR, on an advisory basis, the approval of the Company’s executive compensation described in Proposal 3.

Shareholders Eligible to Vote at Our Annual Meeting; List of Shareholders Available. Owners of our voting securities as of the close of business on March 7, 2018 (the “Record Date”) will be entitled to vote at our Annual Meeting. Our official stock ownership records will conclusively determine whether you are a “holder of record” as of the Record Date. If your shares are registered directly in your name with our transfer agent, Computershare, you are a shareholder of record, and these proxy materials are being sent directly to you from the Company. As the shareholder of record, you have the right to grant your voting proxy directly to the Company or to vote in person at the Annual Meeting. If your shares are held in “street name,” meaning your shares are held in a brokerage account or by a bank or other nominee, you are the beneficial owner of these shares and these proxy materials are being forwarded to you by your broker, bank or nominee, who is considered the shareholder of record with respect to such shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and you will receive instructions from your broker, bank or other nominee describing how to vote your shares; however, you may not vote these shares in person at the Annual Meeting unless you obtain a legal proxy from the shareholder of record (i.e., your broker, bank or nominee) giving you the right to vote such shares.

A list of shareholders entitled to vote at the meeting will be available at our Annual Meeting and for ten days prior to the Annual Meeting between the hours of 9:00 a.m. and 5:00 p.m. Eastern Daylight Time at our corporate headquarters in Boca Raton, Florida. As of March 7, 2018, there were 555,841,828 shares of common stock outstanding and owned by shareholders (i.e., excluding shares held in treasury by Office Depot). Each share of common stock is entitled to one vote on each matter considered at our Annual Meeting.

Proxies. Our Board of Directors has appointed certain persons (“proxy holders”) to vote proxy shares in accordance with the instructions of our shareholders. If you authorize the proxy holders to vote your shares with respect to any matter to be acted upon, the shares will be voted in accordance with your instructions. If you are a shareholder of record and you authorize the proxy holders to vote your shares but do NOT specify how your shares should be voted on one or more matters, the proxy holders will vote your shares on those matters as our Board of Directors recommends. If any other matter properly comes before the Annual Meeting, the proxy holders will vote on that matter in their discretion.

If you are a beneficial owner of shares held in street name and do not provide your broker or nominee instructions on how to vote your shares a “broker non-vote” occurs. Under the rules of The NASDAQ Stock Market, the organization that holds your shares (i.e., your broker or nominee) may generally vote on routine matters at its discretion but cannot vote on “non-routine” matters. If you are a beneficial owner of shares held in street name and the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the Inspector of Election that it does not have the authority to vote on such matters with respect to your shares. Proposal No. 2 (ratification of appointment of the independent registered public accountant) is a matter that we believe will be designated as “routine.” A broker or nominee may generally vote on routine matters. Proposal No. 1 (election of Directors) and Proposal No. 3 (advisory approval of the Company’s executive compensation) will be considered “non-routine.” A broker or other nominee cannot vote on non-routine matters without instruction. We strongly encourage you to provide voting instructions to your broker so that your vote will be counted on all matters.

Revocation of Proxies. You can change or revoke your proxy at any time prior to the voting at the Annual Meeting by the following methods:

•	if you voted by Internet or by telephone, by voting again via the Internet or by telephone;

•	by voting your shares by ballot in person at the Annual Meeting;

•	if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions; or

•	mailing your request to our Corporate Secretary at our corporate headquarters, at 6600 North Military Trail, Boca Raton, FL 33496, so that it is received not later than 4:00 p.m. Eastern Daylight Time, on May 3, 2018.

Establishing a Quorum. In order for us to transact business at our Annual Meeting, the holders of the majority of the outstanding voting securities must be present, either in person or by proxy. Shareholders choosing to abstain from voting and broker “non-votes” will be treated as present and entitled to vote for purposes of determining whether a quorum is present.

Effect of Abstentions and Broker Non-Votes. Brokers who hold shares for the accounts of their clients may vote such shares either as directed by their clients or in their own discretion as discussed above. When a broker votes a client’s shares on some but not all of the proposals at a meeting, the missing votes are referred to as broker “non-votes.” Abstentions and broker “non-votes” will not be counted as votes cast “for” or against any matter. Broker non-votes will not be counted as shares entitled to vote.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 4, 2018.

Solicitation of Proxies. In addition to soliciting proxies by mail, we may also solicit proxies in person, by telephone or over the Internet. We have engaged MacKenzie Partners, Inc. as the proxy solicitor for the Annual Meeting for a fee of $9,500 plus fees for additional services, if needed. We have also agreed to reimburse MacKenzie Partners, Inc. for reasonable out of pocket expenses. In addition, certain directors, officers or employees of the Company may solicit proxies by telephone or personal contact. Our directors, officers and employees do not receive additional compensation for their solicitation services. Certain banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries who hold shares for the benefit of another party (the “beneficial owner”) may also solicit proxies for us. If so, they will mail proxy information to, or otherwise communicate with, the beneficial owners of shares of our common stock held by them. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses incurred in sending proxies and proxy materials to beneficial owners of our common stock.

Required Vote.

Election of Directors. In an uncontested election, each nominee must be elected by a majority of the votes cast. This means that the number of votes cast “FOR” a nominee must exceed the number of votes cast “AGAINST” the nominee. A properly executed proxy marked “ABSTAIN” with respect to the election of one or more Directors or shares held by a broker for which voting instructions have not been given will not be voted with respect to the Director or Directors indicated, although it will be counted for purposes of determining whether a quorum is present. In a contested election (an election in which the number of candidates exceeds the number of director positions to be filled), the number of Director nominees that equals the number of director positions to be filled receiving the greatest number of votes cast will be elected as Directors.

Ratification of Independent Registered Public Accounting Firm. Pursuant to the Company’s bylaws, for the approval of the appointment of the Company’s independent public accountant, the vote required for approval shall be a majority of the votes cast on the matter. Accordingly, abstentions will NOT be counted as votes “AGAINST” the proposal.

Advisory Vote Approving the Company’s Executive Compensation. We will consider this proposal to be approved, on an advisory basis, if a majority of the shares present in person or represented by proxy (as counted for purposes of determining the existence of a quorum) and entitled to vote at the meeting cast votes “FOR” the proposal. Accordingly, abstentions and broker non-votes will be counted as votes “AGAINST” the proposal.

Other Matters. Approval of any other proposal to be voted upon at the Annual Meeting requires a majority of the votes present in person or represented by proxy (as counted for purposes of determining the existence of a quorum) and entitled to vote at the Annual Meeting to be voted “FOR” the proposal. Accordingly, abstentions and broker non-votes will be counted as votes “AGAINST” the proposal.

Householding of Annual Disclosure Documents. Two or more shareholders sharing an address can request delivery of a single copy of our annual disclosure documents if they are receiving multiple copies by calling Broadridge at (866) 540-7095 or writing to them at Householding Department, 51 Mercedes Way, Edgewood, NY 11717. In the same way, two or more shareholders sharing an address and receiving only a single copy of the annual disclosure documents can request to each receive a separate copy of the disclosure documents. If a broker or other nominee holds your shares, please contact Broadridge and inform them of your request by contacting Broadridge at the telephone number and address above. You may also contact your broker or nominee to make such a request. Please be sure to include your name, the name of your brokerage firm, and your account number.

MATTERS TO BE CONSIDERED BY OUR SHAREHOLDERS

PROPOSAL 1: TO ELECT EIGHT (8) MEMBERS OF THE OFFICE DEPOT, INC. BOARD OF DIRECTORS FOR THE TERM DESCRIBED IN THE PROXY STATEMENT

Nominees for Directors of Office Depot

The Office Depot Board of Directors currently consists of eight (8) members. The Company has nominated the eight (8) persons listed as nominees below for election as Directors at the 2018 Annual Meeting. The Directors elected at the Annual Meeting will serve until the next annual meeting, until their successors have been elected and qualified, or until their resignation or removal. All nominees are presently Directors of Office Depot.

The Office Depot Board of Directors has determined that seven (7) director nominees satisfy the definition of independent director (referred to in this proxy statement as the independent directors) under the listing standards of The NASDAQ Stock Market.

Pursuant to the requirement in Office Depot’s bylaws, should any of the nominees become unable to serve, the Corporate Governance and Nominating Committee may propose a substitute nominee. If a substitute nominee is named, all proxies voting FOR the director nominee who is unable to serve will be voted for the substitute nominee so named. If a substitute nominee is not named, all proxies will be voted for the election of the remaining director nominees (or as directed on your proxy). Each person nominated for election has agreed to serve if elected and the Office Depot management has no reason to believe that any director nominee will be unable to serve.

Each director nominee must be elected by a majority of the votes cast. This means that the number of votes cast “FOR” a director nominee must exceed the number of votes cast “AGAINST” the director nominee.

BIOGRAPHICAL INFORMATION ON THE NOMINEES

GERRY P. SMITH	AGE: 55

Gerry P. Smith was appointed to serve as Chief Executive Officer and a Director of the Company effective February 27, 2017. Prior to joining the Company, Mr. G. Smith was at Lenovo Group Limited, a $45 billion leading global technology company (“Lenovo”), since 2006. Most recently, Mr. G. Smith served as Executive Vice President and Chief Operating Officer of Lenovo since 2016 where he was responsible for all operations across Lenovo’s global product portfolio. Prior to assuming this role, also in 2016, Mr. G. Smith was Executive Vice President and President, Data Center Group. From 2015 to 2016, he served as Chief Operating Officer of the Personal Computing Group and Enterprise Business Group, and from 2013 to 2015 he served as President of the Americas. In these roles, Mr. G. Smith oversaw Lenovo’s fast-growing enterprise business worldwide and Lenovo’s overall business in the America’s region. Prior to that, Mr. G. Smith was President, North America and Senior Vice President, Global Operations of Lenovo from 2012 to 2013, and Senior Vice President of Global Supply Chain of Lenovo from 2006 until 2012 where he was responsible for end-to-end supply chain management. Prior to Lenovo, Mr. G. Smith held a number of executive positions at Dell Inc. from 1994 until 2006, as the company became a global leader in personal computers.

Mr. G. Smith’s extensive leadership experience, strong track record in increasing operating profit, managing complex integrations, directing corporate turnarounds and transforming companies for future success, led the Board to conclude that he should be nominated as a director.

KRISTIN A. CAMPBELL	AGE: 56

Kristin A. Campbell joined our Board in July 2016 and currently serves as the Chair of our Corporate Governance and Nominating Committee. Ms. Campbell has been the Executive Vice President and General Counsel for Hilton Worldwide Holdings Inc., a global hospitality company, since June 2011. Prior to Hilton Worldwide, Ms. Campbell spent 18 years at Staples, Inc., where she served as Senior Vice President, General Counsel and Corporate Secretary from 2007 to 2011. Before joining Staples, Inc. in 1993, Ms. Campbell worked at law firms Goodwin Procter LLP and Rackemann, Sawyer & Brewster. Ms. Campbell is a board member of Vital Voices Global Partnership and an Advisory board member of New Perimeter. She previously served as a board member of The Trustees of Reservation, a non-profit land conservation organization, from 2009 to 2012. She is a member of the Massachusetts and Virginia bars.

Ms. Campbell has an extensive corporate retail experience in office products/services industry as well as consumer business experience. In addition to her executive experience in a large global company, her risk management, relevant board and governance experience led the Board to conclude that Ms. Campbell should be nominated as a director.

CYNTHIA T. JAMISON	AGE: 58

Cynthia T. Jamison has served as a Director on our Board since August 2013 and currently serves as the Chair of our Audit Committee. Ms. Jamison was the Chief Financial Officer of AquaSpy, Inc. from 2009 to 2012. From 1999 to 2009, she was a partner with Tatum, LLC, an executive services firm focused exclusively on providing Chief Financial Officer support to public and private companies. Prior to joining Tatum, LLC, she served as Chief Financial Officer of Chart House Enterprises and previously held various financial positions at Allied Domecq Retailing USA, Kraft General Foods, and Arthur Andersen LLP. Ms. Jamison’s experience also includes her service, since 2004 and until 2015, as a director of B&G Foods, Inc. Since 2002, Ms. Jamison has served as a member of the board of directors for Tractor Supply Company and currently serves as the Chairman of its board. Ms. Jamison has served as a director of Darden, Inc. since 2014 and currently serves as the Chair of its Audit Committee. Since 2015, Ms. Jamison also has served as a director of Big Lots, Inc.

Ms. Jamison has extensive experience in financial and accounting matters, including public company reporting, as well as strategy and capitalization expertise, having served as Chief Financial Officer or on the board of directors of many public and private companies. Ms. Jamison also brings key senior management, leadership, financial and strategic planning, corporate governance and public company executive compensation experience which led the Board to conclude that she should be nominated as a director.

V. JAMES MARINO	AGE: 67

V. James Marino joined our Board in November 2013 and currently serves as the Chair of our Compensation Committee. Previously, Mr. Marino was a director of OfficeMax Incorporated from 2011 to November 2013. From 2006 until his retirement in August 2011, Mr. Marino was President and Chief Executive Officer of Alberto-Culver Company, a personal care products company. Prior to holding that position, Mr. Marino served as President of Alberto-Culver Consumer Products Worldwide from 2004 to November 2006, and as President of Alberto Personal Care Worldwide, a division of Alberto-Culver Company, from 2002 to 2004. Mr. Marino has been a member of the board of directors of PVH Corp. since 2007, where he serves on the Audit & Risk Management Committee. He was also a member of the board of directors of Alberto-Culver Company from 2006 to 2011.

Mr. Marino has substantial prior leadership experience in commerce between businesses, both in the United States and internationally. Mr. Marino also has extensive experience in strategy development and execution, marketing and brand equity building. His consumer packaged goods background provides a unique perspective on the retail sector. His experience as the President and Chief Executive Officer of a public company and his role as a board member for other consumer products public companies led the Board to conclude that he should be nominated as a Director.

FRANCESCA RUIZ DE LUZURIAGA	AGE 64

Francesca Ruiz de Luzuriaga joined our Board in November 2013. Previously she was a director of OfficeMax Incorporated from 1998 to November 2013. From 1999 to 2000, Ms. Luzuriaga served as the Chief Operating Officer of Mattel Interactive, a business unit of Mattel, Inc., one of the major toy manufacturers in the world (“Mattel”). Prior to holding this position, she served Mattel as its Executive Vice President, Worldwide Business Planning and Resources, from 1997 to 1999, and as its Chief Financial Officer from 1995 to 1997. Since leaving Mattel in 2000, Ms. Luzuriaga has been working as an independent business development consultant. From 2002 until 2005, she was also a director of Providian Financial Corporation. Since January 2012, she has been a director of SCAN Health Plan, a not-for-profit Medicare Advantage health plan and in January 2017, she became Chairperson of its board. In January 2017, Ms. Luzuriaga also joined the board of the SCAN Foundation. Ms. Luzuriaga has served as a director of SuperValu, Inc., a retail grocery store chain, since 2015 and currently serves as a member of its Audit Committee.

Ms. Luzuriaga has substantial prior leadership experience in the operations and strategy side of businesses, both in the United States and internationally. This experience, together with her financial expertise, her experience in corporate finance, and her experience as a board member for other public companies, led the Board to conclude that she should be nominated as a director.

DAVID M. SZYMANSKI	AGE: 61

David M. Szymanski joined our Board in November 2013. Previously, he was a director of OfficeMax Incorporated from 2004 to November 2013. Dr. Szymanski became the Dean of and a Professor of Marketing at the University of Cincinnati Lindner College of Business in 2010. Prior to that, Dr. Szymanski was a Professor of Marketing and holder of the JC Penney Chair of Retailing Studies at Texas A&M University, where he had served since 1987. Dr. Szymanski served as the Director of the Center for Retailing Studies at Texas A&M University from 2000 to 2006. From 2004 until 2010, Dr. Szymanski was a director of Zale Corporation, and from 2004 to 2006, Dr. Szymanski was a director of the National Retail Federation Foundation Board.

Dr. Szymanski has held significant leadership positions in major universities. His great depth of knowledge regarding all aspects of the retail industry arising from his academic focus and his experience as a board member for another public company, led the Board to conclude that he should be nominated as a director.

NIGEL TRAVIS	AGE: 68

Nigel Travis has served as a Director on our Board since March 2012. Mr. Travis has been Chairman of the board of Dunkin’ Brands Group, Inc., a quick-service restaurant franchisor, since May 2013 and Chief Executive Officer since January 2009. Mr. Travis also serves as Club Chairman of Leyton Orient Football Club, and led a business consortium to take ownership of the storied English football club in June 2017. From 2005 through 2008, Mr. Travis served as President and Chief Executive Officer of Papa John’s International, Inc., an international take-out and delivery pizza restaurant chain. From 1994 to 2004, he had executive roles in Europe, International and Retail divisions of Blockbuster, Inc., culminating with the role of President and Chief Operating Officer from 2001 to 2004. Mr. Travis also held human resources and international roles for Burger King Holdings, Inc. from 1989 to 1994, prior to which he worked for Grand Metropolitan PLC since 1985. Mr. Travis’ previous board service includes Lorillard, Inc. from 2008 to 2012, Papa John’s International, Inc. from 2005 to 2008, Bombay Company from 2000 to 2007, and Limelight Group from 1996 to 2000.

Mr. Travis brings significant international, retail, human resources and operations experience to our Board, and as a public company Chief Executive Officer, he provides perspectives on leadership and strategy. In addition, Mr. Travis’ particular knowledge of and extensive experience in senior management of manufacturing and consumer product businesses led the Board to conclude that he should be nominated as a director.

JOSEPH S. VASSALLUZZO	AGE: 70

Joseph S. Vassalluzzo has served as a Director on our Board since August 2013 and was appointed as the independent non-executive Chairman of the Board in February 2017. Since 2002, he has served as a director of the Federal Realty Investment Trust, where he is Chairman of the board of trustees. Mr. Vassalluzzo was previously a director of LifeTime Fitness, from 2006 to 2015, where he was the Lead Director and Chair of the Compensation Committee. Mr. Vassalluzzo also served on the board of directors of iParty Corp. from 2004 to 2013 and on the board of directors of Commerce Bancorp from 2005 to 2008 where he chaired various committees of both. He also operates a retail consulting business. Previously, among other roles, Mr. Vassalluzzo was employed by Staples, Inc. from 1989 until 2005, most recently as Vice Chairman. Additionally, his duties at Staples, Inc. included worldwide responsibility for all of Staples, Inc.’s real estate activities, including, but not limited to, the development and management of all retail stores; distribution; office and warehouse centers; all engineering, construction and design activities; facilities management; M&A activities; and the Legal Department function.

Mr. Vassalluzzo’s broad based experience in business, including his extensive experience in retail businesses, the office supplies business, and his service on the boards of a number of retailers, provides the Board and management with retail and retail real estate expertise that is essential to our core business. In addition, Mr. Vassalluzzo’s executive and senior leadership positions at numerous retailers led the Board to conclude that he should be nominated as a director.

THE OFFICE DEPOT BOARD OF DIRECTORS RECOMMENDS THAT OFFICE DEPOT SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED IN PROPOSAL 1 ON THE PROXY CARD.

CORPORATE GOVERNANCE

Board of Directors

Office Depot’s business is overseen by its Board of Directors pursuant to Delaware law and Office Depot’s certificate of incorporation and bylaws. Members of the Office Depot Board of Directors are kept informed of Office Depot’s business through discussions with its Chief Executive Officer (the “CEO”) and with key members of management, by reviewing materials provided to them and by participating in board and committee meetings. Members of the Board of Directors are elected annually by the shareholders.

The Office Depot Board of Directors held fourteen (14) meetings during 2017. Its independent directors met in eleven (11) executive sessions in 2017. In 2017, each of Office Depot’s current directors attended at least 75% of the meetings of the Board and standing committees on which the member served during the period the member was on the Board or committee. Pursuant to the terms of Office Depot’s corporate governance guidelines, it is the Board’s policy that each director should attend the annual meeting. All incumbent directors who are up for reelection attended the 2017 Annual Meeting of Shareholders.

Corporate Governance Guidelines

Strong corporate governance practices and the independence of the Office Depot Board of Directors are a long standing priority at Office Depot. These practices provide a framework within which the Office Depot Board of Directors and management can pursue Office Depot’s strategic objectives and ensure long-term growth for the benefit of its shareholders. Office Depot’s corporate governance guidelines may be viewed at Office Depot’s corporate website, investor.officedepot.com, under the headings “Corporate Governance/Governance Documents.” In addition, a printed copy of Office Depot’s corporate governance guidelines will be provided to any shareholder upon written request to Office Depot’s Corporate Secretary. The Corporate Governance and Nominating Committee reviews the guidelines annually and any changes are recommended to the Office Depot Board of Directors for approval.

Board Leadership Structure

The Office Depot Board of Directors annually elects one of its own members as the Chairman of the Board of Directors. Office Depot’s bylaws provide that the Chairman of the Board may also be the CEO. Office Depot believes that there is a wide array of leadership structures that could apply to many different business models and, therefore, that Office Depot should have the opportunity to determine the ideal structure for its Board leadership, which leadership structure may change over time.

Until February 2017, the Office Depot Board of Directors had chosen the leadership structure of a combined role of CEO and Chairman because it provided Office Depot with unified leadership and direction under our former CEO, Mr. Roland C. Smith. While Mr. R. Smith served in the combined CEO and Chairman role, Office Depot’s Board of Directors appointed an independent Lead Director who was charged with certain responsibilities outlined in Office Depot’s corporate governance guidelines, which ensured both independent oversight of the Board of Directors and meaningful coordination between Company management and the independent Board members.

Beginning in February 2017 after Mr. R. Smith’s retirement, the Office Depot Board of Directors separated the roles of CEO and Chairman and appointed Mr. Joseph Vassalluzzo to serve as the independent non-executive Chairman of the Board of Directors. The Board of Directors determined that the designation of Mr. Vassalluzzo as an independent, non-executive Chairman is the current optimal leadership structure for the Company because it provides the Board of Directors with independent leadership and allows the CEO, Mr. G. Smith, to focus on the Company’s day-to-day business operations. This leadership structure has no impact on the Board of Directors’ oversight of risk.

Director Independence

The Office Depot Board of Directors believes in the importance of experienced and independent directors. The Board of Directors evaluates the independence of each nominee for election as a director of Office Depot in accordance with the corporate governance guidelines, which incorporate the applicable listing standards of The NASDAQ Stock Market. The corporate governance guidelines require that a majority of the Office Depot Board of Directors must be “independent” within the meaning of The NASDAQ Stock Market listing standards, and all directors who sit on Office Depot’s Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee, must also be independent directors.

All members of Office Depot’s Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee have been determined by the Office Depot Board of Directors to be independent directors. The Office Depot Board of Directors has reviewed the various relationships between members of the Office Depot Board of Directors and Office Depot and has affirmatively determined, except for Mr. G. Smith who is employed by Office Depot as our CEO, that none of its directors has a material relationship with Office Depot that would impair independence from management. The Board of Directors’ review included consideration that a relative by marriage of Ms. Campbell was promoted to managing director of Deloitte Consulting LLP, which is a separate legal entity from Office Depot’s independent registered public accounting firm Deloitte & Touche LLP. The relative does not personally perform any audit or other services for Office Depot while working at Deloitte Consulting LLP. In addition, none of Office Depot’s directors serves as an executive officer of a charitable organization to which Office Depot made contributions during 2017.

Board of Directors’ Role in Risk Oversight

The Office Depot Board of Directors has an active role in overseeing management of Office Depot’s risks, directly and through its committees. The Board oversees a formal enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for Office Depot. The involvement of the full Office Depot Board of Directors in setting Office Depot’s business strategy is a key part of its assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for Office Depot.

The full Board of Directors participates in an annual enterprise risk management assessment, which is led by Office Depot’s internal audit executive. In Office Depot’s continuing risk assessment process, risk is assessed periodically by a steering committee, comprised of members of management representing Office Depot’s business units and corporate staff. This steering committee focuses on identifying and evaluating company-wide risks in three categories: strategic risk, preventable risk, and external risk. This company-wide risk portfolio is then to be presented to and evaluated by Office Depot’s executive officers. The findings are then presented to the Board of Directors. In addition to the presentation made to the full Board at least once a year, the Audit Committee receives periodic updates on certain risk areas the Board has identified for focus, and the independent directors periodically discuss risk management during executive sessions without management present.

While the Office Depot Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board of Directors also have responsibility for risk management. In particular, the Audit Committee focuses on assessing and mitigating financial risk, including internal controls, and receives an annual risk assessment report from Office Depot’s internal auditors. As part of its annual executive compensation review in setting executive compensation, the Compensation Committee reviews Office Depot’s management of executive compensation and retention risks and strives to create incentives that encourage a level of risk-taking behavior consistent with Office Depot’s business strategy. The Audit and Compensation Committees annually have a joint meeting to review incentive compensation plans for a risk assessment. The Corporate Governance and Nominating Committee assists the Office Depot Board of Directors in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure, CEO succession planning, and corporate governance.

How Nominees to our Board of Directors are Selected

Pursuant to the corporate governance guidelines, Office Depot seeks to have a board of directors that represents diversity as to skills, experiences, age, race, gender and ethnicity and, while Office Depot does not have a formal diversity policy, the Corporate Governance and Nominating Committee seeks diverse Board candidates. The Corporate Governance and Nominating Committee operates under a charter, which is available on Office Depot’s corporate website at investor.officedepot.com under the headings “Corporate Governance/Committee Charters.”

Candidates Recommended by Shareholders. Office Depot’s Corporate Governance and Nominating Committee will give due consideration to candidates recommended by shareholders. Shareholders may recommend candidates for the consideration of the Corporate Governance and Nominating Committee by submitting such recommendation directly to the Corporate Governance and Nominating Committee by mail, as described under the heading “ — Communicating with our Board of Directors” below. In making recommendations, shareholders should be mindful of the discussion of minimum qualifications set forth in the following paragraph.

Qualifications for Nomination. Office Depot believes that a director should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of Office Depot’s shareholders. He or she must have an inquisitive and objective perspective, practical wisdom and mature judgment. Office Depot endeavors to have a board representing a range of experiences in business and in areas that are relevant to Office Depot’s business and operations. Office Depot believes that directors with experience in significant leadership positions over an extended period, especially CEO positions, provide Office Depot with special insights.

Office Depot continuously seeks to strengthen its business and to grow by identifying and developing new markets for its products and strategic expertise, both on a domestic and international level. As such, in identifying Board nominees Office Depot seeks candidates for directors:

•	With experience as executives, directors or in other leadership positions;

•	With an understanding of finance and financial reporting processes;

•	For those being considered for the Audit Committee, qualification as financial experts (although Office Depot expects all of its directors to be financially knowledgeable); and

•	With a strong corporate governance background.

In addition, a candidate for director should possess:

•	An exemplary reputation and record for honesty in his or her personal dealings and business or professional activity;

•	Qualities of independence in thought and action;

•	Strong collaboration skills, with the potential to influence management; and

•	The ability to dedicate significant time to service on the Office Depot Board of Directors while being committed first and foremost to the interests of all Office Depot’s shareholders.

Office Depot’s evaluation of director nominees also considers the diversity of skills, experiences, age, race, gender and ethnicity as factors when recommending directors. Persons who represent a particular special interest, ideology, narrow perspective or point of view would not, therefore, generally be considered good candidates for election to the Office Depot Board of Directors.

Methods of Finding Qualified Nominees. Office Depot’s Corporate Governance and Nominating Committee identifies nominees in a number of ways. One method is the recommendation of sitting members of the Board of Directors, who personally know and have an understanding of the qualifications of a proposed nominee. A second method is an awareness of persons who are successful in business, the non-profit sector or a profession, whether personally known to a member of the Board of Directors or not. Such persons are contacted from time to time to ask whether they would be willing to serve. If they are willing, then the Corporate Governance and Nominating Committee conducts significant amounts of due diligence to ensure that a nominee possesses the qualifications, qualities and skills outlined above. The Corporate Governance and Nominating Committee also from time to time has engaged search firms to assist the Corporate Governance and Nominating Committee in identifying potential nominees to the Office Depot Board of Directors. These firms conduct searches on behalf of the Corporate Governance and Nominating Committee and provide the Corporate Governance and Nominating Committee with names of potential director candidates. Office Depot has paid these firms a fee for such services. As mentioned above, Office Depot’s Corporate Governance and Nominating Committee is also open to receiving recommendations from shareholders as to potential candidates it might consider.

Communicating with our Board of Directors

Office Depot’s shareholders and any other parties interested in communicating with the Office Depot Board of Directors may contact any member (or all members) of the Office Depot Board of Directors, or the independent directors as a group, any committee of the Office Depot Board of Directors or any chair of any such committee by mail. The Office Depot legal department reviews all communications sent to the Board related to the duties and responsibilities of the Board and its committees and regularly provides the communications to committee chairs or the full Board as needed. To communicate with Office Depot’s directors by mail, correspondence may be addressed to any individual director by name, to the independent directors as a group, to any committee of the Office Depot Board of Directors by name or to any committee chair either by name or by title. All such mailings are to be sent “c/o Corporate Secretary” to Office Depot’s corporate headquarters located at 6600 North Military Trail, Boca Raton, FL 33496.

In addition, any person who desires to communicate any matter specifically and confidentially to Office Depot’s Audit Committee may contact the Audit Committee by addressing a letter to the Chair of the Audit Committee, c/o Corporate Secretary, at Office Depot’s corporate headquarters address. Mark on the outside of the envelope that the communication inside is “Confidential.” Such communications to Office Depot’s Audit Committee may be submitted anonymously to the “Audit Committee Chair,” in which event the envelope will not be opened for any purpose, other than for appropriate security inspections. Such mailing will be directed to the Chair of Office Depot’s Audit Committee for his or her review and follow-up action as he or she deems appropriate.

Majority Voting Policy

Subject to Office Depot’s corporate governance guidelines and Article II, Section 9 of Office Depot’s bylaws, directors will be elected by majority vote. In an uncontested election, each director nominee must be elected by a majority of the votes cast. This means that the number of votes cast “FOR” a director nominee must exceed the number of votes cast “AGAINST.” Pursuant to Office Depot’s bylaws, abstentions are not considered to be “votes cast,” and therefore an abstention will have no effect on the election of directors. In a contested election (an election in which the number of candidates exceeds the number of director positions to be filled), the number of director nominees that equals the number of director positions to be filled receiving the greatest number of votes cast will be elected as directors. All of Office Depot’s directors form a single class of directors and stand for election each year. Information about the nominees, their business experience and other relevant biographical information is set forth in the section entitled “Biographical Information on the Nominees” beginning on page 4.

Pursuant to Article II, Section 9 of Office Depot’s bylaws, in any uncontested election of directors, any director who is an “incumbent” director who does not receive a greater number of votes cast “FOR” his or her election than votes cast “AGAINST” must immediately tender his or her resignation to the Board of Directors. After the director tenders his or her resignation, the Board of Directors must then decide within 90 days of the date the director submitted his or her resignation, through a process managed by the Corporate Governance and Nominating Committee (and excluding the director in question from all Board of Directors and committee deliberations), whether to accept the director’s resignation. Absent a compelling reason, as determined by the Board of Directors, for the director to remain on the Board, the Board of Directors must accept the director’s resignation. If the Board of Directors determines that there is a compelling reason for the director to remain on the Board and does not accept the director’s resignation, the Board must publicly disclose its decision either in a current report on Form 8-K filed with the SEC or in a press release.

If the Board of Directors accepts an incumbent director’s resignation, that director will immediately cease to be a member of the Board of Directors. If the Board of Directors does not accept an incumbent director’s resignation, that director will continue to serve until the next annual meeting of shareholders, or until the earlier of his or her subsequent resignation or removal. If a director nominee who was not already serving as an incumbent director is not elected at the Annual Meeting, under Delaware law and Office Depot’s bylaws, that director nominee would not become a director and would not serve on the Board of Directors as a “holdover director.”

Related Person Transactions Policy

Office Depot’s related person transactions policy sets forth the procedures governing the review and approval or ratification of transactions between Office Depot, on the one hand, and (i) an executive officer; (ii) director; (iii) an immediate family member of an executive officer or director; (iv) any security holder who is known by Office Depot to own of record or beneficially more than five percent of any class of Office Depot’s voting securities at the time of the transaction; or (v) an immediate family member of such five percent security holder, on the other hand. Persons in the categories described above are collectively referred to as “related persons.”

This related persons transactions policy applies to all related person transactions, and under the policy a “related person transaction” is any transaction:

•	In which Office Depot was or is to be a participant;

•	In which the amount exceeds $120,000; and

•	In which any related person has, or will have, a direct or indirect material interest.

No related person transaction shall be approved or ratified if such transaction is contrary to the best interests of Office Depot. Unless different terms are specifically approved or ratified by the Corporate Governance and Nominating Committee, any approved or ratified transaction must be on terms that are no less favorable to Office Depot than would be obtained in a similar transaction with an unaffiliated third party under the same or similar circumstances. All related person transactions or series of similar transactions must be presented to the Corporate Governance and Nominating Committee for review and pre-approval or ratification. A copy of the related persons transactions policy is available for review on Office Depot’s corporate website at investor.officedepot.com under the headings “Corporate Governance/Governance Documents.”

On an annual basis, each director and executive officer of Office Depot is required to complete a questionnaire which requires disclosure of any related person transaction. The Corporate Governance and Nominating Committee reviews any transaction disclosed.

During 2017, all transactions that were potentially subject to the related persons transactions policy were reviewed and approved or ratified by the Corporate Governance and Nominating Committee. Office Depot currently has no related party transactions.

Succession Planning

At least annually, the Office Depot Board of Directors formally discusses CEO and senior management succession with the CEO and also in executive session with only non-management directors present. The process includes an evaluation of the requirements for the CEO and each senior management position and the regular review of potential permanent and interim candidates for CEO and senior management positions.

Code of Business Conduct (Code of Ethical Behavior)

The Office Depot Board of Directors has adopted a code of ethics for all Office Depot employees. This code also applies to Office Depot’s directors. A copy of the code of ethics may be viewed at Office Depot’s corporate website, investor.officedepot.com under the headings “Corporate Governance/Governance Documents.” In addition, a printed copy of Office Depot’s code of ethics will be provided to any shareholder upon written request to Office Depot’s Corporate Secretary at the address for Office Depot’s corporate headquarters listed elsewhere in this proxy statement.

Office Depot has established the confidential Office Depot hotline to assist Office Depot’s employees in complying with their ethical and legal obligations and reporting suspected violations of applicable laws, Office Depot’s policies or established procedures. The hotline enables Office Depot’s associates, vendors and the public to express their concerns about possible violations of law or Office Depot’s policies without fear of retribution or retaliation of any kind. It is Office Depot’s express policy that no retaliatory action be taken against any associate for using the hotline procedure. The hotline is operated by an independent third party, not by Company personnel. The hotline can be accessed by either calling the following toll-free number or visiting the following website:

1-866-634-6854

www.odhotline.com

COMMITTEES OF OUR BOARD OF DIRECTORS

The Office Depot Board of Directors has established three (3) standing committees — (i) audit, (ii) compensation and (iii) corporate governance and nominating. The table below shows the membership for each of the Board of Directors’ standing committees during fiscal year 2017.

Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee
Cynthia T. Jamison (Chair)	V. James Marino (Chair)	Kristin A. Campbell (Chair)
V. James Marino	Kristin A. Campbell	Francesca Ruiz de
David M. Szymanski	Cynthia T. Jamison	Luzuriaga
Nigel Travis	Francesca Ruiz de Luzuriaga Nigel Travis	David M. Szymanski

Each of the three committees of the Office Depot Board of Directors has a written charter that is reviewed and approved annually by the Office Depot Board of Directors, is available for review on Office Depot’s corporate website, investor.officedepot.com under the headings “Corporate Governance/Committee Charters” and is available in hard copy upon written request to Office Depot’s Corporate Secretary.

Audit Committee

During the 2017 fiscal year, Office Depot’s Audit Committee had four (4) members and met ten (10) times.

Membership and Independence

Ms. Cynthia T. Jamison is the Chair of Office Depot’s Audit Committee. Messrs. V. James Marino, David M. Szymanski and Nigel Travis are the other members of Office Depot’s Audit Committee.

The Office Depot Board of Directors has reviewed and made the determinations required by the listing standards of The NASDAQ Stock Market and regulations of the SEC regarding the independence and financial literacy of the members of Office Depot’s Audit Committee. All members of the Audit Committee have been determined by the Board of Directors to be independent directors and financially literate and no members of the Audit Committee have participated in the preparation of the financial statements of Office Depot or any of its subsidiaries during the past three years. In addition, the Office Depot Board of Directors has determined that the following members of Office Depot’s Audit Committee qualify as “Audit Committee financial experts” within the meaning of the applicable regulations of the SEC: Ms. Cynthia T. Jamison and Mr. V. James Marino.

Primary Responsibilities

The Audit Committee is responsible for the performance of Office Depot’s internal audit function as well as ensuring Office Depot’s compliance with legal and regulatory requirements, assessing and mitigating financial risks to Office Depot and insuring the integrity of Office Depot’s financial reporting process. The Audit Committee’s responsibilities, discussed in detail in its charter, include, among other duties, the duty to:

•	Oversee the financial reporting process;

•	Meet with internal and external auditors regarding audit results;

•	Engage and ensure the independence of Office Depot’s independent registered public accounting firm;

•	Review the effectiveness of Office Depot’s internal controls; and

•	Oversee compliance with Office Depot’s code of ethical behavior.

Corporate Governance and Nominating Committee

During the 2017 fiscal year, Office Depot’s Corporate Governance and Nominating Committee had three (3) members and met four (4) times.

Membership and Independence

Ms. Kristin A. Campbell is the Chair of Office Depot’s Corporate Governance and Nominating Committee. Ms. Francesca Ruiz de Luzuriaga and Mr. David M. Szymanski are the other members of Office Depot’s Corporate Governance and Nominating Committee. All members of the Corporate Governance and Nominating Committee have been determined by the Office Depot Board of Directors to be independent directors.

Primary Responsibilities

Office Depot’s Corporate Governance and Nominating Committee is responsible for establishing and monitoring the effectiveness of the overall corporate governance philosophy and the director nomination process. The Corporate Governance and Nominating Committee’s responsibilities include, among other duties, the duty to:

•	Review and make recommendations to the Board of Directors concerning the size and composition of the Office Depot Board of Directors and its committees and the recruitment and selection of directors;

•	Plan for succession of CEO and provide recommendations to the Office Depot Board of Directors;

•	Nominate director candidates for election at annual meetings; and

•	Review and make recommendations to the Board of Directors concerning Office Depot’s corporate governance policies and practices.

In addition, the Corporate Governance and Nominating Committee is also responsible for reviewing and approving any transactions between Office Depot and any related person. See the section entitled “Office Depot Corporate Governance — Related Person Transactions Policy” beginning on page 12 of this proxy statement.

Compensation Committee

During the 2017 fiscal year, Office Depot’s Compensation Committee had five (5) members and met nine (9) times.

Membership and Independence

Mr. V. James Marino is the Chair of the Compensation Committee. Ms. Kristin A. Campbell, Ms. Cynthia T. Jamison, Ms. Francesca Ruiz de Luzuriaga and Mr. Nigel Travis are the other members of the Compensation Committee. All members of the Compensation Committee have been determined by the Office Depot Board of Directors to be independent directors.

Primary Responsibilities

Office Depot’s Compensation Committee is responsible for establishing and monitoring the effectiveness of the overall compensation philosophy and policies of Office Depot. As set forth in its charter, the Compensation Committee’s responsibilities include, among other duties, the duty to:

•	review the performance and approve the compensation of each of Office Depot’s executive officers except for Office Depot’s CEO, whose performance and compensation will be reviewed and established by the independent members of the full Board of Directors taking into consideration the recommendations of the Compensation Committee;

•	evaluate the succession planning process of Office Depot’s executive officers, except for Office Depot’s CEO; and

•	provide oversight of all cash compensation, equity compensation, benefits and perquisites for Office Depot’s executive officers and directors.

During the course of the year, the Compensation Committee: reviews and approves any new employment arrangements for Office Depot’s executive officers, other than the CEO (for whom it makes recommendations to the Board), including establishing the performance goals under Office Depot’s incentive plans; reviews, approves or recommends changes in the perquisites and benefits provided to Office Depot’s executive officers; reviews the composition of the peer group used for benchmarking purposes and Office Depot’s executive compensation programs and policies; reviews Office Depot’s executive compensation disclosures; approves new executive compensation plans and material amendments to existing executive compensation plans; engages and directly monitors independent compensation consultant(s) to study and make recommendations regarding director or executive compensation matters; and reviews management’s assessment of the risks related to Office Depot’s incentive compensation practices and programs.

In connection with its review of performance of Office Depot’s executive officers, the Compensation Committee also reviews the financial results of Office Depot for the purposes of determining compensation program levels and if performance goals were attained. The Compensation Committee obtains the data regarding Office Depot’s financial results for the year from management and discusses the financial results with its compensation consultant and others as it may deem necessary, and then reports the results to the Board of Directors. The Compensation Committee reviews the individual performance ratings for the named executive officers (“NEOs”), other than the CEO.

The Chair of the Compensation Committee works with the members of Office Depot’s human resources department and with Office Depot’s executive vice president and chief legal officer to set individual meeting agendas for the Compensation Committee that are consistent with an annual calendar of regular activities that has been approved by the Compensation Committee and reported to the Board of Directors. As needed, telephonic Compensation Committee meetings are held which are not part of the pre-established annual calendar.

Compensation Committee Charter

The Compensation Committee charter is reviewed annually to ensure that the Compensation Committee is fulfilling its duties in aligning Office Depot’s executive compensation program with shareholder value creation, ensuring that Office Depot attracts and retains talented executives and officers and is being responsive to the legitimate needs of Office Depot shareholders. The charter is posted on Office Depot’s corporate website, investor.officedepot.com.

Delegation of Authority; Subcommittees

During fiscal year 2017, the Compensation Committee delegated authority to Office Depot’s internal compensation and benefits committee (which consisted of the executive vice president and chief administrative officer, the executive vice president and the chief legal officer and the executive vice president and chief financial officer), the authority to make certain amendments to and carry out certain administrative responsibilities regarding the tax-qualified retirement plans, health and welfare benefit plans and nonqualified deferred compensation plans sponsored by Office Depot and its subsidiaries. Day-to-day administration and the authority to make certain other amendments to such plans were further delegated to Office Depot’s internal employee benefits committee. The Compensation Committee has the authority to administer and make grants under Office Depot’s long-term equity incentive plans. It also has the authority to amend such plans, but only to the extent that an amendment does not materially adversely affect the existing rights or obligations with respect to any awards previously granted under the applicable plan.

Involvement of Compensation Consultants and Executive Management in Compensation Decisions

Since 2013, the Compensation Committee engaged Frederic W. Cook & Co., Inc. (“F.W. Cook”), a human resources and compensation consulting firm, as its independent advisor with respect to executive compensation. F.W. Cook has worked from time to time with members of the Compensation Committee, particularly in executive sessions of the Compensation Committee. At the request of the Compensation Committee, F.W. Cook periodically works with management to develop an understanding of Office Depot’s pay policies and practices and to facilitate the development of Office Depot’s executive compensation strategies and determination of appropriate compensation levels. In 2017, F.W. Cook provided the following services to the Compensation Committee: review and feedback on the CEO compensation model; preparation and delivery of a report on the Company’s non-employee director compensation; review and feedback on committee membership retainers; advice on setting annual compensation for executives based on company performance and peer group benchmarking; advice on the design of the annual awards under the short and long-term incentive plans; review of Office Depot’s executive compensation disclosure and discussion of best practices for such disclosure; development of executive compensation policies and practices, including advice on certain new executive compensation arrangements; review of Office Depot’s peer group; review of Office Depot’s compensation philosophy; advice on compensation issues raised; and assistance with the preparation for certain Compensation Committee meetings.

The Compensation Committee considered the independence of F.W. Cook under applicable SEC and NASDAQ Stock Market rules in 2017, and concluded that there was no conflict of interest.

The Compensation Committee believes that even the best advice of a compensation consultant or other outside advisors must be combined with the input from management and the Compensation Committee’s own individual experiences and judgment to arrive at the proper alignment of compensation philosophy, programs, and practices. The CEO, the CFO and the executive vice president and chief legal officer work with the Compensation Committee to provide perspectives on reward strategies and how to align those strategies with Office Depot’s business and management retention goals. They provided feedback and insights into the effectiveness of Office Depot’s compensation programs and practices. The Compensation Committee looked to the legal and human resources departments for advice in the design and implementation of compensation plans, programs, and practices. In addition, the CEO, the executive vice president and chief legal officer, and certain other members of the human resources and legal departments often attended portions of Compensation Committee meetings to participate in the presentation of materials and to discuss management’s point of view regarding compensation issues. The Compensation Committee required management’s input to properly assess the internal impact of regulatory changes and potential program changes. Management was asked to provide advantages and disadvantages of decision items so that the Compensation Committee had a full range of information from both internal and external sources upon which to make its decisions. There is no predetermined weight given to management’s input in making compensation program decisions.

Executive Session

At each meeting, the Compensation Committee meets in executive session without members of management present for the purpose of discussing matters independently from management.

AUDIT COMMITTEE REPORT

The following Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Office Depot specifically incorporates this Report by reference therein.

The Audit Committee of the Board of Directors of Office Depot currently is comprised of four independent directors. The responsibilities of the Audit Committee are set forth in its written charter, which has been adopted by the Office Depot Board of Directors. A copy of the Audit Committee’s charter may be obtained from Office Depot’s corporate website, investor.officedepot.com.

The duties of the Audit Committee include oversight of Office Depot’s financial reporting process through periodic meetings with Office Depot’s independent accountants, internal auditors and management to review accounting, auditing, internal controls and financial reporting matters. Pursuant to the Sarbanes-Oxley Act of 2002 (“SOX”), the Audit Committee has certain other duties, which include the engagement of Office Depot’s independent registered public accounting firm, Deloitte & Touche LLP (“Deloitte” or the “Independent Accountant”), pre-approval of non-audit work in advance of Deloitte’s commencement of such work, and other obligations as imposed by SOX. Pursuant to applicable provisions of SOX, the Audit Committee has delegated to the Chair the authority to pre-approve engagements of Deloitte for related non-audit services with expected fees up to $250,000 between meetings of Office Depot’s Audit Committee, and the Chair reports to the Audit Committee at each meeting on pre-approvals since the date of the last Audit Committee meeting. In 2017, the Audit Committee approved non-audit work performed by Deloitte for advisory services and training. The Office Depot Board of Directors has determined that the following members of the Audit Committee are “Audit Committee financial experts” under the regulations of the SEC promulgated pursuant to authority granted to it under SOX: Ms. Cynthia T. Jamison and Mr. V. James Marino. Ms. Cynthia T. Jamison’s and Mr. V. James Marino’s qualifications are detailed in their biographical information set forth earlier in this proxy statement. In addition, in accordance with listing standards of The NASDAQ Stock Market, the Office Depot Board of Directors has determined that each member of Office Depot’s Audit Committee is financially literate as required by such listing standards.

During fiscal year 2017, the Audit Committee met 10 times, which included meetings to discuss quarterly or annual earnings press releases in advance of release by Office Depot and quarterly or annual financial statements for inclusion in Office Depot’s quarterly or annual filings with the SEC. The members of the Audit Committee were Ms. Ruiz de Luzuriaga, Ms. Jamison, Ms. Campbell and Mr. Vassalluzzo until after the August 2017 meeting. Ms. Ruiz de Luzuriaga, Ms. Campbell and Mr. Vassalluzzo left the Audit Committee after the August 2017 meeting at which time Messrs. Marino, Szymanski and Travis joined the Audit Committee.

Office Depot’s management is responsible for the preparation and integrity of the financial reporting information and related systems of internal control. The Audit Committee, in carrying out its role, relies on Office Depot’s senior management team, including particularly its senior financial management team, to prepare financial statements with integrity and objectivity and in accordance with generally accepted accounting principles. Furthermore, Office Depot relies upon its independent accountants to review or audit, as applicable, such financial statements in accordance with the standards of the Public Company Accounting Oversight Board. As such, Office Depot’s senior financial management team and internal auditors were in attendance at each regularly scheduled Audit Committee meeting. In addition, at each regularly scheduled Audit Committee meeting, the Audit Committee conducted a private session with Office Depot’s Internal Audit executive as well as a separate private session with Deloitte, without the presence of other management. The Audit Committee also conducted private sessions at various meetings during 2017 with the Chief Executive Officer, Chief Financial Officer, Controller and Chief Legal Officer. The Audit Committee also received periodic reports from Office Depot’s Disclosure Committee which reviews Office Depot’s disclosures and ensures that effective controls and procedures are in place related to Office Depot’s disclosures. Finally, the Audit Committee met with the

Compensation Committee to assess whether there were any inherent risks in the Company’s 2017 compensation programs, as further detailed below in “Compensation Programs Risk Assessment.”

The Audit Committee has reviewed and discussed with senior management Office Depot’s audited financial statements and related footnotes for the fiscal year ended December 30, 2017, included in Office Depot’s 2017 Annual Report on Form 10-K (the “2017 Form 10-K”). The Audit Committee has also discussed with management the quality of earnings of Office Depot from a subjective as well as an objective standpoint. Management has confirmed to the Audit Committee that such financial statements (i) have been prepared with integrity and objectivity, and are the responsibility of management, and (ii) have been prepared in conformity with generally accepted accounting principles.

The Audit Committee has discussed with management and Deloitte:

•	The Company’s annual financial statements and related footnotes;

•	The critical accounting policies applied by Office Depot in the preparation of its financial statements;

•	The Independent Accountant’s audit of the financial statements and the accountants’ report thereon;

•	The Independent Accountant’s judgments about the quality, not just the acceptability, of the Company’s accounting principles as applied in its financial reporting;

•	Any significant changes required in the Independent Accountant’s audit plan;

•	Any serious difficulties or disputes with management encountered during the course of the audit;

•	The effect of regulatory and accounting initiatives, as well as off-balance sheet structures, if any, and any pending legal proceedings which may have a material effect on the financial statements;

•	Other matters related to the conduct of the audit requested by the Audit Committee; and

•	Matters required to be discussed by PCAOB Audit Standard No. 16 relating to the conduct of the audit (with only the Independent Accountant present).

Additionally, the Audit Committee reviewed with Deloitte, in advance of their audit, their audit scope and plan.

The Audit Committee has obtained the written disclosures required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, with respect to any relationship between Deloitte and Office Depot that in its professional judgment may reasonably be thought to bear on independence. In evaluating the independence of Deloitte, the Audit Committee has considered any non-audit services provided by Deloitte to Office Depot and has considered Deloitte’s tenure as the Company’s auditor. Deloitte has discussed its independence with the Audit Committee, and has confirmed in its letter to the Audit Committee that, in its professional judgment, it is independent of Office Depot within the meaning of the United States securities laws.

Based on the reviews and discussions outlined above, the Audit Committee recommended to the Office Depot Board of Directors that the audited financial statements be included in Office Depot’s 2017 Form 10-K for filing with the SEC. The Audit Committee also has retained Deloitte as Office Depot’s independent accounting firm for 2018, and the Audit Committee and the Board of Directors have recommended that shareholders ratify Deloitte’s appointment.

The Audit Committee receives direct reports from the Chief Compliance Officer and the Chief Internal Audit Executive regarding the financial integrity of the Company and other matters under the purview of the Audit Committee, and annually reviews and provides input for the Chief Internal Audit Executive’s annual performance appraisal and compensation. The Audit Committee has discussed with the Chief Compliance Officer and Chief Internal Audit Executive, as well as with management and Deloitte, the following matters:

•	The adequacy of the Company’s internal controls, including computerized information system controls and security;

•	Any significant deficiencies and material weaknesses in the design or operation of internal controls along with a general discussion of any deficiencies (prior to the delivery of quarterly certifications by the CEO and CFO);

•	Any fraud, whether or not material, that involves management, or other employees who participate in the preparation of financial statements or have a significant role in the Company’s internal controls;

•	Any related significant findings and recommendations of the Independent Accountant and internal audit services together with management’s responses thereto;

•	The regular reports of internal audit services to management and management’s responses thereto (as requested by the Audit Committee);

•	Any difficulties encountered by internal audit in the course of their audits, including any restrictions on the scope of their work or access to required information;

•	The Internal Auditing Department budget and staffing;

•	The Internal Auditing Department charter for the purpose of assessing the adequacy of the Charter and recommending any proposed changes;

•	Annual internal audit scope and plan;

•	GCAS’s compliance with the IIA’s Standards for the Professional Practice of Internal Auditing (Standards);

•	Any changes or improvements in financial or accounting practices implemented; and

•	The procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls or auditing matters, and the confidential, anonymous submission directly to the Audit Committee by employees of the Company or other parties as to concerns regarding questionable accounting or auditing matters.

The Audit Committee:

Cynthia T. Jamison (Chair)

V. James Marino

David M. Szymanski

Nigel Travis

PROPOSAL 2: TO RATIFY THE APPOINTMENT BY OFFICE DEPOT INC.’S AUDIT COMMITTEE OF DELOITTE & TOUCHE LLP AS OFFICE DEPOT’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE CURRENT YEAR

Office Depot’s Independent Registered Public Accounting Firm

As indicated in the section entitled “Audit Committee Report” beginning on page 18, and in accordance with the provisions of SOX, the Audit Committee of the Office Depot Board of Directors appointed Deloitte as Office Depot’s independent registered public accounting firm to audit its consolidated financial statements and Office Depot’s internal control over financial reporting for the fiscal year ended December 30, 2017. Deloitte has audited Office Depot’s consolidated financial statements each year since 1990. Representatives of Deloitte will be present at Office Depot’s Annual Meeting with the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions from shareholders. Office Depot’s Audit Committee also has appointed Deloitte as its independent registered public accounting firm for 2018.

Although Office Depot’s Audit Committee already has appointed Deloitte as its independent registered public accounting firm for 2018 and the vote of Office Depot’s shareholders is not required for this action under Delaware law or SOX, as a matter of good corporate governance, Office Depot is submitting this item for shareholder approval. In the event that Office Depot does not receive the required vote, the Audit Committee will consider such vote when appointing Office Depot’s independent registered public accounting firm for 2019.

Audit & Other Fees

The fees for Office Depot’s independent registered public accounting firm for professional services rendered in connection with (i) the audit of Office Depot’s annual financial statements as set forth in its Annual Report on Form 10-K for the fiscal years ended December 31, 2016 and December 30, 2017, (ii) the review of Office Depot’s quarterly financial statements as set forth in its Quarterly Reports on Form 10-Q for each of its fiscal quarters during 2016 and 2017, and (iii) the audit of Office Depot’s internal controls over financial reporting with the objective of obtaining reasonable assurance about whether effective internal controls over financial reporting was maintained in all material respects, as well as fees paid to Office Depot’s independent registered public accounting firm for audit-related work, tax compliance, tax planning and other consulting services are set forth below. The Audit Committee approved 100% of the fees related to the services discussed below.

Audit & Other Fees Paid to Deloitte & Touche LLP	Fiscal 2016	Fiscal 2017
Audit Fees	$8,108,307	$5,773,540
Audit Related Fees (as defined under the Sarbanes-Oxley Act of 2002)	$0	$531,300
Tax Fees	$378,211	$334,640
All Other Fees	$204,082	$0

Total Fees	$8,690,600	$6,639,480

Audit Fees — Consists of fees for professional services rendered in connection with: (i) the audits of Office Depot’s consolidated financial statements and the effectiveness of Office Depot’s internal controls over financial reporting for the fiscal years ended December 31, 2016 and December 30, 2017; (ii) the reviews of the consolidated financial statements included in each of Office Depot’s Quarterly Reports on Form 10-Q during those fiscal years; (iii) consultations on accounting matters; (iv) statutory audit filings; and (v) SEC registration statements.

Audit Related Fees — Consists of fees primarily for due diligence associated with the Company’s acquisition of CompuCom Systems, Inc.

Tax Fees — Consists of fees for tax compliance and advisory services.

All Other Fees — Consists primarily of fees for advisory services.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has established policies and procedures under which all audit and non-audit services performed by Office Depot’s independent registered public accounting firm must be separately approved in advance by the Audit Committee. The policy also provides that the Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee for non-audit services provided that the pre-approval of each service permitted by the Chair is limited to a pre-established threshold and reported to the full Audit Committee at its next meeting. All audit and non-audit services provided in the fiscal years 2016 and 2017 have been pre-approved by the Audit Committee in accordance with these policies and procedures.

A majority of the votes cast on the matter is required to ratify the appointment of Deloitte & Touche LLP as Office Depot’s independent registered public accounting firm.

THE AUDIT COMMITTEE OF THE OFFICE DEPOT BOARD OF DIRECTORS RECOMMENDS THAT OFFICE DEPOT SHAREHOLDERS VOTE “FOR” THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OFFICE DEPOT’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

YOUR AUDIT COMMITTEE OF THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2 ON YOUR PROXY CARD.

EQUITY COMPENSATION PLAN INFORMATION

The table below summarizes the status of our equity compensation plans at December 30, 2017:

	(1) Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	(2) Weighted- average Exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	24,247,034	$0.75	43,738,486
Equity compensation plans not approved by security holders	0	$—	0
Total	24,247,034	$0.75	43,738,486

(1)	The number of shares reported includes 10,187,045 performance stock units reserved at target where performance attainment has yet to be determined. Shares reserved for issuance under our equity compensation plan will be adjusted accordingly for a payout other than target.
(2)	The outstanding awards include RSUs, which have no exercise price. Excluding the impact of RSUs, the outstanding options had a weighted-average exercise price of $4.81 per share.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

This compensation discussion and analysis (the “CD&A”) describes our executive compensation programs and explains how the Compensation Committee made its compensation decisions for our named executive officers (also referred to in this CD&A as “NEOs”) for fiscal year 2017.

Executive Summary

Fiscal year 2017 was a pivotal year for us with a new executive team developing a revised business strategy following the termination of the proposed merger of the Company with Staples, Inc. in 2016. Mr. G. Smith was appointed as our Chief Executive Officer effective February 27, 2017, and the members of the executive team and he immediately commenced a strategic review of business alternatives and platforms focused on building revenue and evaluating profitable growth opportunities. This resulted in a new strategic direction focused on better serving new and existing customers through the integration of business services and products via an omni-channel platform that leverages our core competencies and assets. The new strategic direction contains three areas of focus: Transforming the business from a traditional office supply retailer to a broader business services and technology products platform; strengthening our core business operations by expanding our customer reach, adding adjacent products and services, and improving our operational excellence; and disrupting the market by challenging the traditional ways customers think about our core business.

As part of the strategy to build a business services-driven platform and strengthen our core business operations, we acquired five businesses during 2017, including CompuCom, a market-leading provider of award-winning IT services, products and solutions to North American enterprise organizations, and four smaller independent regional businesses in the United States. The CompuCom acquisition represents the first step in Office Depot’s transformation from a primarily product-based transactions company into a more powerful omni-channel business services platform. To better embrace evolving customer needs in the traditional retail area, we launched BizBox, a new business services platform. BizBox provides start-ups and small business entrepreneurs with access to the core services needed to start and grow their businesses such as website hosting and design, digital and social marketing, our Centriq asset management platform, finance and accounting, customer relationship management and human resources/payroll support.

Looking Forward

In support of this new strategic plan, we have made changes to both our short-term and long-term incentive plans for 2018. As we explore and develop new ways to reach out to new and existing customers to improve margins and enable growth, we increased the weighting on net sales from 20% to 50% in the Annual Bonus Plan, with adjusted operating income weighted 50%. In the 2018 long-term incentive plan we have removed adjusted operating income as a metric and replaced it with 3-year cumulative free cash flow, thus eliminating the redundancy of metrics between annual and LTI plans and creating enhanced focus on a key measure of long-term business success. Generating positive free cash flow will be key to providing significant financial flexibility for future debt repayments, capital returns to shareholders and investment in growth opportunities that we may consider as part of our go-forward strategy. Relative-to-peer total shareholder return remains a metric in our LTI plan, thereby ensuring that the overall plan is focused on both core operating results and shareholder returns.

In order to increase the focus on performance-based compensation but continue to balance performance and talent retention, we have increased the percentage of long-term incentives based on performance from 50% in 2017 to 60% in 2018 to better align executive pay with shareholders’ interests. In addition, for certain executives whose outstanding long-term incentive awards provide little retention power, we made supplemental awards in 2018 to support our long-term strategic plan that focuses on motivating and retaining our key executives as the new executive team develops and implements a revised business strategy for the Company over the next three years. The awards were granted under the 2018 Long-Term Incentive Program in the same manner as the 2018 annual awards mentioned above with 60% of the award tied to performance metrics.

2017 Financial Highlights

We continued to see positive results from our November 2013 merger with OfficeMax and completed our integration efforts during 2017, but financial results in 2017 were below expectations due to several factors including costs related to our strategic review, retail store closures and declining comparable store sales in the retail division, the continued impact of prior period customer losses in our business solutions division, and the negative impact on both the retail and business solutions division from hurricanes Harvey, Irma and Maria, which negatively impacted operations in Puerto Rico, Florida, Texas and southeastern United States where a very heavy concentration of customers are located.

We continued to see positive results from our November 2013 merger with OfficeMax and substantially completed our integration efforts during 2017. Below is a summary of other significant achievements:

•	We continued to pay a quarterly cash dividend of $0.025 per share in 2017.

•	We repurchased approximately 14 million shares at a total cost of $53 million in 2017, with $62 million remaining available for repurchase under the current $250 million buyback program.

•	In November 2017, we acquired CompuCom Systems, Inc., a market-leading provider of award-winning IT services, products and solutions that enable the digital workplace for enterprise, small and midsize businesses. This acquisition represents a significant milestone as we move to provide a unique business services platform for our current and future customers.

•	In third quarter 2016, we announced our intent to sell our businesses in Australia, New Zealand, South Korea and mainland China (the “International Sale Group”). During 2017, we completed the sale of these assets, with the exception of New Zealand which is pending regulatory approval. These sales simplify our overall business model and provide capital for the Company as we implement our new strategy to transform into a more business services-driven platform.

Because of financial performance below expectations, the 2017 annual cash bonus plan paid out at 56% of target. This reflected adjusted operating income of $451 million and total company net sales of $10.05 billion. Further information is provided in the “2017 Annual Cash Bonus Plan” section of this CD&A.

The portion of the long-term incentive program implemented in 2017 and tied to performance is based on a three-year performance period and two financial metrics: adjusted operating income over three one-year periods and total shareholder return over a single three-year period. The first third of the adjusted operating income metric was achieved at 51% based on the 2017 adjusted operating income performance of $451 million. The total shareholder return performance is not determinable until the completion of the three-year performance period ending December 28, 2019. Further information is provided in the “2017 Long-Term Incentive Program” section of this CD&A.

2017 Management Changes

We hired several new executives and promoted several executives during 2017 in connection with the implementation of our three-year strategic plan following termination of the proposed merger with Staples, Inc. and the new strategic direction that we adopted after our review in early 2017 following Mr. G. Smith’s hire. These new hires and promotions include the following:

•	Gerry P. Smith was appointed to serve as our Chief Executive Officer and a director effective February 27, 2017 and quickly identified a clear strategy for changing the trajectory of the business. Mr. G. Smith possesses strong operating expertise and proven ability in driving topline volume, having successfully led business units across Lenovo’s entire product portfolio and was instrumental in defining and leading their ambitious growth objectives and operational efficiencies. In addition, Mr. G. Smith has proven his skill in expanding operations and redeveloping supply lines at Lenovo. This experience will benefit Office Depot as we revamp our logistical operations in advance of overhauling our online sales platform.

•	As we continued to transform our business into a customer-focused, service-based organization, we formed the Enterprise Portfolio Management Office to be responsible for allocating and balancing investments against our key strategies and executing our strategic initiatives. Todd Hale, Executive Vice President and Chief Information Officer, was promoted to lead this function.

•	Stephen R. Calkins, who previously served as Executive Vice President, Chief Legal Officer and Corporate Secretary, was promoted to lead our business-to-business sales organization as President, Business Solutions Division, effective May 21, 2017. In this role, Mr. Calkins is responsible for leading our business-to-business efforts, including the contract sales organization and the Canadian operations.

•	John W. Gannfors was hired effective April 24, 2017 as the Executive Vice President of Transformation and Strategic Sourcing and assumed oversight of the Supply Chain function in July 2017.

•	Jerri L. DeVard was hired effective September 12, 2017 as Executive Vice President and Chief Marketing Officer and was named Executive Vice President and Chief Customer Officer in January 2018. In this role, Ms. DeVard leads the eCommerce and Customer Service functions as well as Marketing and Communications.

•	N. David Bleisch was hired effective September 20, 2017 as Executive Vice President, Chief Legal Officer and Corporate Secretary. In this role, Mr. Bleisch leads the strategic direction of the legal organization and operations, as well as manages the regulatory and compliance matters for the Company. Additionally, he is responsible for Human Resources, Loss Prevention, Real Estate, Construction and Aviation.

•	Janet Schijns was hired effective July 24, 2017 as the Senior Vice President of Services, Copy, Print & Tech and was promoted to Executive Vice President and Chief Merchandising & Services Officer in January 2018. In this role, Ms. Schijns is responsible for merchandise and services strategy across all channels creating our product and services roadmaps to ensure the establishment of products and services that differentiate the Company.

•	Kevin L. Moffitt, who previously served as Senior Vice President and Chief Digital Officer was promoted to lead our Retail organization effective January 14, 2018 as Senior Vice President and Chief Retail Officer. In this role, Mr. Moffitt is responsible for reimagining our retail business and collaborating across the executive team to solidify our growth strategy leveraging our retail footprint.

During 2017, we also experienced several executive officer departures, including the following:

•	Roland C. Smith, former Chairman of the Board and Chief Executive Officer, retired from the Company effective February 27, 2017.

•	Michael Allison, Executive Vice President and Chief Administrative Officer, who served as Executive Vice President and Chief People Officer until March 12, 2017, separated from the Company effective October 13, 2017.

•	Troy Rice, former President, Retail Division, who served as Executive Vice President and Chief Operating Officer, North America until May 30, 2017, separated from the Company effective September 22, 2017.

The list of NEOs for 2017 are:

•	Chief Executive Officer (“CEO”), Gerry P. Smith;

•	Former Executive Vice President and Chief Financial Officer (“CFO”), Stephen E. Hare;

•	President, Business Solutions Division, Stephen R. Calkins;

•	Executive Vice President of Transformation and Strategic Sourcing, John W. Gannfors;

•	Executive Vice President and Chief Information Officer, Todd Hale;

•	Former Chairman and CEO, Roland C. Smith;

•	Former Executive Vice President and Chief Operating Officer, North America, Troy Rice; and

•	Former Executive Vice President and Chief Administrative Officer, Michael Allison.

In addition to the 2017 leadership changes described above, we transitioned the CFO role in early 2018. On January 8, 2018 Mr. Hare, former Executive Vice President and CFO, ceased to serve as our CFO and served as a consultant while transitioning his duties to the new CFO, Mr. Lower, and separating from the Company effective March 21, 2018. Effective January 8, 2018, Mr. Lower assumed the CFO position with responsibility for overseeing all financial aspects of the Company, including financial planning and analysis, accounting and financial reporting, as well as managing the tax, internal audit, treasury and investor relations functions.

Mr. Lower most recently served as Vice President and Chief Financial Officer at B/E Aerospace, Inc. where he oversaw all the financial reporting for the company. Prior to joining B/E Aerospace, he was Vice President of Business Development and Strategy for The Boeing Company, where he spent 12 years.

What were the results of our advisory vote to approve executive compensation?

At our July 2017 annual shareholder meeting, our shareholders were given the opportunity to cast an advisory vote “for” or “against” the compensation of our NEOs in fiscal 2016. On the advisory “say-on-pay” vote, our shareholders approved the compensation of our NEOs with approximately 83.8% of the votes cast voted for our executive compensation. The Compensation Committee considers this approval level as reflective of continued shareholder support of our pay-for-performance compensation philosophy and program. The shareholders were also given the opportunity to cast an advisory vote on the frequency of holding this advisory “say-on-pay” vote. Approximately 80.8% of the votes cast voted for “one year” and we have determined that we will hold the advisory vote every “one year.”

During 2017, we continued our investor outreach program, which we restarted following termination of the merger agreement with Staples in May 2016. We attempt to visit personally with as many of our top 20 investors as possible during the year to obtain feedback on our progress and strategy as well as executive compensation design. Management also holds conference calls and participates in in-person meetings with investors following our earnings release each quarter as another way to seek feedback and respond to questions from investors about important topics, including executive compensation design. Members of the Board of Directors are also available to engage directly with investors periodically when deemed necessary. Based on some of the feedback received from our largest shareholders, we increased the percentage of our executives’ long-term incentives based on performance from 50% in 2017 to 60% in 2018.

Compensation Philosophy

OBJECTIVE	COMPENSATION DESIGN CRITERIA
Accountability for Business Performance

•  Tie compensation in large part to the Company’s financial and operating performance, so that executives are held accountable for the performance of the business for which they are responsible and for achieving the Company’s Annual Operating Plan.

Accountability for Long-Term Performance	• Include meaningful incentives to create long-term shareholder value while not promoting excessive risk taking.

Competition	• Reflect the competitive marketplace so we can attract, retain, and motivate talented executives throughout the volatility of business cycles.

What are the elements of our NEO compensation packages?

The various elements of compensation paid by the Company are intended to reflect our compensation philosophy and: (i) provide an appropriate level of financial certainty through fixed compensation, (ii) ensure that at least 50% of equity compensation is performance-based, and (iii) create a balance of short-term and long-term incentives.

COMPENSATION ELEMENT	PURPOSE
Base Salary	• Provide financial predictability and stability through fixed compensation that is less than a majority of total compensation at target;

• Provide a salary that is market competitive;

• Promote the retention of executives; and

• Provide fixed compensation that reflects the scope, scale and complexity of the executive’s role.

Short-Term Incentives (Annual Cash Bonus Plan)	• Align management and shareholder interests;

• Provide appropriate incentives to achieve our Annual Operating Plan;

• Provide market competitive cash compensation when targeted performance objectives are met;

• Provide appropriate incentives to exceed targeted results; and

• Pay meaningful incremental cash awards when results exceed target and pay below market cash awards when results are below target.

Long-Term Incentives (Long-Term Incentive Program, or LTIP)	• Align management and long-term shareholder interests;

• Balance the short-term nature of other compensation elements with long-term retention of executive talent;

• Provide appropriate incentive for consistent achievement of our Annual Operating Plan;

• Focus our executives on the achievement of long-term strategies and results; and

• Support the growth and profitability of each of our revenue-generating business divisions.

Employment, Change in Control and Severance Arrangements	• Enable us to attract and retain talented executives;

• Protect Company interests through appropriate post-employment restrictive covenants, including non-competition and non-solicitation;

• When applicable, and if appropriate, ensure management is able to analyze any potential change in control transaction objectively; and

• When applicable, and if appropriate, provide for continuity of management in the event of a change in control.

Other Benefits	• Provide participation in the same benefits programs as our other employees; and

• Limit special benefits and perquisites and use as competitively appropriate and necessary only to attract and retain executive talent.

Important Corporate Governance Policies

Our 2017 executive compensation program was based on a compensation philosophy adopted by our Compensation Committee and reflected the advice of the Compensation Committee’s independent compensation consultant, Frederic W. Cook & Co., Inc. (“FW Cook”). The Compensation Committee considered the independence of FW Cook under applicable SEC and The NASDAQ Stock Market rules, and concluded there was no conflict of interest. The Compensation Committee is guided by the following key principles in determining the compensation structure for our executives:

WHAT WE DO	WHAT WE DON’T DO

✓  Independent compensation consultant — Our Compensation Committee receives advice from an independent compensation consultant, which reports directly to the Compensation Committee and provides no other services to the Company.

✓  Stock ownership guidelines — To further align the long-term interests of our executives and our shareholders, our board of directors has established robust stock ownership guidelines applicable to our directors, CEO, and other NEOs.

✓  Thorough competitive benchmarking — We generally provide target compensation opportunities to our executives in a manner that reflects a competitive marketplace and allows us to attract, retain and motivate talented executives throughout the volatility of business cycles. We endeavor to design the executive compensation packages so that the total target direct compensation falls at or near the median of similarly-situated executives in our peer group (as defined below).

✓  Accountability for long-term performance — We establish meaningful incentives in our executives’ compensation that create long-term shareholder value while not incentivizing excessive risk-taking. In addition, we grant equity to our executives that vest over multiple years to encourage retention and incentivize the executives to create shareholder value.

✓  Pay for performance — We tie compensation to our financial and operating performance so that executives are held accountable through their compensation for achieving our annual operating plan.

✓  Annual shareholder “say-on-pay” vote — Because we value our shareholders’ input on our executive compensation programs, our Board has chosen to provide shareholders with the opportunity each year to vote to approve, on a non-binding, advisory basis, the compensation of the NEOs as described in our proxy statement.

X  No tax gross ups — Other than for taxes for the receipt of relocation benefits, which are generally available to all of our relocated employees, and amounts for costs related to reasonable personal expenses associated with attending Company-sponsored events, none of our NEOs receive gross-ups for taxes on personal benefits.

X  No pledging of our stock — Our directors and executive officers are prohibited from pledging the Company’s stock.

X  No hedging — Our directors, executive officers and all other employees are prohibited from engaging in hedging transactions that could eliminate or limit the risks and rewards of Company stock ownership.

X  No unapproved trading plans — Our directors and executive officers are prohibited from entering into securities trading plans pursuant to SEC Rule 10b5-1 without the pre-approval of our chief legal officer and/or his designees. Further, directors and executive officers must seek the approval of our chief legal officer and/or his designees prior to trading.

X  No dividends on equity — We do not pay dividends or dividend equivalents on unearned and unvested performance shares or restricted stock units.

X  No excessive risk creation — We do not maintain compensation programs that we believe create risks reasonably likely to have a material adverse effect on the Company. Our internal audit function and our independent compensation consultant review and assess the risk in our compensation programs annually and then report their findings to the Compensation Committee and Audit Committee at a joint meeting.

✓  Limit perquisites to NEOs — Our NEOs are provided with limited types of perquisites and other personal benefits that the Compensation Committee feels are reasonable and consistent with our overall compensation philosophy.

✓  Recoupment of incentive compensation — If we restate our reported financial results for any period beginning after January 1, 2010, our clawback policy allows our Board to seek to recover or cancel any bonus and other awards made to our executive officers that were based on having met or exceeded performance targets that would not have been met under our restated financial results.

X  No repricing — We expressly prohibit the repricing of stock options and stock appreciation rights without shareholder approval. We do not allow cash buyouts for underwater stock options or stock appreciation rights.

How does our compensation program support pay-for-performance?

The Compensation Committee annually reviews the total mix of compensation for our NEOs, which includes a significant portion of variable performance-based incentives that are linked to the attainment of critical performance targets and changes in shareholder value. The Compensation Committee believes that each of these elements provides a meaningful reward opportunity to the NEOs, focuses our leadership team on the key drivers of success for the near- and long-term, and therefore supports our short-term and long-term strategic objectives and links realized pay directly to performance.

With respect to our CEO’s compensation, excluding his sign-on bonus and sign-on equity grants, 87% of Mr. G. Smith’s target compensation was “at risk” in 2017 based on operating performance, relative total shareholder return, and/or changes in stock price while target compensation for our other NEOs in 2017 was 74% “at risk.” The table below excludes sign-on bonuses and any one-time equity grants.

What was the total direct compensation for our NEOs during fiscal 2017?

Base Salaries

The Compensation Committee performed its annual review of executive compensation considering external market data, as well as scope of role, individual performance, and internal equity and then determined to make adjustments to the following NEOs’ base salaries during 2017:

•	Mr. Calkins received an increase in his base salary from $500,000 to $575,000 effective May 21, 2017 when he was promoted to President, Business Solutions Division.

•	Mr. Allison received an increase in his base salary from $550,000 to $600,000 effective March 12, 2017 in connection with his promotion from Executive Vice President and Chief People Officer to Executive Vice President and Chief Administrative Officer.

Messrs. Rice’s and Hale’s base salaries were increased to $650,000 and $425,000, respectively, in connection with their promotions in August 2016 but were not adjusted in 2017. None of Messrs. R. Smith, G. Smith or Hare has received a salary increase since their date of hire. For the base salaries of all of the NEOs as of December 30, 2017, please refer to the Summary Compensation Table.

2017 Annual Cash Bonus Plan

The Compensation Committee reviewed our 2017 Annual Operating Plan approved by our Board and the key performance measures for our business and decided to retain the general bonus metrics from 2016 when designing our 2017 bonus plan, except it used total company net sales in 2017 rather than North America net sales given the sale of the European business and the planned divestitures of the International Sale Group. Because most of the remaining international businesses have been sold or discontinued, the impact of this change was negligible. Our 2017 Annual Cash Bonus Plan included a threshold funding metric based on earnings before interest, taxes, depreciation and amortization (“EBITDA”) and performance metrics of total company adjusted operating income. The Compensation Committee believes that the metrics selected for 2017 were straight forward for the organization to understand, were key to our continued stability and growth, and were elements that directly impact shareholder value. Additionally, the 2017 bonus performance metrics were designed to allow for payouts to be determined within the range of threshold and maximum so long as the minimum EBITDA threshold was achieved. The 2017 Annual Cash Bonus Plan payout was capped at 150% of target payout as the Compensation Committee believed this cap was market competitive for short-term incentives. Actual payouts were to be based on the level of achievement of the performance metrics subject to the Compensation Committee’s ability to exercise “negative discretion” to decrease payouts if such bonuses were not in its opinion appropriately earned or should not be paid. Further details on each of these components of the 2017 Annual Cash Bonus Plan are described below.

The Compensation Committee approved a threshold EBITDA of $400 million for the 2017 fiscal year, with EBITDA calculated as follows:

1.	Operating Income from Continuing Operations, plus Asset Impairments, plus Merger Restructuring and Other Operating Expenses, each as reported in our Audited Consolidated Statement of Operations for the 2017 fiscal year, plus

2.	Depreciation and Amortization, as reported in our Audited Consolidated Statement of Cash Flows for the 2017 fiscal year.

Accordingly, if our 2017 EBITDA threshold was not met, no bonus would have been paid under the 2017 Annual Cash Bonus Plan regardless of how we performed on our performance metrics. The EBITDA threshold was also intended to encourage management to continue to focus on reducing expenses and capturing synergies from the Office Depot/OfficeMax merger.

In selecting the performance metrics for fiscal 2017, the Compensation Committee took into consideration our 2017 Annual Operating Plan and our intent to sell the International Sale Group, and chose the maximum performance targets that reflected stretch goals and aligned with our 2017 Annual Operating Plan. The Compensation Committee retained adjusted operating income as the primary performance metric because it focused management on the key short-term drivers of sustainable value creation, including revenue generation, cost reduction, and synergy realization, each of which is critical in driving earnings improvement. The Compensation Committee retained net sales as the secondary metric as the shift to topline growth becomes a key focus under the new strategy. The Compensation Committee believes that the adjusted operating income metric directly impacts shareholder value and is easy to communicate to the organization. The Compensation Committee focused on adjusted operating income results at the total company level recognizing the sale of our European business at the end of 2016 and our previously announced decision to sell the International Sale Group.

When designing the 2017 Annual Cash Bonus Plan and when considering whether we have reached the target performance metric for a payout under the 2017 Annual Cash Bonus Plan, the Compensation Committee determined the categories of significant, unplanned and unusual items that would be excluded from adjusted operating income, whether the resulting impact was positive or negative, because they distort our operating performance. This practice ensures that our executives will not be unduly influenced in their day-to-day decision-making because they would neither benefit, nor be penalized, as a result of certain unexpected and uncontrollable events or strategic initiatives that may positively or negatively affect the performance metric in the short-term. For 2017, the categories of excludable items included: merger-related expenses; impacts of unplanned acquisitions and divestitures; impacts of change in classification from discontinued operations to continuing operations (and vice versa); restructuring charges; impairment charges related to goodwill, other intangible assets, and long-lived assets (non-cash); and unplanned costs and benefits related to real estate strategy, including, but not limited to lease terminations or facility closure obligations; and other unplanned and unusual adjustments approved by the Compensation Committee.

The total company adjusted operating income target goal was set at $500 million, an increase of 6% over our 2016 actual total company adjusted operating income of $471 million. The maximum total company adjusted operating income goal of $600 million was intended to be a stretch goal that was approximately 127% of 2016 performance and was intended to be very challenging to achieve. Finally, total company net sales goals were set at a target of $10.310 billion and a maximum of $10.826 billion.

The following chart summarizes the thresholds, targets, and maximum parameters and actual 2017 performance for each of the applicable metrics selected under the 2017 Annual Cash Bonus Plan:

2017 Total Company Metrics*	Threshold Parameter (50% Payout)	Target Parameter (100% Payout)	Maximum Parameter (150% Payout)	2017 Performance
Total Company Adjusted Operating Income (80%)	$450 million	$500 million	$600 million	$451 million
Total Company Net Sales (20%)	$9.795 billion	$10.310 billion	$10.826 billion	$10.05 billion

*	Payouts earned for intermediate performance levels are determined using straight line interpolation.

For purposes of determining the level of achievement for each of the bonus metrics under the 2017 Annual Cash Bonus Plan, the Compensation Committee reviewed the applicable financial metrics, as derived ultimately from our 2017 audited financial statements approved by the Audit Committee. For fiscal year 2017, the Compensation Committee certified achievement of the EBITDA funding metric based on EBITDA performance of $603 million and approved the adjusted operating income and net sales performance results as reflected in the charts above. In reviewing the adjusted operating income and net sales performance results for purposes of determining final payouts, the Compensation Committee made an adjustment of $12 million to the adjusted operating income and an adjustment of $27 million to net sales to reflect the impact of Hurricanes Harvey, Irma and Maria, which caused significant, unexpected disruptions in operations in Puerto Rico, Florida, Texas and the Southeastern United States, where a very heavy concentration of customers are located. The Compensation Committee approved these adjustments because the impact from the hurricanes was unplanned and extraordinary in nature and outside the ability of management to forecast of budget.

On February 22, 2018, the Compensation Committee authorized bonuses under the 2017 Annual Cash Bonus Plan to be paid at 56% of target.

The threshold, target and maximum payout for each NEO are disclosed in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column of the Grants of Plan-Based Awards table below. The actual dollar amounts earned by our NEOs in 2017, pursuant to the 2017 Annual Cash Bonus Plan, are disclosed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table below.

2017 Long-Term Incentive Program

Our 2017 Long-Term Incentive Program (“2017 LTIP”) includes a threshold funding metric based on EBITDA for 2017 and performance metrics through the end of 2019 based on total company adjusted operating income and total shareholder return relative to our executive compensation peer group. The Compensation Committee believes that the metrics selected for 2017 were key to our long-term financial stability and growth because they hold management accountable for delivery of the annual operating plan over multiple years, including continued realization of synergies from the OfficeMax transaction in the remaining years of the integration, and for delivery of the plan to grow profitability and provide shareholder value focusing on: accelerating opportunities in the North American Contracts channel, optimizing and reinventing the North American Retail model, implementing multi-year cost reductions across the Company, selling the remaining International Sale Group and returning capital to shareholders.

The purpose of our long-term incentive program is to further align the long-term interests of management with those of our shareholders and help retain our key talent. These objectives must be balanced such that successful, high-achieving employees remain motivated and committed even in periods of temporary market downturns or volatility in our performance as well as the periods where we have strategic transactions that create uncertainty. In support of these objectives, the 2017 LTIP award includes both time- and performance-based components to promote long-term retention and achievement of key operating objectives, as set forth below:

(1)	Time Based Equity — 50% of the 2017 LTIP award consists of restricted stock units, which contain a service condition, with vesting occurring in three equal annual installments if the recipient is still employed on each applicable vesting date; and

(2)	Performance Based Equity — 50% of the 2017 LTIP award consists of performance shares, which contain both a performance and service condition, with vesting occurring 100% on March 6, 2020 if the recipient is still employed, with performance based on the following multiple-year metrics:

•	Total Shareholder Return — 25% of the 2017 LTIP award is based on Total Shareholder Return for the Company relative to the peer group (defined below) for the performance period beginning on January 1, 2017 and ending on December 28, 2019 (“TSR Performance Period”); and

•	Adjusted Operating Income — Adjusted Operating Income — 25% of the 2017 LTIP award is based on Total Company Adjusted Operating Income (non-GAAP) (“AOI”) for the three one-year fiscal years beginning on January 1, 2017 and ending on December 28, 2019 (the “AOI Shares”), with annual AOI targets set as follows:

•	2017 AOI — target set at $500 million; and

•	2018 AOI and 2019 AOI — annual targets set for 2018 and 2019 using a three percent growth goal over actual performance in the prior year.

AOI performance for each of the three fiscal years will be measured against the annual AOI target at the end of each year; and the applicable payout percentage, if any, will be calculated, but not paid or banked. At the end of 2019, the calculated payout percentages from each of the three years’ performance results will be averaged to determine the portion of the award earned.

The Compensation Committee also approved a threshold EBITDA of $400 million for the AOI Shares. Accordingly, if our EBITDA threshold was not met, the AOI Shares would not be paid regardless of how we perform on our AOI performance metric. EBITDA is calculated as follows:

1.	Operating Income, plus Asset Impairments, plus Merger Restructuring and Other Operating Expenses, each as reported in our Audited Consolidated Statement of Operations for the fiscal year 2017, plus

2.	Depreciation and Amortization, as reported in our Audited Consolidated Statement of Cash Flows for the fiscal year 2017.

The 2017 long-term incentive performance metrics are designed to allow for payouts to be determined within the range of threshold and maximum and so long as the minimum EBITDA threshold was achieved where applicable. The 2017 LTIP payout is capped at 150% of target payout on the Total Shareholder Return metric and 200% of target payout on the AOI metric as the Compensation Committee believed these caps are market competitive for long-term incentives. Actual payout on the AOI metric is also subject to the Compensation Committee’s ability to exercise “negative discretion” to decrease such payout if such incentive is not, in the Compensation Committee’s opinion, appropriately earned or should not be paid.

When considering whether we have reached the AOI performance metric for a payout under the 2017 LTIP, the Compensation Committee, when designing the 2017 LTIP, determined the categories of significant, unplanned and unusual items that would be excluded from adjusted operating income, whether the resulting impact was positive or negative, because they distort our operating performance. This practice ensures that our executives will not be unduly influenced in their day-to-day decision-making because they would neither benefit, nor be penalized, as a result of certain unexpected and uncontrollable events or strategic initiatives that may positively or negatively affect the performance metric in the long-term. For 2017, the categories of excludable items included: merger-related expenses; impacts of unplanned acquisitions and divestitures; impacts of change in classification from discontinued operations to continuing operations (and vice versa); restructuring charges; impairment charges related to goodwill, other intangible assets, and long-lived assets (non-cash); and unplanned costs and benefits related to real estate strategy, including, but not limited to lease terminations or facility closure obligations; and other unplanned and unusual adjustments approved by the Compensation Committee. When reviewing 2017 performance results, the Compensation Committee considered as an unplanned and unusual adjustment certain costs related to Hurricanes Harvey, Irma and Maria, which caused significant business disruptions in operations in Puerto Rico, Florida, Texas and southeastern United States, where a very heavy concentration of customers are located. The Compensation Committee approved an adjustment of $12 million to the adjusted operating income for business disruption and other unusual and nonrecurring costs incurred as a result of these hurricanes.

The Compensation Committee set the following thresholds, targets, and maximum parameters for each of the applicable metrics selected under the 2017 LTIP:

Total Shareholder Return (as compared to peer group)*	Threshold Parameter (50% Payout)	Target Parameter (100% Payout)	Maximum Parameter (100% Payout)**	Maximum Parameter (150% Payout)**
Company TSR is Positive	30th percentile	50th percentile	N/A	70th percentile
Company TSR is Negative	30th percentile	50th percentile	70th percentile	N/A

Total Company AOI*	Threshold Parameter (50% Payout)	Target Parameter (100% Payout)	Maximum Parameter (200% Payout)	Actual Performance
2017 AOI (33.3%)	$450 million	$500 million	$700 million	$451 million
2018 AOI (33.3%)	$418 million	$464.5 million	$650 million	TBD
2019 AOI (33.4%)	90% of 2019 AOI Target	103% of Actual 2018 AOI	140% of 2019 AOI Target	TBD

*	Payouts earned for intermediate performance levels are determined using straight line interpolation.
**	Payouts for achievement of negative company TSR are capped at 100% payout regardless of percentile achievement relative to the comparative peer group. Payouts for achievement of positive company TSR are capped at 150% payout. A four times value cap will also be applied if applicable.

For purposes of determining the level of achievement for the 2017 metrics under the 2017 LTIP, the Compensation Committee reviewed the applicable financial metrics, as derived ultimately from our 2017 audited financial statements approved by the Audit Committee. On February 22, 2018, the Compensation Committee approved the EBITDA for the 2017 LTIP at $603 million and certified that the required EBITDA threshold was satisfied for the AOI metric. The Compensation Committee also approved 2017 AOI at $451 million as shown in the chart above, which resulted in one-third of the 2017 LTIP award based on the AOI metric being calculated at 51%. The Compensation Committee set the 2018 AOI target at $464.5 million based on the pre-established goal of 3% above 2017 actual results. Total Shareholder Return performance is not determinable until the completion of the three-year TSR performance period ending December 28, 2019.

Why do we continue to use similar performance measures in both our Annual and Long-Term Incentives Programs?

The Compensation Committee modified our 2016 incentive programs to include a sales metric in the short-term program and a total shareholder return metric in the long-term program which is equal in weight to the adjusted operating income metric in the long-term program. However, for 2017, the Compensation Committee retained adjusted operating income in both programs because it continued to believe that adjusted operating income remained the key driver of shareholder value for the Company. Adjusted operating income focuses on sustainable value creation, including revenue generation, cost reduction and synergy realization, each of which is critical in driving earnings improvement. In addition, the Compensation Committee believes that the management team continues to perform better when it is focused on a reinforced, well understood metric that balances revenue, cost and profit objectives. The use of adjusted operating income allowed management to appropriately focus on driving down costs and achieving forecasted synergies, but also grow the top line. Furthermore, we have various controls in place to mitigate potential risk-taking with having adjusted operating income in both programs. These controls include a clawback policy, negative discretion used by the Compensation Committee to ensure that annual bonus and performance stock unit payouts are appropriate, robust executive stock ownership guidelines to ensure that NEOs are long-time shareholders of the Company, and use of a three-year vesting schedule in the 2017 LTIP. The 2017 LTIP also includes automatic escalation of the performance hurdle and averages the final payout over the three years, which help to ensure a focus on the long-term rather than just any single year’s performance. However, after receiving shareholder feedback about the duplicative performance measures in both the short-term and long-term programs, the Compensation Committee has revised the long-term incentive program for 2018 to replace the adjusted operating income metric with a free cash flow metric. Generating positive free cash flow will be the key to providing significant financial flexibility for future debt repayments, capital returns to shareholders, and other growth opportunities that we may consider as part of our go-forward strategy.

2016 Long-Term Incentive Program

The Compensation Committee certified in 2017 that for the nine-month period consisting of the last three quarters of fiscal 2016, the EBITDA threshold gate of $250 million for the 2016 Long-Term Incentive Program (“2016 LTIP”) was achieved based on EBITDA performance of $474 million for such period. With respect to the performance shares granted in 2016 with performance targets based on 2016 Adjusted Operating Income (“AOI”), the Compensation Committee approved 2016 AOI of $471 million, in excess of the target of $447 million, and then set the 2017 AOI target at $470 million based on the pre-established goal of 3% above 2016 actual results, excluding the impact of the 53rd week. In February 2018, the Compensation Committee approved 2017 AOI of $451 million, below the target of $470 million and then set the 2018 AOI target at $464.5 million based on the pre-established goal of 3% above 2017 actual results. Total Shareholder Return performance is not determinable until the completion of the TSR Performance Period at the end of 2018. The eligible NEOs will be eligible to vest in their 2016 LTIP awards on March 20, 2019 if they are still employed with the Company and if any applicable performance targets are achieved. Further information on the 2016 LTIP design is included in our Proxy Statement filed on June 9, 2017.

2015 Long-Term Incentive Program

Achievement of applicable performance targets for awards under the 2015 Long-Term Incentive Program (“2015 LTIP”) was previously certified by the Compensation Committee in 2016. The eligible NEOs vested in their 2015 LTIP awards on March 4, 2018 if they were still employed with Office Depot. Further information on the 2015 LTIP design is included in our Proxy Statement filed on June 13, 2016.

Outstanding Long-Term Incentive Programs

On December 23, 2016, the Compensation Committee approved an amendment to the 2016 LTIP awards made to Messrs. Hare and Allison. Under the amendment, Messrs. Hare and Allison will continue to vest (to the extent they have not already vested) in their outstanding 2016 LTIP awards, if any, following voluntary termination; provided that, they remain employed with the Company through March 31, 2018. All applicable performance requirements under the 2016 LTIP will continue to apply. The Compensation Committee also approved that similar vesting provisions would apply to any long-term incentive grants made to Messrs. Hare and Allison in 2017. Since Messrs. Hare and Allison were not employed on March 31, 2018, these special provisions did not apply.

Termination Payments to Mr. R. Smith

In connection with Mr. R. Smith’s planned retirement, the Company and Mr. R. Smith entered into an agreement, dated August 21, 2016, that amended and supplemented Mr. R. Smith’s employment agreement with the Company, dated November 12, 2013 (together with a prior amendment effective February 7, 2014, the “Amended Employment Agreement”). The Amended Employment Agreement provided the terms and conditions for Mr. R. Smith’s continued employment with the Company until his planned retirement following the Board’s appointment of a new chief executive officer, including:

(1)	Mr. R. Smith’s eligibility for participation in the Company’s 2017 Annual Cash Bonus Plan with earned amounts, if any, based on Mr. R. Smith’s service during 2017 and the Company’s actual performance against the 2017 performance metrics approved by the Compensation Committee;

(2)	A special bonus of $2 million which was paid in a cash lump sum on September 8, 2017; and

(3)	Mr. R. Smith will continue to vest (to the extent he has not already vested) in his outstanding 2016 LTIP award following his termination under his award’s normal vesting schedule on March 20th in 2017, 2018, and 2019, as applicable, and will be deemed to have completed all required service. All applicable performance requirements under the 2016 LTIP award will continue to apply.

For a detailed description of Mr. R. Smith’s Amended Employment Agreement, please see the section entitled “Summary of Executive Agreements and Potential Payments upon Termination or Change in Control” beginning on page 55.

Termination Payments to Mr. Allison

In connection with Mr. Allison’s separation and conditioned upon his execution of a general release agreement, Mr. Allison received a severance payment of $1,263,839 on November 3, 2017, and is entitled to an additional payment of $1,300,000 on April 13, 2018, each calculated according to the terms of his employment letter agreement and a general release agreement. For a detailed description of Mr. Allison’s employment and retention agreements, please see the section entitled “Summary of Executive Agreements and Potential Payments upon Termination or Change in Control” beginning on page 55.

Termination Payments to Mr. Rice

In connection with Mr. Rice’s separation and conditioned upon his execution of a general release agreement, Mr. Rice received a severance payment of $987,804 on October 6, 2017, calculated according to the terms of his employment letter agreement. Mr. Rice is also entitled to a pro-rated payment under our 2017 Annual Incentive Plan based on our actual performance, with proration based on the number of days completed in the 2017 fiscal year relative to the total number of days in the 2017 fiscal year. For a detailed description of Mr. Rice’s employment agreement, please see the section entitled “Summary of Executive Agreements and Potential Payments upon Termination or Change in Control” beginning on page 55.

Termination Payments to Mr. Hare

In connection with Mr. Hare’s separation and conditioned upon his execution of a general release agreement, Mr. Hare is entitled to receive a severance payment of $1,138,724 on or before May 4, 2018, calculated according to the terms of his employment letter agreement. Mr. Hare is also entitled to a pro-rated payment under our 2018 Annual Incentive Plan based on our actual performance, with proration based on the number of days completed in the 2018 fiscal year relative to the total number of days in the 2018 fiscal year. For a detailed description of Mr. Hare’s employment agreement, please see the section entitled “Summary of Executive Agreements and Potential Payments upon Termination or Change in Control” beginning on page 55.

Executive Compensation Process and Governance

What was the process used to determine executive compensation in 2017?

The Compensation Committee generally kept executive compensation in 2017 consistent with executive compensation in 2016 with a few adjustments described above. The Compensation Committee continued to engage FW Cook as its independent compensation consultant to assist the Compensation Committee with its annual review of executive compensation matters, including:

•	Overall compensation philosophy;

•	Peer group construction and member companies;

•	Design of our short-term and long-term incentive programs;

•	Risk analysis of our incentive plans;

•	Executive compensation determination;

•	Executive compensation disclosure and discussion of best practices for such disclosure;

•	Benchmarking of certain policies and practices, including director and executive stock ownership guidelines; and

•	CEO leadership transition compensation arrangements.

Members of management, including the CEO, provided input to the Compensation Committee regarding executive compensation for the NEOs (other than himself). Management provided input for the Compensation Committee’s consideration regarding the performance metrics for our 2017 Annual Cash Bonus Plan and 2017 LTIP.

How is peer group data used by the Compensation Committee?

The Compensation Committee believes benchmarking is a useful method to gauge both the compensation level and compensation mix for executives within competitive job markets that are relevant to the Company. The Compensation Committee generally reviews data gathered from the proxy statements of our peer group (as defined below) as well as industry surveys for benchmarking purposes in its review and analysis of base salaries, bonuses, long-term incentives, and benefits/perquisites to establish our executive compensation program.

The peer group was developed based on the following criteria:

•	Initial selection focused on companies in the following Global Industry Classification Standard code (“GICS”):

•	Capital Goods;

•	Commercial & Professional Services;

•	Food & Staples Retailing;

•	Retail; and

•	Technology Hardware & Equipment.

•	Companies within the selected GICS were then screened further based on the following additional criteria:

•	One-third to three times our pro-forma revenue;

•	Up to five times our recent market cap;

•	Similar operating margin;

•	Similar business model, including product lines, multi-channel retailing, business-to-business distributor, and/or business-to-business services presence; and

•	Prevalent “peer of peers.”

Companies selected for the peer group were required to have a significant number of the characteristics described above, but not necessarily all of them. Judgment was used to ensure that the median revenue of the group remained reasonable and to create a balanced mix of retailers, distributors, and service companies.

Peer group data is generally reviewed annually to determine if modifications to the peer group or the criteria used to determine the peer group are necessary. In July 2017, FW Cook recommended to the Compensation Committee a peer group of twenty-one companies, which included eighteen current peers and three additions. The Compensation Committee approved the revised peer group and recommended the revised peer group to the Board for approval, which also approved the revised peer group.

The companies listed below represent the revised peer group, with additions bolded:

Arrow Electronics, Inc.	CDW Corporation	J.C. Penny Company, Inc.
Avnet, Inc.	Dick’s Sporting Goods, Inc.	Kohl’s Corporation
Barnes & Noble, Inc.	Dollar General Corporation	Macy’s, Inc.
Bed Bath & Beyond Inc.	Essendant, Inc.	R.R. Donnelley & Sons Company
Best Buy Co., Inc.	Genuine Parts Company	Staples, Inc.
Big Lots, Inc.	HD Supply	Veritiv
Casey’s General Stores, Inc.	Insight Enterprises, Inc.	W.W. Grainger

AutoNation, Inc. and Rite Aid Corporation were removed from the peer group, and HD Supply, Veritiv, and W.W. Grainger were added to the peer group. These changes were made to remove companies that were larger in size and to reflect the increased focus on B2B. The resulting peer group has greater balance between business-to-consumer and business-to-business companies, aligned with our business strategy.

Performance awards that use relative Total Shareholder Return as a performance criterion will continue to use the peer group that was approved at the time of the grant of the awards, with adjustments to the peer group only as specified in the applicable award agreement.

In addition to the benchmarking results, the Compensation Committee generally considers the following in making executive compensation decisions:

•	Our financial performance and the financial performance of the peer group when setting executive compensation;

•	Individual performance, tenure, and responsibilities in the executive’s current position;

•	Internal parity among executive officers;

•	Target total direct compensation structures (i.e., sum of salary, annual bonus, and cash and equity awards);

•	Variable compensation program design; and/or

•	Benefit and perquisite offerings.

When making compensation decisions, the Compensation Committee not only considers each element of compensation individually (i.e. base salary, short-term incentives, and long-term incentives), but also considers the target total direct compensation and mix of compensation paid to the NEOs. The Compensation Committee also considers strategic business decisions when developing and approving the compensation program.

Does the Compensation Committee take tax and accounting consequences into account when designing executive compensation?

Code Section 162(m) generally does not allow a tax deduction to public companies for compensation in excess of $1 million paid to the CEO or other NEOs (and beginning in 2018, certain former NEOs). Prior to the recent Tax Cuts and Jobs Act, certain compensation was specifically exempt from the deduction limit to the extent that it was “performance-based” as previously defined in Code Section 162(m). The “performance-based” compensation exemption no longer applies except with respect to certain awards that are grandfathered and not subsequently modified. The Compensation Committee historically strived to structure NEO compensation to be exempt from the deductibility limits set forth in Code Section 162(m) whenever possible, including by structuring awards to fit within the performance-based compensation exemption. With the recent changes to Code Section 162(m) and the elimination of the performance-based compensation exemption, more NEO compensation is likely to exceed the Code Section 162(m) limit. The Compensation Committee believes that tax deductibility is but one factor to consider in developing an appropriate compensation package for executives. As a result, the Compensation Committee reserves and will exercise its discretion in this area to design a compensation program that serves the long-term interests of Office Depot, but which may not qualify for tax deductibility as a result of Code Section 162(m). In fiscal year 2017, a portion of the compensation paid to certain of our NEOs was not deductible for tax purposes pursuant to Code Section 162(m) and it is expected that a higher portion of the compensation paid to NEOs in fiscal year 2018 will not be deductible for tax purposes under Code Section 162(m).

In addition to Code Section 162(m), the Compensation Committee considers other tax and accounting provisions in developing the pay programs for the NEOs, including:

•	The special rules applicable to fair value based methods of accounting for stock compensation; and

•	The overall income tax rules applicable to various forms of compensation.

While the Compensation Committee generally tries to compensate the NEOs in a manner that produces favorable tax and accounting treatment, the main objective is to develop fair and equitable compensation arrangements that appropriately incentivize, reward, and retain the NEOs and aligns our performance goals with shareholder returns.

Share usage requirements and resulting potential shareholder dilution from equity compensation awards is also considered by the Compensation Committee in determining the size of long-term incentive grants.

Why do we have change of control agreements with our NEOs?

The Compensation Committee believes that change in control (“CIC”) agreements effectively motivate executives to remain engaged and strive to create shareholder value in the event Office Depot becomes an acquisition target or is targeting another company for acquisition, despite the risk of job loss or the loss of equity vesting opportunity. In addition, these arrangements are necessary to attract and retain qualified executives who may have other job alternatives that may appear to them to be less risky absent these arrangements, and these arrangements are particularly important to Office Depot given the high levels of competition for executive talent in the retail sector.

We have an Executive Change in Control Severance Plan (the “CIC Plan”) pursuant to which we will provide certain severance pay and other benefits to several key executives, including the NEOs, who are viewed by us as critical to the continued leadership of the Company in the event of a change in control. The use of a planned approach provides many benefits when compared to entering into individual change in control agreements with each NEO. In most instances, this method ensures consistent terms and provisions and allows us flexibility to amend or change our practices in response to market trends and best practices. The CIC Plan includes features considered to be best practices, including a double trigger for change in control benefits.

For a detailed description of our CIC Plan and agreements with our NEOs, please see the section entitled “Summary of Executive Agreements and Potential Payments upon Termination or Change in Control” beginning on page  55.

What types of perquisites are NEOs eligible to receive?

We provide the NEOs with a set of core benefits that are generally available to our other full-time employees (e.g., coverage for medical, dental, vision care, prescription drugs, annual physical, and basic life insurance and long-term disability coverage), plus voluntary benefits that a NEO may select (e.g., supplemental life insurance).

In addition, we have a matching contribution to the 401(k) plan for all participants, including the NEOs, which is equal to 50% of employee deferrals on the first 6% of eligible earnings (up to plan limits). The Compensation Committee believes it is important to offer a benefit of this nature to further motivate and retain employees.

Consistent with the peer group and the current trend in executive compensation, we limit the perquisites provided to our NEOs. Other than the car allowances and financial planning services provided to our NEOs, perquisites are reserved for the attraction and retention of executive talent and to allow NEOs to efficiently handle the responsibilities of their position. Our Aircraft Personal Use Policy previously stated that the use of Company-leased aircraft would be limited to the CEO and other executives as extenuating circumstance may require. The Compensation Committee reviewed executive aircraft use quarterly and established upper limits on personal usage. Please see the “Summary Compensation Table” and the footnotes to such table for further information concerning any such perquisites paid to NEOs. Our current Company Aircraft Use Policy states that personal use of the Company-leased aircraft shall be prohibited except in extenuating circumstances, and in such circumstances shall be permitted only upon prior written approval by the chair of the Compensation Committee.

Do the Compensation Committee and Audit Committee review incentive programs to ensure that they do not encourage excessive risk-taking?

The Compensation Committee and Audit Committee jointly meet annually to review a report prepared by our Internal Audit Department upon such Department’s review of the design of each of the incentive programs for the Company’s regions, certain classifications of employees and business lines, and other relevant programs. Such report assesses whether or not any inappropriate actions had been taken under such programs or whether such programs had any features to incentivize risk-taking. In addition, our independent compensation consultant also reviews and assesses the risk in our compensation programs. The Committees jointly reported to the Board that they do not believe that any aspects of the 2017 compensation program encouraged the NEOs to take unnecessary and excessive risks.

Additionally, the financial goals set forth in the corporate annual cash bonus plan and the long-term incentive program are based upon performance targets that the Compensation Committee believes are attainable without the need to take inappropriate risks or make material changes to our business or strategy. Furthermore, the 2017 LTIP awards vest over a three-year period to encourage a longer-term perspective. Finally, the equity component of our compensation program, including the addition of the Total Shareholder Return metric in the 2017 LTIP, coupled with our stock ownership guidelines, align executive and long-term shareholder interests because value is linked to changes in our stock price.

Does the Board have a clawback policy for bonuses and awards paid to NEOs in the event we restate our financial results?

In February 2010, the Board adopted a policy for recoupment of incentive compensation (the “clawback policy”). The clawback policy provides that if we restate our reported financial results for any period beginning after January 1, 2010, the Board will review the bonus and other awards made to executive officers based on financial results during the period subject to the restatement. To the extent practicable and in the best interests of shareholders, the Board may seek to recover or cancel any such awards that were based on having met or exceeded performance targets that would not have been met under the restated financial results.

Are there any restrictions on the ability of our NEOs to engage in transactions involving our stock?

In February 2011, the Board adopted an anti-hedging policy that prohibits hedging transactions with respect to Company securities and derivatives by our directors, executive officers and all other employees.

Furthermore, in October 2014, the Board adopted an anti-pledging policy that prohibits our directors and executive officers from using Company stock as collateral for any borrowing.

Are the NEOs subject to any minimum requirements regarding ownership of our stock?

The Compensation Committee believes that the NEOs should maintain a meaningful equity interest in the Company through the ownership of stock. As such, the following stock ownership guidelines are in place for our NEOs still employed by the Company:

Position	Stock Ownership Requirement
CEO	6x annual base salary
All other NEOs	3x annual base salary

Our stock ownership guidelines are reviewed annually and are robust and continue to reflect current corporate governance trends. We require that all NEOs satisfy the ownership requirement by holding Company stock equal to a multiple of base salary rather than as a fixed number of shares. This requires NEOs to hold more shares in the event that our stock price decreases. Our CEO and NEOs are only permitted to sell stock before meeting the ownership requirements if they retain 50% of the net shares (after shares are disposed of to pay for taxes and acquisition), which is in line with peer group practice. The type of equity considered for purposes of determining compliance with the stock ownership guidelines is equity that is earned or vested, which is defined as the following:

•	Shares held outright (including restricted stock for which the restrictions have lapsed and shares purchased on the open market);

•	Vested RSUs that have been deferred for tax purposes; and

•	Shares held in 401(k) accounts.

The current guidelines are considered competitive according to the market data provided by FW Cook. The Compensation Committee annually reviews each NEO’s progress toward meeting the ownership guidelines.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Following the Annual Meeting of Shareholders in July 2017 and based on some changes to the composition of our Board committees following the dissolution of the Finance Committee in July 2017, we also changed the composition of our Compensation Committee. From the beginning of the 2017 fiscal year through July 2017, the Compensation Committee was comprised of the following directors: Dr. David M. Szymanski (Chair), Ms. Cynthia T. Jamison, and Messrs. V. James Marino and Michael J. Massey. Following the 2017 Annual Meeting of Shareholders, the Compensation Committee was comprised of the following directors: V. James Marino (Chair), Ms. Kristin A. Campbell, Ms. Cynthia T. Jamison, Ms. Francesca Ruiz de Luzuriaga and Mr. Nigel Travis. During the 2017 fiscal year, all members of the Compensation Committee were independent directors, and no member was an employee or former employee of the Company. In addition, none of our executive officers served on the Board of Directors or the Compensation Committee (or other committee serving an equivalent function) of another entity whose executive officer served on the Compensation Committee.

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that it is specifically incorporated by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

The Compensation Committee has reviewed and discussed this Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee:

V. James Marino (Chair)

Kristin A. Campbell

Cynthia T. Jamison

Francesca Ruiz de Luzuriaga

Nigel Travis

COMPENSATION PROGRAMS RISK ASSESSMENT

In February 2018, the Compensation Committee, in a joint meeting with the Audit Committee, assessed our 2017 compensation programs and practices and concluded that such programs and practices do not create risks that are reasonably likely to have a material adverse effect on us. The Compensation Committee’s independent compensation consultant also reviews and assesses the risk in our compensation programs.

We conducted a risk assessment that included a detailed qualitative and quantitative analysis of our compensation programs to which employees at all levels of the organization may participate, including the NEOs. The Compensation Committee also considers how the design of our compensation programs compares to compensation programs maintained by our peer companies. Based on our risk assessment, and the reviews done by the independent compensation consultant and the Compensation and Audit Committees jointly, the Compensation Committee believes that our 2017 compensation programs have been appropriately designed to attract and retain talent and properly incentivize employees to act in the best interests of Office Depot.

We have programs and features that are designed to ensure that our employees, including the NEOs, are not encouraged to take unnecessary risks in managing our business, including:

•	Oversight of compensation programs (or components of programs) by the Compensation Committee and by a broad-based group of functions within the Company, including the Human Resources, Legal, and Internal Audit Departments;

•	Discretion provided to the Compensation Committee (including negative discretion) to set targets, monitor performance, and determine final incentive award payouts;

•	A variety of programs that provide focus on both short-and long-term goals and that provide a balanced mixture of cash and equity compensation;

•	Incentives focused primarily on the use of financial metrics based on the annual operating plan which is approved by the Board;

•	Multi-year service-based vesting conditions with respect to equity-based awards;

•	Adoption of a total shareholder return metric under the long-term incentive program;

•	Rigorous stock ownership guidelines; and

•	An incentive pay recoupment policy which provides for recoupment of incentive compensation in the event of a financial restatement.

We periodically monitor our incentive programs throughout the year to ensure that such programs do not encourage undue risk taking and appropriately balance risk and reward consistent with our enterprise risk management efforts.

SUMMARY COMPENSATION TABLE

(a)	(b)	(c)	(d)		(e)	(f)	(g)	(h)	(i)	(j)
Named Officers and Principal Positions	Year	(1) Salary ($)	Bonus ($)		(2) Stock Awards ($)	(2) Option Awards ($)	(3) Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and NQ Deferred Compensation Earnings ($)	(4) All Other Compensation ($)	Total ($)
Gerry Smith	2017	$930,769	$1,200,000	(5)	$10,015,929	$2,999,999	$781,846	$—	$837,911	$16,766,455
Chief Executive Officer		$—	$—		$—	$—	$—	$—	$—	$—

Roland Smith	2017	$220,769	$2,000,000	(6)	$—	$—	$185,446	$—	$112,527	$2,518,742
Former Chief	2016	$1,426,923	$—		$7,818,697	$—	$2,204,596	$—	$322,113	$11,772,329
Executive Officer	2015	$1,400,000	$—		$—	$—	$2,730,000	$—	$167,279	$4,297,279

Stephen Hare	2017	$750,000	$—		$1,905,048	$—	$357,000	$—	$36,700	$3,048,748
Chief Financial	2016	$764,423	$—		$2,932,013	$—	$669,252	$—	$55,848	$4,421,536
Officer	2015	$750,000	$—		$2,000,000	$—	$828,750	$—	$35,659	$3,614,409

Steve Calkins	2017	$546,154	$—		$952,526	$—	$229,385	$—	$36,700	$1,764,764
President, Business Solutions Division

John Gannfors	2017	$311,538	$160,000	(7)	$1,202,604	$—	$130,846	$—	$131,654	$1,936,642
Executive Vice President, Transformation, Strategic Sourcing

Todd Hale	2017	$425,000	$—		$476,265	$—	$154,700	$—	$36,700	$1,092,665
Chief Information Officer

Troy Rice	2017	$475,000	$—		$952,526	$—	$199,500	$—	$1,007,304	$2,634,330
Former President,	2016	$564,423	$—		$879,602	$—	$402,344	$—	$23,850	$1,870,219
Retail

Michael Allison	2017	$463,461	$—		$952,526	$—	$—	$—	$2,624,686	$4,040,673
Former Chief	2016	$539,423	$—		$1,466,005	$—	$416,704	$—	$36,850	$2,458,982
Administrative Officer	2015	$525,000	$500,000		$900,000	$—	$667,292	$—	$99,789	$2,692,081

(1)	Column (c) is used to record salary amounts that include cash compensation earned by each NEO during fiscal years 2017, 2016 and 2015 as well as any amounts earned in those years but contributed into an NEO’s 401(k) Plan at the election of the NEO. Earnings for 2016 were based on a 53-week fiscal year.
(2)	The dollar amounts in columns (e) and (f) reflect the aggregate grant date fair value of equity awards granted within the fiscal year under the 2015 LTIP, in accordance with FASB ASC Topic 718 for stock-based compensation. These amounts reflect the total grant date fair value for these awards, and do not correspond to the actual value that will be recognized as income by each of the NEOs when received. Assumptions used in the calculation of these award amounts are included in Notes 1 and 12 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 30, 2017. For 2017, the aggregate grant date fair value of equity awards reported in column (e) reflects the grant date fair value of performance-based stock units plus the grant date fair value of time-vested restricted stock units granted to the NEOs. The grant date fair value of the performance-based stock units at the maximum level of achievement is $4,310,979 for Mr. G. Smith, $1,436,992 for Mr. Hare, $718,494 for Messrs. Calkins, Rice and Allison, $526,463 for Mr. Gannfors, and $359,249 for Mr. Hale.
(3)	The amounts in column (g) for 2017 reflect cash awards earned under the 2017 Annual Cash Bonus Plan, which is previously discussed in more detail under the section entitled “2017 Annual Cash Bonus Plan.” The amount reported for 2017 was based on fiscal year 2017 performance and was paid to all of the NEOs in March of 2018.
(4)	The dollar amounts in column (i) summarize the amounts included in the “Other Compensation Table for Fiscal Year 2017” that follows, which reflects the types and dollar amounts of perquisites and other personal benefits provided to the NEOs during the fiscal year 2017. For purposes of computing the dollar amounts of the items listed in the Other Compensation Table, except as otherwise noted, the actual incremental costs to the Company of providing the perquisites and other personal benefits to the NEOs was used. Each perquisite and other personal benefit included in the Other Compensation Table that follows is described in more detail in the narratives immediately following the table.
(5)	The dollar amount in column (d) for Mr. G. Smith is in recognition of the 2016 annual bonus that Mr. G. Smith will forfeit with his prior employer in connection with commencing employment with Office Depot. Office Depot paid Mr. G. Smith the amount of $1,200,000 in a lump sum cash payment in March 2017.
(6)	The dollar amount in column (d) for Mr. R. Smith represents the amount earned as a special bonus as set forth in the First Amendment to Employment Agreement, and was paid in September 2017. Additional details of Mr. R. Smith’s Employment Agreement are included in the “Summary of Executive Agreements and Potential Payments upon termination or Change in Control” section.
(7)	The dollar amount in column (d) for Mr. Gannfors represents a sign-on bonus pursuant to the terms of his letter agreement and sign-on bonus agreement described under the section entitled “Summary of Office Depot Executive Agreements and Potential Payments upon Termination or Change in Control.” This amount is contingent upon his continued service with Office Depot for 12 months following his start date.

OTHER COMPENSATION TABLE FOR FISCAL YEAR 2017

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Named Officers	(1) Car Allowance	(2) 401k Match	(3) Personal Aircraft Usage	(4) Relocation	(5) Financial Planning	(6) Other	Total
Gerry Smith	$21,154	$4,125	$510,585	$268,883	$—	$33,165	$837,911
Roland Smith	$3,942	$8,100	$72,384	$—	$28,101	$—	$112,527
Stephen Hare	$15,600	$8,100	$—	$—	$13,000	$—	$36,700
Steve Calkins	$15,600	$8,100	$—	$—	$13,000	$—	$36,700
John Gannfors	$10,800	$649	$49,863	$62,721	$7,621	$—	$131,654
Todd Hale	$15,600	$8,100	$—	$—	$13,000	$—	$36,700
Troy Rice	$11,400	$8,100	$—	$—	$—	$987,804	$1,007,304
Michael Allison	$12,300	$8,100	$16,633	$—	$10,187	$2,577,466	$2,624,686

(1)	Column (b) reflects the car allowance of each NEO during fiscal year 2017 as part of the Executive Car Allowance Program.
(2)	Column (c) reflects the cost of matching contributions under Office Depot’s 401(k) Plan of up to 3% of eligible compensation for the 2017 fiscal year up to the IRS annual compensation limits.
(3)	We maintain a policy that restricts use of the Company plane by the CEO for personal use to an annual number of hours and permits personal use by other executives only under extenuating circumstances. The Compensation Committee periodically reviews and updates the policy as appropriate and updated the policy in 2017 to set the annual limit for the chief executive officer to 25 personal hours. However, for most of 2017, our new CEO, Mr. G. Smith, continued his primary residence in California and commuted to our headquarters in Boca Raton, Florida on the Company plane. Mr. G. Smith moved his primary residence to Florida in December 2017. The amount in column (d) reflects the fiscal year 2017 incremental cost of personal use and commuting on Company-leased aircraft. The amount includes the actual cost of fuel and additives, per hour accruals of maintenance service plans, trip-related crew hotels and meals, in-flight food and beverages, landing and ground handling fees, hangar or aircraft parking costs, certain other smaller variable costs for each personal trip leg plus an allocation of maintenance costs based on the per mile cost to maintain the aircraft multiplied by the number of personal miles flown. Fixed costs that would be incurred in any event to operate Company aircraft (e.g., aircraft and hangar lease costs, depreciation, and flight crew salaries) are not included.
(4)	Column (e) reflects amounts earned by the NEOs in fiscal year 2017 for payments made to the NEOs and to third parties on behalf of the NEOs for non-qualified (taxable) and qualified (non-taxable) expenses associated with Office Depot’s Executive Relocation Program. These amounts include $108,601 and $15,821 in tax gross-ups related to the relocation payments for Messrs. G. Smith and Gannfors.
(5)	Column (f) reflects amounts earned by the NEOs in fiscal year 2017 for payments made to third parties on behalf of the NEOs for financial planning services incurred during the fiscal year. Amounts incurred are taxable to the NEOs.
(6)	Column (g) represents the value of all other perquisites and benefits received by the NEOs during the 2017 fiscal year. For Mr. G. Smith, this amount includes the cost for legal expenses of $19,538 incurred on behalf of Mr. G. Smith for negotiating his Employment Agreement and $13,627 for costs related to personal expenses associated with his spouse attending Company-sponsored events, of which $5,716 is the related tax gross-up. The amounts for Messrs. Rice and Allison pertain to severance in connection with their separations of service with Office Depot during fiscal year 2017. Severance in the amount of $1,300,000 earned by Mr. Allison will be paid in April of 2018 to comply with Internal Revenue Code section 409A. In addition, Mr. Allison’s amount also included $13,627 for costs related to personal expenses associated with his spouse attending Company-sponsored events, of which $5,716 is the related tax gross-up. Additional details related to the severance earned by Messrs. Rice and Allison can be found in the section entitled “Summary of Executive Agreements and Potential Payments Upon Termination or Change in Control” beginning on page 55.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2017

Grants of Plan-Based Awards in Fiscal Year 2017
(a)	(b)	(c-e)			(f-h)			(i)	(j)	(k)	(l)
Named Officers	Grant Date	(1) Estimated Future Payouts Under Non-Equity Incentive Plan Awards			(2) Estimated Future Payouts Under Equity Incentive Plan Awards			(3) All Other Stock Awards: Number of Shares / Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	(4) Grant Date Fair Value
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Gerry Smith		825,000	1,650,000	2,475,000
	2/27/2017							1,011,236			$4,300,787
	2/27/2017								1,365,498	4.45	$2,999,999
	3/6/2017				190,694	381,388	572,082				$1,499,999
	3/6/2017				164,114	328,227	656,454				$1,404,155
	3/6/2017							656,456			$2,808,319
Roland Smith		1,050,000	2,100,000	3,150,000
Stephen Hare		318,750	637,500	956,250
	3/6/2017				63,565	127,129	190,694				$499,998
	3/6/2017				54,705	109,409	218,818				$468,052
	3/6/2017							218,819			$936,108
Stephen Calkins		215,625	431,250	646,875
	3/6/2017				31,783	63,565	95,348				$250,001
	3/6/2017				27,352	54,704	109,408				$234,024
	3/6/2017							109,410			$468,056
John Gannfors		168,750	337,500	506,250
	4/24/2017				22,054	44,108	66,162				$203,338
	4/24/2017				18,978	37,955	75,910				$176,339
	4/24/2017							177,126			$822,927
Todd Hale		138,125	276,250	414,375
	3/6/2017				15,892	31,783	47,675				$125,003
	3/6/2017				13,676	27,352	54,704				$117,012
	3/6/2017							54,705			$234,028
Troy Rice		243,750	487,500	731,250
	3/6/2017				31,783	63,565	95,348				$250,001
	3/6/2017				27,352	54,704	109,408				$234,024
	3/6/2017							109,410			$468,056
Michael Allison		225,000	450,000	675,000
	3/6/2017				31,783	63,565	95,348				$250,001
	3/6/2017				27,352	54,704	109,408				$234,024
	3/6/2017							109,410			$468,056

(1)	Column (c) reflects the minimum payments each NEO could expect to receive if Office Depot reached at least its threshold performance goal set by the Compensation Committee in fiscal year 2017 under the 2017 Annual Cash Bonus Plan. Threshold was set at 50% of target for all NEOs. The financial performance goal was targeted to pay out at 100% upon achievement with a maximum payout of 150% of target to be paid if target was exceeded. Column (d) reflects the target payments each NEO could expect to receive if Office Depot reached its target performance goals in 2017 under the 2017 Annual Cash Bonus Plan. Each NEO’s target annual bonus is expressed as a percentage of such officer’s bonus eligible earnings. For 2017, the target bonus percentage was 150% of bonus eligible earnings for Mr. G. Smith, 85% for Mr. Hare, 75% for Messrs. Calkins and Gannfors, 65% for Mr. Hale, 150% for Mr. R. Smith, and 75% for Messrs. Rice and Allison. Column (e) reflects the maximum payout each NEO could expect to receive if target was exceeded. Performance below threshold would result in no bonus being paid. See the section entitled “2017 Annual Cash Bonus Plan” beginning on page 31 for additional details.
(2)	Columns (f) through (h) reflect the threshold, target and maximum payouts for performance stock units granted pursuant to the 2015 LTIP. NEOs will be eligible to earn all or a portion or an amount in excess of their target share award based on Office Depot’s performance relative to the metrics established by the Compensation Committee for the 2017 fiscal year. In addition to Office Depot satisfying at least the threshold performance condition under each of the metrics, NEOs must also satisfy the service condition to become vested in their eligible award by remaining continuously employed by Office Depot from the date of grant until the vesting date. Further description of the NEO’s 2017 long-term incentive award is discussed in the section entitled “2017 Long-Term Incentive Program” beginning on page 33.

(3)	Column (i) represents time-vested RSUs granted pursuant to Office Depot’s 2015 LTIP. The RSUs granted to Mr. G. Smith to replace amounts forfeited at his prior employer will vest one-third on each of February 27, 2018, February 27, 2019, and February 27, 2020. RSUs granted to the respective NEOs on March 6, 2017 will vest one-third on each of March 6, 2018, March 6, 2019, and March 6, 2020. Mr. Gannfors received two separate RSU grants in connection with commencement of employment with Office Depot. Mr. Gannfors’ first grant totaled 101,215 RSUs and will vest one-half on each of April 24, 2018, and April 24, 2019 and his second grant was 75,911 RSUs and will vest one-third on each of April 24, 2018, April 24, 2019, and April 24, 2020. Under the plan vesting provisions, awards granted will vest provided that each NEO is continuously employed by Office Depot from the grant date until each such vesting date.
(4)	Column (j) reflects stock options granted to Mr. G. Smith as an inducement award to sign-on with the Company.
(5)	Column (l) is computed in accordance with FASB ASC Topic 718 for stock-based compensation. See Notes 1 and 12 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 30, 2017 regarding assumptions underlying the valuation of equity awards. These amounts do not correspond to the actual value that will be recognized as income by each of the NEOs when received.

OUTSTANDING EQUITY AWARDS AT 2017 FISCAL YEAR-END

	Option Awards							Stock Awards
(a)	(b)		(c)		(d)	(e)	(f)	(g)		(h)	(i)		(j)
Named Officers	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Gerry Smith			1,365,498	(1)		4.45	2/27/27
								656,456	(2)	2,323,854	709,615	(2)	2,512,037
								1,011,236	(3)	3,579,775

Roland Smith	1,500,000	(4)				5.21	2/27/18
								755,430	(5)	2,674,222	1,133,144	(5)	4,011,330

Stephen Hare	500,000	(4)				5.35	12/2/23
								218,819	(2)	774,619	236,538	(2)	837,345
								283,286	(5)	1,002,832	424,930	(5)	1,504,252
								172,840	(6)	611,854

Steve Calkins								109,410	(2)	387,311	118,269	(2)	418,672
								84,986	(5)	300,850	127,478	(5)	451,272
								64,816	(6)	229,449

John Gannfors								75,911	(2)	268,725	82,063	(2)	290,503
								101,215	(7)	358,301

Todd Hale								54,705	(2)	193,656	59,135	(2)	209,338
								70,822	(5)	250,710	106,232	(5)	376,061
								43,211	(6)	152,967

Michael Allison	55,000	(8)				5.34	7/19/18

(1)	Represents a grant of non-qualified stock options awarded to Mr. G. Smith on February 27, 2017, under the 2015 Plan in connection with commencement of employment with Office Depot. These options vest in three equal installments on the first, second and third anniversaries of the grant date so long as the NEO is continuously employed through those dates.
(2)	On March 6, 2017, all NEOs were granted a long-term incentive award as part of the 2017 long-term incentive program. Column (g) reflects the number of time-vested restricted stock units (“RSUs”) each NEO received. The RSUs vest in three equal installments on March 6, 2018, March 6, 2019 and March 6, 2020. Column (i) reflects the number of performance stock units (“PSUs”) each NEO received. All PSUs cliff vest in one lump sum on March 6, 2020. Both awards of RSUs and PSUs require continued service through each vest date. For additional information related to awards granted in 2017, see the section entitled “2017 Long-Term Incentive Program” on page 33.
(3)	Represents a grant of time-vested RSUs awarded to Mr. G. Smith on February 27, 2017, under the 2015 Plan in connection with commencement of employment with Office Depot. The RSUs vest in three equal installments on the first, second and third anniversaries of the grant date so long as the NEO is continuously employed through those dates.
(4)	Represents a grant of non-qualified stock options awarded to Messrs. R. Smith and Hare on November 12, 2013 and December 2, 2013, respectively, in connection with commencement of employment with Office Depot. These options vested in three equal installments on the first, second and third anniversaries of the grant date and required continued service through each vest date.
(5)	On May 27, 2016, all NEOs were granted a long-term incentive award as part of the 2016 long-term incentive program. Column (g) reflects the number of time-vested RSUs each NEO received. The RSUs vest in three equal installments on March 20, 2017, March 20, 2018 and March 20, 2019. Column (i) reflects the number of PSUs each NEO received. All PSUs cliff vest in one lump sum on March 20, 2019. Both awards of RSUs and PSUs require continued service through each vest date. For additional information related to awards granted in 2016, see the Section entitled “2016 Long-Term Incentive Program” on page 36.

(6)	On March 4, 2015, all NEOs at that time, excluding Mr. R. Smith, were granted two awards as part of the 2015 long-term incentive program. These awards consisted of 50% RSUs and 50% PSUs. The RSUs vested in three equal installments on March 4, 2016, March 4, 2017 and March 4, 2018. The PSUs vested in one lump sum on March 4, 2018. Both awards of RSUs and PSUs required continued service through each vest date. Amounts shown in the table do not include awards that have previously vested. For additional information related to awards granted in 2015, see the section entitled “2015 Long-Term Incentive Program” on page 36.
(7)	Represents a grant of time-vested RSUs awarded to Mr. Gannfors on April 24, 2017, under the 2015 Plan in connection with commencement of employment with Office Depot. The RSUs vest in two equal installments on the first and second anniversaries of the grant date so long as the NEO is continuously employed through those dates.
(8)	Upon his appointment to the executive committee, Mr. Allison was granted premium-priced non-qualified stock options on July 19, 2011. These options vested in three equal installments beginning on the first anniversary of the grant date and required continued service through each vest date.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2017

	Option Awards		Stock Awards
(a)	(b)	(c)	(d)	(e)
Named Officers	Number of Shares Acquired on Exercise (#)	(1) Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Roland Smith			377,715	$1,779,038
Stephen Hare			176,916	$828,336
Steve Calkins	28,000	$23,246	189,542	$866,803
Todd Hale			153,356	$731,985
Troy Rice			170,880	$796,083
Michael Allison	25,000	$19,988	289,189	$1,323,479

(1)	Value of options calculated by multiplying the number of options by the difference between the fair market value of Office Depot common stock on the NASDAQ Global Select Market on the exercise date and the exercise price.
(2)	Value of restricted stock, RSUs and performance shares calculated by multiplying the number of shares/units by the per share closing price of Office Depot’s common stock on the NASDAQ Global Select Market on the vesting date.

DIRECTOR COMPENSATION

Annual Retainer Fee

The independent compensation consultant, FW Cook, reviews our non-management directors’ compensation program periodically to determine its competitiveness against the compensation of the boards of directors of our peer group (as defined in the CD&A). In April 2017, FW Cook presented its review and recommended an increase to keep the total non-management directors’ compensation near median relative to our peer group. Based on their review and recommendations, the Compensation Committee set the compensation for the non-management directors for the 2017-2018 service year at an annual targeted economic value (“annual retainer fee”) of $210,000, an increase of $10,000 over the annual retainer fee of $200,000 for the 2016-2017 service year. This was the first increase to the annual retainer since prior to the OfficeMax merger in 2013. Of the $210,000 annual retainer, $75,000 is payable in cash in equal quarterly installments at the end of each quarter during which the director served. No deferrals of cash payments are permitted by the directors. The remaining $135,000 (increased from $125,000) of the annual retainer fee is granted as stock unless the director elects to defer his/her stock in the form of RSUs to be distributed in shares following termination of Board service, with such election made by the end of the prior tax year for existing directors and prior to appointment to the Board for new directors. The equity portion is typically granted in a lump sum as soon as administratively practicable following the release of election results from the annual shareholder meeting, which is generally held in the second quarter of the year. At its review in October 2014, the amount of the non-management directors’ retainer fee was between the 25th percentile and median relative to the peer group. However, the Compensation Committee did not recommend any changes to the dollar amount of the annual retainer fee payable to our non-management directors at that time. A market competitive assessment was not completed in October 2016 because the Staples merger agreement was in effect at the time, so no changes were recommended. The Board appointed Mr. Joseph Vassalluzzo as the independent Chairman of the Board (in lieu of a Lead Director) effective February 27, 2017, following Mr. R. Smith’s departure since Mr. R. Smith had previously been the Board Chairman. The independent Chairman of the Board receives additional compensation of $150,000 annually in cash for serving in this role.

In April 2017, the Compensation Committee reviewed several alternative proposals to our non-management directors’ compensation program that were prepared by FW Cook and adopted several changes for the 2017-2018 service period. In addition to increasing the stock component of the annual retainer fee from $125,000 to $135,000, the Compensation Committee added an annual retainer fee for serving on a committee equal to half of the annual retainer paid to the chair of such committee. For the 2017-2018 service period, the following committee fees are payable:

Board Committee	Annual Fee for Chair	Annual Fee for Non-Chair Members
Audit Committee	$25,000	$12,500
Compensation Committee	$20,000	$10,000
Corporate Governance and Nominating Committee	$15,000	$7,500

The additional compensation for services as the chair or as a member of a committee is payable in cash on a pro-rated, quarterly basis.

Director Stock Ownership Guidelines

Non-management directors are required to own five times the directors’ annual cash retainer (equal to $375,000) in shares of Office Depot’s common stock. Directors must also retain 100% of net shares awarded until termination of their service on the Board.

The Compensation Committee reviews the stock ownership guidelines for our non-management directors annually, with the assistance from its independent compensation consultant, to ensure that such guidelines align with best market practices, including the practices of a majority of our peer group, and with management’s ownership guidelines. In addition, the Compensation Committee annually reviews each director’s progress toward meeting the ownership guidelines.

DIRECTOR COMPENSATION TABLE FOR FISCAL YEAR 2017

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name	Fees Earned or Paid in Cash ($)	(1)(2)(3) Stock Awards ($)	(4) Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and NQ Deferred Compensation Earnings ($)	(5) All Other Compensation Total Other ($)	(6) Total ($)
Warren Bryant(7)	$41,576	$—	$—	$—	$—	$148,353	$189,929
Kristin Campbell	$88,485	$135,000	$—	$—	$—	$—	$223,485
Rakesh Gangwal(7)	$41,576	$—	$—	$—	$—	$338,059	$379,635
Cynthia Jamison	$95,346	$135,000	$—	$—	$—	$—	$230,346
James Marino	$92,697	$135,000	$—	$—	$—	$—	$227,697
Michael Massey(7)	$41,576	$—	$—	$—	$—	$—	$41,576
Francesca Ruiz de Luzuriaga	$83,933	$135,000	$—	$—	$—	$—	$218,933
David Szymanski	$84,511	$135,000	$—	$—	$—	$—	$219,511
Nigel Travis	$85,088	$135,000	$—	$—	$—	$—	$220,088
Joseph Vassalluzzo	$201,250	$135,000	$—	$—	$—	$—	$336,250

(1)	The dollar amounts in column (c) reflect the aggregate grant date fair value of equity awards granted within the fiscal year in accordance with the FASB Accounting Standards Codification Topic 718 for stock-based compensation. These amounts reflect the total grant date fair value for these awards, and do not correspond to the actual cash value that will be recognized by each of the Directors when received. See Notes 1 and 12 of the consolidated financial statements in Office Depot’s Annual Report filed on Form 10-K for the fiscal year ending December 30, 2017 regarding the underlying assumptions used in the valuation of equity awards.
(2)	The “Equity Compensation Paid to Directors for Fiscal Year 2017” table that follows represents the aggregate grant date fair value of stock or restricted stock units (“RSUs”) granted to our Directors under the 2017 Plan. Annual awards are calculated by a dollar value that is then translated into stock or RSUs based on the closing stock price on the date of grant. The form of award (stock or RSU) is based on the Director’s election at the end of 2016.
(3)	As of December 30, 2017, the aggregate number of RSUs convertible into shares of Office Depot’s common stock, outstanding for our Directors are set forth as follows: Warren Bryant 226,749, Francesca Ruiz de Luzuriaga 317,940, Rakesh Gangwal 247,559, Cynthia Jamison 98,209, James Marino 159,652, Michael Massey 49,077, David Szymanski 314,394, Nigel Travis 83,280, and Joseph Vassalluzzo 112,397. All RSUs are fully vested as of December 31, 2016, but distribution is deferred until either the Director’s separation date or six months following the Director’s separation date, as applicable. Please see the table “Equity Compensation Paid to Directors for Fiscal Year 2017” that follows for all equity granted in 2017.
(4)	As of December 30, 2017, the aggregate number of option awards outstanding for our Directors are set forth as follows: Francesca de Luzuriaga 12,164, and Rakesh Gangwal 20,667. All options are fully vested. There were no options granted to Directors in 2017.
(5)	Messrs. Bryant and Gangwal received cash dividends in accordance with the Plan which had accrued on restricted stock granted to them as legacy OfficeMax directors including $135,830 paid to both Messrs. Bryant and Gangwal 6 months following separation of service on January 20, 2018.
(6)	Effective February, 27, 2017, the Board of Directors selected current Board member Mr. Vassalluzzo as the independent non-executive Board Chairman to lead the Board of Directors. The annual Independent Chairman fee is $150,000 and was prorated for time in position. Office Depot Directors, excluding Mr. Vassalluzzo, receive annual compensation of: (a) $75,000 in cash, prorated for time in position, and (b) fees paid in cash for both serving as the Chair of a Committee and serving as the member of a Committee prorated for time in position.
(7)	Messrs. Bryant, Gangwal and Massey are no longer our directors. All served through to the 2017 Annual Meeting on July 20, 2017 and did not seek re-election to the Board for the following year.

EQUITY COMPENSATION PAID TO DIRECTORS FOR FISCAL YEAR 2017

(a)	(b)	(c)	(d)	(e)
Director	Grant Date	Stock Awards	(1) Grant Date Fair Value of Stock Awards	Total Value of Equity Awards for 2017
Kristin Campbell	7/20/2017	22,168	$6.09	$135,000
Cynthia Jamison	7/20/2017	22,168	$6.09	$135,000
James Marino	7/20/2017	22,168	$6.09	$135,000
Francesca Ruiz de Luzuriaga	7/20/2017	22,168	$6.09	$135,000
David Szymanski	7/20/2017	22,168	$6.09	$135,000
Nigel Travis	7/20/2017	22,168	$6.09	$135,000
Joseph Vassalluzzo	7/20/2017	22,168	$6.09	$135,000

(1)	Amounts are determined using the closing stock price of Office Depot’s common stock on the grant date. See footnote 2 in the previous “Director Compensation Table for Fiscal Year 2017” for additional information.

SUMMARY OF EXECUTIVE AGREEMENTS AND POTENTIAL PAYMENTS UPON

TERMINATION OR CHANGE IN CONTROL

Overview

This section summarizes the key agreements governing the employment of the Named Executive Officers: Gerry P. Smith, Roland C. Smith, Stephen E. Hare, Steve Calkins, John Gannfors, Todd Hale, Troy Rice and Michael Allison. It also summarizes the potential payments that Messrs. G. Smith, Hare, Calkins, Gannfors and Hale stand to receive upon termination or a change in control of Office Depot and the payments that Messrs. R. Smith, Rice and Allison received upon their terminations. Providing these considerations allows Office Depot to attract top talent in a competitive sector, allows executives to focus on their jobs without distraction, and ensures that critical executives will remain committed to Office Depot’s mission in the event of a change in control.

Key Definitions

Cause. Generally, “Cause” is defined in this section as any of the following:

•	Continued failure to substantially perform (other than such failure resulting from incapacity due to physical or mental illness or after the issuance of a Notice of Termination for Good Reason);

•	Willful engagement in conduct that is demonstrably and materially injurious to Office Depot, monetarily or otherwise; or

•	Conviction of, or entering into a plea of either guilty or nolo contendere to, any felony, including, but not limited to, a felony involving moral turpitude, embezzlement, theft or similar act that occurred during or in the course of employment.

For purposes of Mr. G. Smith’s employment agreement, Mr. R. Smith’s employment agreement, and Mr. Hare’s letter agreement, “Cause” is defined as any of the following:

•	Willful failure to perform material duties (other than any such failure resulting from incapacity due to physical or mental illness);

•	Willful failure to comply with any valid and legal directive of (as to Mr. G. Smith) the Board or (as to the other NEOs) the CEO;

•	Engagement in dishonesty, illegal conduct or misconduct, which is, in each case, materially injurious to Office Depot or its affiliates;

•	Embezzlement, misappropriation or fraud, whether or not related to employment with Office Depot;

•	Conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;

•	Willful violation of a material policy of Office Depot; or

•	Material breach of any material obligation in any written agreement with Office Depot, including without limitation, the willful unauthorized disclosure of confidential information or (as to Mr. G. Smith) the failure to timely meet his relocation obligations.

Change in Control. Generally, “Change in Control” is defined in this section as the following events:

•	Any person or group, other than an exempt person, is or becomes the “beneficial owner” of 30% or more of the combined voting power of Office Depot without the approval of the Board;

•	Any person, other than an exempt person, is or becomes the “beneficial owner” of greater than 50% of the combined voting power of the outstanding securities of Office Depot;

•	During any two consecutive year period, individuals whose election by the Board were approved by at least one-half or (as to Mr. R. Smith) two-thirds of the directors then still in office cease for any reason to constitute a majority of the Board;

•	Consummation of a merger or consolidation of Office Depot with any other corporation (subject to certain exceptions);

•	Sale or disposition by Office Depot of all or substantially all of Office Depot’s assets, other than a sale to an exempt person; or

•	Approval by shareholders of a plan of complete liquidation or dissolution of Office Depot.

Disability. Generally, “Disability” is defined in this section as:

•	Inability, due to physical or mental incapacity, to substantially perform duties and responsibilities for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or one hundred twenty (120) consecutive days; or

•	Eligibility to receive long-term disability benefits under our long-term disability plan.

Good Reason. Generally, “Good Reason” is defined in this section as the occurrence of any of the following during the executive’s employment:

•	Material reduction in base salary (for purposes of Mr. R. Smith’s employment agreement, reduction in base salary);

•	Material reduction in target bonus opportunity (for purposes of Mr. R. Smith’s employment agreement, reduction in target bonus opportunity) (this is not a “Good Reason” event for Mr. G. Smith);

•	Relocation of executive’s principal place of employment by more than 50 miles (for purposes of Mr. R. Smith’s employment agreement, 25 miles); or

•	Failure of Office Depot to obtain a satisfactory agreement from any successor to assume and agree to perform the employment or compensation agreement.

As to the employment agreements for Mr. G. Smith and Mr. R. Smith and the letter agreement for Mr. Hare, “Good Reason” also includes:

•	Any material breach by Office Depot of any material provision of the executive’s employment agreement.

As to the employment agreement for Mr. G. Smith, “Good Reason” also includes:

•	Notice by Office Depot that it will not extend the term of the employment agreement.

Under the CIC Plan and the award agreements evidencing outstanding equity compensation awards, “Good Reason” also includes:

•	Assignment of duties materially inconsistent with responsibilities for Office Depot or significant adverse alteration in responsibilities for Office Depot; and

•	Material reduction in aggregate benefits and compensation.

As to Mr. R. Smith, “Good Reason” also includes:

•	Office Depot’s failure to nominate executive for election to the Board;

•	Office Depot’s removal of executive from the Board other than for Cause;

•	Office Depot’s removal of, or the Board’s failure to elect or re-elect, executive from the position of Chairman of the Board (other than for Cause) unless the New York Stock Exchange or regulatory changes require separation of the positions of Chairman and CEO;

•	Shareholders’ failure to elect or re-elect executive to the Board;

•	Material diminution in executive’s title, authority, duties or responsibilities (other than temporarily due to physical or mental incapacitation) except for removal as Chairman of the Board as a result of the New York Stock Exchange or regulatory changes requiring separation of the positions of Chairman and CEO; or

•	Material adverse change in reporting structure.

Executive Agreements

Restrictive Covenants

Each NEO is subject to confidentiality, non-competition, non-solicitation, and non-disparagement commitments entered into as a condition of employment or promotion with Office Depot. Mr. G. Smith’s and Mr. R. Smith’s commitments are included in their employment agreements as each is described below; the other executives entered into separate agreements in this regard.

Agreements with Gerry P. Smith, CEO and Director

Employment Agreement. Our CEO, Mr. G. Smith, is employed pursuant to the terms of an employment agreement, effective February 27, 2017. Pursuant to the terms of the agreement, Mr. G. Smith is eligible to receive the following during his employment with Office Depot:

•	Base salary of $1,100,000 per annum, subject to annual review by the Board for possible increase (but not decrease);

•	Annual target bonus equal to 150% of his base salary, and a maximum bonus equal to 200% of the target bonus, based on achievement of certain performance goals to be established by the Board or the Compensation Committee;

•	Annual long-term incentive awards at the same time as annual awards are made to other executive leadership team members; and

•	Certain benefits and perquisites.

During fiscal year 2017, Mr. G. Smith’s salary was $1,100,000 on an annualized basis and his target bonus payout was 150% of base salary.

In addition, in recognition of the 2016 annual bonus that Mr. G. Smith forfeited with his prior employer in connection with commencing employment with Office Depot, we paid Mr. G. Smith the amount of $1,200,000 in a lump sum in cash. The lump sum was subject to repayment by Mr. G. Smith if he resigned or if Office Depot terminated his employment for Cause prior to December 30, 2017.

Equity Awards.

We granted Mr. G. Smith equity awards under the 2015 LTIP, the material terms of which are described in the Compensation Tables herein. These equity awards included a normal grant for 2017, as well as a one-time award of time-based restricted stock units having an aggregate grant date fair market value of $4,500,000 in recognition of the equity awards that Mr. G. Smith forfeited with his prior employer in connection with commencing employment with Office Depot, and a sign-on grant of stock options having a grant date fair market value equal to $3,000,000.

Change in Control Agreement.

Mr. G. Smith is eligible to participate in the CIC Plan, the terms of which are described below.

Agreements with Roland Smith, Former Chairman and CEO

Employment Agreement. Our former Chairman and CEO, Mr. R. Smith, was employed pursuant to the terms of an employment agreement, effective November 12, 2013, and amended effective February 7, 2014 and August 21, 2016. Pursuant to the terms of the amended agreement, Mr. R. Smith was eligible to receive the following during his employment with Office Depot:

•	Base salary of $1,400,000 per annum, subject to annual review by the Board for possible increase (but not decrease);

•	Annual target bonus equal to 150% or up to 300% of his base salary, based on achievement of certain performance goals to be established by the Board or the Compensation Committee; and

•	Certain benefits and perquisites.

Pursuant to his amended employment agreement, Mr. R. Smith was entitled to certain additional payments and benefits in the event of his employment termination under certain circumstances, including but not limited to his “Retirement.” For a description of these payments and benefits and the definition of “Retirement,” see “Benefits Upon Termination or Change in Control Under Executive Agreements” below.

Equity Awards.

Mr. R. Smith also held equity awards granted under the 2007 LTIP and 2015 LTIP, the material terms of which are described in the Compensation Tables herein.

Agreements with Stephen Hare, Former Executive Vice President and Chief Financial Officer

Letter Agreement. Our Former Executive Vice President and Chief Financial Officer, Mr. Stephen Hare, is employed pursuant to the terms of a letter agreement, effective December 2, 2013, and amended effective February 7, 2014. Pursuant to the terms of the agreement, Mr. Hare is eligible to receive the following:

•	Base salary of $750,000 per annum, which may be increased from time to time;

•	Annual target bonus equal to 85% or up to 170% of his base salary, based on achievement of performance goals established by the Board or the Compensation Committee;

•	Equity awards on a basis no less favorable than is provided to other similarly situated executives of Office Depot; and

•	Certain benefits and perquisites.

During fiscal year 2017, Mr. Hare’s salary was $750,000 and his bonus target payout was 85% of base salary.

Pursuant to his employment agreement, Mr. Hare is entitled to certain additional payments and benefits in the event his employment is terminated under certain circumstances. For a description of these payments and benefits, see “Benefits Upon Termination or Change in Control Under Executive Agreements” below.

Equity Awards.

Mr. Hare also holds equity awards granted under the 2017 LTIP and 2015 LTIP, the material terms of which are described in the Compensation Tables herein. Pursuant to an amendment approved by the Compensation Committee, Mr. Hare will continue to vest (to the extent not already vested) in his outstanding 2016 LTIP awards and 2017 LTIP awards, if any, following voluntary termination, provided that he remains employed through March 31, 2018. All applicable performance requirements under the awards will continue to apply.

Change in Control Agreement.

Mr. Hare is eligible to participate in the CIC Plan, the terms of which are described below.

Agreements with Steve Calkins, President, Business Solutions Division

Letter Agreement. Our President, Business Solutions Division, Mr. Steve Calkins, is employed pursuant to the terms of a letter agreement, dated November 2, 2017. Pursuant to the terms of the agreement, Mr. Calkins is eligible to receive the following:

•	Base salary of $575,000 per annum;

•	Annual target bonus equal to a percentage of his base salary;

•	Equity awards at a level commensurate to other similarly situated executives of Office Depot; and

•	Certain benefits and perquisites.

During fiscal year 2017, Mr. Calkins’ annual salary was $500,000 through May 21, 2017, when it was increased in connection with his promotion to President, Business Solutions Division, to an annual salary of $575,000. His bonus target payout was 75% of base salary.

Pursuant to his employment agreement, Mr. Calkins is entitled to certain additional payments and benefits in the event his employment is terminated under certain circumstances. For a description of these payments and benefits, see “Benefits Upon Termination or Change in Control Under Executive Agreements” below.

Equity Awards.

Mr. Calkins also holds equity awards granted under our equity plans, the material terms of which are described in the Compensation Tables herein.

Change in Control Agreement.

Mr. Calkins is eligible to participate in the CIC Plan, the terms of which are described below.

Agreements with John Gannfors, Executive Vice President, Transformation & Strategic Sourcing

Letter Agreement. Our Executive Vice President, Transformation & Strategic Sourcing, Mr. Gannfors, is employed effective April 24, 2017, pursuant to the terms of a letter agreement, dated March 24, 2017. Pursuant to the terms of his letter agreement, Mr. Gannfors is eligible to receive the following during his employment with Office Depot:

•	Base salary of $450,000 per annum, which may be increased from time to time;

•	Annual target bonus equal to a percentage of his base salary;

•	Certain benefits and perquisites.

During fiscal year 2017, Mr. Gannfors’ base salary was $450,000 on an annualized basis and his bonus target payout was 75% of his annualized base salary.

In addition, Mr. Gannfors received a sign-on bonus of $160,000 that was paid in a lump sum after he completed 90 days of service with Office Depot. The lump sum was subject to repayment by Mr. Gannfors if he resigned or if Office Depot terminated his employment prior to April 24, 2018.

Pursuant to his letter agreement, Mr. Gannfors is entitled to certain additional payments and benefits in the event his employment is terminated under certain circumstances. For a description of these payments and benefits, see “Benefits Upon Termination or Change in Control Under Executive Agreements” below.

Equity Awards.

Following his start date, Mr. Gannfors was granted a new-hire sign-on equity award with a value of $500,000, as well as a normal equity award under the 2017 LTIP, the material terms of which are described in the Compensation Tables herein.

Change in Control Agreement.

Mr. Gannfors is eligible to participate in the CIC Plan, the terms of which are described below.

Agreements with Todd Hale, Executive Vice President, Chief Information Officer

Letter Agreement. Our Executive Vice President, Chief Information Officer, Todd Hale, is employed pursuant to the terms of a letter agreement dated December 19, 2013, as amended by the terms of a letter agreement dated August 21, 2016. Pursuant to the terms of the letter agreement, Mr. Hale is eligible to receive the following during his employment with Office Depot:

•	Annual base salary of $425,000;

•	Annual target bonus equal to a percentage of his base salary;

•	Right to participate in our Long Term Incentive Plan at a level commensurate with his position at the time of the grant; and

•	Certain benefits and perquisites.

During fiscal year 2017, Mr. Hale’s salary was $425,000 and his bonus target payout was 65% of base salary.

Pursuant to his letter agreement, Mr. Hale is entitled to certain additional payments and benefits in the event his employment is terminated under certain circumstances. For a description of these payments and benefits, see “Benefits Upon Termination or Change in Control Under Executive Agreements” below.

Equity Awards.

Mr. Hale also holds equity awards granted under our equity plans, the material terms of which are described in the Compensation Tables herein.

Change in Control Agreement.

Mr. Hale is eligible to participate in the CIC Plan, the terms of which are described below.

Agreements with Troy Rice, Former Executive Vice President and Chief Operating Officer, North America

Letter Agreement. Our former Executive Vice President and Chief Operating Officer, North America, Mr. Troy Rice, was employed pursuant to the terms of a letter agreement, effective August 21, 2016. Pursuant to the terms of the agreement, Mr. Rice was eligible to receive the following:

•	Base salary of $650,000 per annum, which could have been increased from time to time;

•	Annual target bonus equal to 75% of his base salary, based on achievement of certain performance goals established by the Board or the Compensation Committee;

•	Right to participate in our equity plan for senior executive officers; and

•	Certain benefits and perquisites.

During fiscal year 2017, Mr. Rice’s base salary was $650,000 on an annualized basis and his bonus target payout was 75% of his annualized base salary.

Equity Awards.

Mr. Rice also holds equity awards granted under our equity plans, the material terms of which are described in the Compensation Tables herein.

Change in Control Agreement.

Mr. Rice was eligible to participate in the CIC Plan, the terms of which are described below.

General Release Agreement. Mr. Rice separated from the Company effective September 22, 2017, and in connection with Mr. Rice’s termination, Mr. Rice and we entered into a General Release Agreement. For a description of the payments and benefits payable to Mr. Rice pursuant to the General Release Agreement, see “Benefits Upon Termination or Change in Control Under Executive Agreements” below.

Agreements with Michael Allison, Former Executive Vice President and Chief Administrative Officer (formerly Executive Vice President and Chief People Officer prior to March 12, 2017)

Letter Agreement. Our former Executive Vice President and Chief Administrative Officer, Mr. Michael Allison, was employed pursuant to the terms of a letter agreement, effective July 14, 2011. Pursuant to the terms of the agreement, Mr. Allison was eligible to receive the following:

•	Base salary of $400,000 per annum, which could have been increased from time to time;

•	Equity awards at a level commensurate with his position at the time of grant; and

•	Certain benefits and perquisites.

During fiscal year 2017, Mr. Allison’s base salary on an annualized basis was $550,000 through March 12, 2017, at which time his annualized base salary was increased to $600,000 in connection with his promotion. His bonus target payout was 75% of his annualized base salary.

Equity Awards.

Mr. Allison also held equity awards granted under the 2017 LTIP and 2015 LTIP, the material terms of which are described in the Compensation Tables herein. Under the terms of Mr. Allison’s outstanding 2016 LTIP awards, as amended by the Compensation Committee, and 2017 LTIP awards, Mr. Allison would have continued to vest (to the extent not already vested) in his outstanding awards, if any, following a voluntary termination, had he remained employed through March 31, 2018. Since Mr. Allison was not employed on March 31, 2018, these special provisions did not apply.

Change in Control Agreement. Mr. Allison was eligible to participate in the CIC Plan, the terms of which are described below.

General Release Agreement. Mr. Allison separated from the Company effective October 13, 2017, and in connection with Mr. Allison’s separation, Mr. Allison and we entered into a General Release Agreement. For a description of the payments and benefits payable to Mr. Allison pursuant to the General Release Agreement, see “Benefits Upon Termination or Change in Control Under Executive Agreements” below.

Benefits Upon Termination or Change in Control Under Executive Agreements

Gerry P. Smith

Termination with Cause or without Good Reason or Non-Extension of His Agreement. Mr. G. Smith’s employment is terminable at will by either Mr. G. Smith or Office Depot, provided that Mr. G. Smith is required to give Office Depot at least sixty (60) days advance written notice of any termination of employment. Upon Mr. G. Smith’s employment termination in any circumstance, he is eligible to receive:

•	Any accrued but unpaid base salary;

•	Reimbursement for unreimbursed business expenses; and

•	Any other employee benefits (excluding equity compensation) as to which he may have been eligible, (collectively the “Accrued Items”).

Termination without Cause or with Good Reason. If Mr. G. Smith’s employment is terminated without Cause or Mr. G. Smith terminates his employment for Good Reason, then Mr. G. Smith will be eligible to receive, subject to certain requirements and on the terms set forth in his agreement, the Accrued Items and:

•	Lump sum payment equal to two times the sum of his base salary for the year in which the termination occurred (the “Lump Sum”);

•	Pro-rata annual bonus payment for the year of termination (the “Pro Rata Bonus”) and any unpaid annual bonuses for completed fiscal years prior to termination (“Prior Year Bonus”); and

•	Reimbursement of COBRA payments for up to 18 months on the terms set forth in his employment agreement (the “COBRA Payment”).

Change in Control. If Mr. G. Smith’s employment is terminated due to a Change in Control, Mr. G. Smith will become entitled to severance benefits under the CIC Plan as discussed below. If Mr. G. Smith becomes entitled to severance benefits under the CIC Plan on account of the termination of his employment with Office Depot that are more favorable than the severance benefits described above, he shall not be entitled to the severance benefits described above with respect to such termination of employment.

Death or Disability. If Mr. G. Smith’s employment terminates due to his death or Disability, then Mr. G. Smith will be eligible to receive the Accrued Items, the Pro Rata Bonus, and the Prior Year Bonus.

Roland Smith

Amendment to Employment Agreement. In connection with Mr. R. Smith’s planned retirement, on August 21, 2016, Mr. R. Smith and we entered into an amendment to Mr. R. Smith’s employment agreement. The amendment defines Mr. R. Smith’s “Retirement” as any termination of Mr. R. Smith’s employment other than for Cause on the earlier to occur of: (i) March 31, 2017, and (ii) the appointment of a new Chief Executive Officer by the Board.

Upon Mr. R. Smith’s Retirement effective February 27, 2017, he became eligible to receive accrued items including accrued but unpaid base salary, accrued but unused vacation, reimbursement for unreimbursed business expenses, and any other employee benefits as to which he may have been eligible. Conditioned upon his agreement to a standard release of claims against us and his continued observance of the confidentiality, non-competition, non-solicitation and non-disparagement commitments specified in his employment agreement: Mr. R. Smith also received (i) a special bonus of $2,000,000, (ii) a pro rata annual bonus for 2017, payable at the same time annual bonuses are paid to other executives; (iii) the continued vesting of Mr. R. Smith’s equity compensation awards granted in fiscal year 2016 with the portion subject to performance goals adjusted for actual performance as measured at the end of the applicable period; and (iv) except as specified in clause (iii) above, the continued treatment of any outstanding equity awards in accordance with the terms of the applicable equity plan and award agreements.

The non-competition provisions of Mr. R. Smith’s employment agreement will continue to apply following his Retirement for the remaining vesting period of Mr.  R. Smith’s equity compensation awards granted in fiscal year 2016.

Mr. Hare, Mr. Calkins, Mr. Gannfors, and Mr. Hale

Termination Without Cause or With Good Reason. Pursuant to their letter agreements, if (i) Mr. Hare is terminated by Office Depot without Cause or voluntarily terminates his employment with Good Reason,

(ii) Mr. Calkins is terminated without Cause, or (iii) if either Mr. Gannfors or Mr. Hale is terminated due to no fault of his own, then Office Depot will pay the executive the following:

•	18 months of annual base salary in effect on the date of termination;

•	18 times the difference between our monthly COBRA for the type of coverage in effect for executive on the date of termination and the applicable active employee monthly premium for such coverage; and

•	Pro-rata annual bonus calculated based on actual performance for the year of termination, payable at the same time as payments are made to other active participants in the annual bonus plan.

For each executive, the receipt of severance benefits is conditioned upon the executive’s agreement to a standard release of claims against Office Depot as well as the executive’s continued observance of the confidentiality, non-competition, and non-solicitation and non-disparagement commitments they entered into upon commencement of employment.

Executive Change in Control Severance Plan

All NEOs except for Mr. R. Smith were covered by our CIC Plan in fiscal year 2017. The severance pay and other benefits payable to an executive upon the executive’s termination of employment after a Change in Control under the CIC Plan will be paid in lieu of, and not in addition to, any severance benefits payable under any executive’s existing offer letter, employment agreement or other program or agreement on account of the executive’s termination of employment with Office Depot.

Pursuant to the CIC Plan, a covered NEO will be eligible to receive certain severance pay and other benefits upon a separation from service that is initiated by: (i) the Company other than for Cause; or (ii) the Executive for Good Reason, in either case during the time period commencing on the effective date of a Change in Control and until the earlier of: (x) the two-year anniversary of the Change in Control trigger date, or (y) the date of the executive’s separation from service by reason of Disability or death.

A covered NEO will also be eligible to receive certain severance pay and other benefits if the executive’s separation from service is initiated by: (a) the Company without Cause during the six-month period ending on the Change in Control trigger date at the request of a third party engaging in a transaction or series of transactions that would result in a Change in Control and in contemplation of a Change in Control, or (b) the executive for Good Reason during the six-month period ending on the Change in Control trigger date.

Under the CIC Plan, qualifying NEOs will be eligible to receive severance pay and other benefits as follows (collectively, the “NEO Severance Benefits”):

i. Pro-Rata Bonus for Year of Termination. A lump sum cash payment equal to the pro-rata portion of the NEO’s annual cash bonus based on actual achievement of the performance goals applicable for the performance period.

ii. Prior Year Bonus. If the termination causes the NEO to forfeit payment of the NEO’s annual cash bonus for a completed performance period, a lump sum cash payment equal to the full amount of the annual cash bonus which the NEO would have received based on actual achievement of the performance goals.

iii. Change in Control Severance Amount. An amount equal to two (2) times (for Messrs. Hale and Rice, one and one-half (1 1/2) times) the sum of the NEO’s: (i) base salary, and (ii) Average Annual Bonus (as defined in the CIC Plan).

iv. COBRA Payment. An amount equal to eighteen (18) times the monthly COBRA premium in effect on the date of the NEO’s separation from service for the type of company-provided group health plan coverage in effect for the NEO (e.g., family coverage) less the active employee premium for such coverage in effect on the date of the separation from service.

v. Equity and Long-Term Incentives. Any outstanding equity or long-term compensation grant shall be treated in accordance with the terms of the applicable equity or long-term incentive compensation plan or award agreement under which the grant or award was made.

vi. Outplacement. Subject to the requirements of Section 409A as described in the CIC Plan, within sixty (60) days following the date of an NEO’s separation from service, we will make available a twenty-four (24) month executive outplacement services package for such NEO.

Any payment or benefit received or to be received by an NEO (whether payable under the terms of the CIC Plan or any other plan or arrangement with the Company or its affiliates) that would constitute a “parachute payment” within the meaning of Code Section 280G will be reduced to the extent necessary so that no portion will be subject to any excise tax but only if, by reason of such reduction, the net after-tax benefit received by such NEO exceeds the net after-tax benefit that would be received by such NEO if no reduction was made.

Troy Rice

General Release Agreement. Mr. Rice left the Office Depot effective September 22, 2017, and in connection with Mr. Rice’s termination, Mr. Rice and we entered into a General Release Agreement. We paid Mr. Rice a lump sum equal to $987,804 on October 6, 2017, calculated according to the terms of his employment letter agreement and consisting of (i) $975,000 which equals eighteen (18) months of his annual base salary, plus (ii) $12,803.82, which equals eighteen (18) months of our monthly COBRA premium in effect on his termination date for the type of coverage in effect for Mr. Rice on his termination date. Mr. Rice was also entitled to a pro-rated payment under our 2017 Annual Incentive Plan based on our actual performance, with proration based on the number of days completed in the 2017 fiscal year relative to the total number of days in the 2017 fiscal year. This prorated bonus payment was paid on March 9, 2018 when annual bonuses were paid to other associates. We also paid for Mr. Rice to receive six months of outplacement services.

As a condition to receiving these severance benefits, Mr. Rice released and discharged the Company and its affiliates and related parties from all claims as a result of his employment by and subsequent separation of employment with the Company resulting from anything that occurred prior to the date of such agreement. Mr. Rice continues to be bound by the non-competition, non-solicitation, confidentiality, work product and cooperation provisions in his Non-Competition, Confidentiality and Non-Solicitation Agreement.

Michael Allison

General Release Agreement. Mr. Allison separated from Office Depot effective October 13, 2017, and in connection with Mr. Allison’s separation, Mr. Allison and we entered into a General Release Agreement. We paid Mr. Allison a lump sum equal to $1,263,838.90 on November 3, 2017, calculated according to the terms of his employment letter agreement as modified by the General Release Agreement, and consisting of (i) $900,000 which equals eighteen (18) months of his annual base salary, plus (ii) $16,963.92, which equals eighteen (18) months of our monthly COBRA premium in effect on his termination date for the type of coverage in effect for Mr. Allison on his termination date, plus (iii) $346,874.98, which equals the pro-rated bonus calculated at target under the 2017 Annual Incentive Plan. Mr. Allison also received a lump sum payment equal to $1,300,000, which was payable six months following his termination date. We also paid for Mr. Allison to receive six months of outplacement services.

As a condition to receiving these severance benefits, Mr. Allison released and discharged the Company and its affiliates and related parties from all claims as a result of his employment by and subsequent separation of employment with the Company resulting from anything that occurred prior to the date of such agreement. Mr. Allison continues to be bound by the non-competition, non-solicitation, confidentiality, work product and cooperation provisions in his Non-Competition, Confidentiality and Non-Solicitation Agreement.

TABULAR INFORMATION REGARDING POTENTIAL PAYMENTS

UPON TERMINATION OR A CHANGE IN CONTROL

The following tables quantify the potential termination and change in control payment amounts assuming a hypothetical triggering event had occurred under the employment and letter agreements, equity compensation award agreements, and CIC Plan terms applicable to each of Messrs. G. Smith, Hare, Calkins, Gannfors and Hale, and the termination payments that Messrs. R. Smith, Rice, and Allison became entitled to according to their respective separation agreements. These tables assume that the change in control or termination of the executive occurred: (i) on December 30, 2017, for Messrs. G. Smith, Hare, Calkins, Gannfors and Hale, and (ii) on the actual termination date for each of Messrs. R. Smith (February 27, 2017), Allison (October 13, 2017) and Rice (September 22, 2017). The terms and conditions of the post-employment and change in control provisions for each of Messrs. G. Smith, Hare, Calkins, Gannfors, and Hale are described in detail above. The termination payments paid or payable to Messrs. R. Smith, Allison and Rice on account of their employment terminations in fiscal year 2017 are also described in detail above.

Gerry P. Smith

	Termination Resulting from Death		Termination Resulting from Disability		Termination Resulting from Retirement	Termination for Cause	Involuntary Termination or Resignation w/Good Reason Prior To Change in Control (w/o Cause)		Involuntary Termination or Resignation w/Good Reason Upon or After Change in Control (w/o Cause)		Termination for All Other Reasons (Voluntary)	Change in Control without Termination
	(a)		(b)		(c)	(d)	(e)		(f)		(g)	(h)
Bonus	$781,846	(1)	$781,846	(1)	$—	$—	$781,846		$781,846	(1)	$—	$—
Outplacement Benefits						—			$30,000	(2)
Long-Term Incentive or Performance Plan
2017 Stock Options (sign-on)	$—	(3)	$—	(3)	$—	$—	$—	(4)	$—	(5)	$—	$—
2017 Restricted Stock	$3,579,775	(3)	$3,579,775	(3)	$—	$—	$3,579,775	(4)	$3,579,775	(5)	$—	$3,579,775	(6)
2017 Restricted Stock	$2,323,854	(3)	$2,323,854	(3)	$—	$—	$—		$2,323,854	(5)	$—	$2,323,854	(6)
2017 Performance Shares AOI	$265,213	(3)	$265,213	(3)	$—	$—	$—		$972,144	(5)	$—	$972,144	(6)
2017 Performance Shares TSR	$368,326	(3)	$368,326	(3)	$—	$—	$—		$1,350,114	(5)	$—	$1,350,114	(6)
Cash Severance	$—		$—		$—	$—	$2,216,744	(7)	$5,516,744	(8)	$—	$—
Total for Mr. G. Smith	$7,319,014		$7,319,014		$—	$—	$6,578,365		$14,554,477		$—	$8,225,887

(1)	Represents a lump sum payment equal to the pro-rata bonus, if any, that Mr. G. Smith would have earned for the year in which his termination occurs based on the actual achievement of applicable performance goals for such year.
(2)	Reflects the value of a 24-month outplacement services package under the CIC Plan.
(3)	In the event of his separation from service with Office Depot due to death or Disability, Mr. G. Smith will vest in the 2017 Stock Options that would have vested during the 12-month period following his date of death or Disability and will vest in full in his 2017 Restricted Stock Unit Awards (sign-on grant and normal grant). For his 2017 TSR Performance Share Award, he will vest at target, prorated for service performed from the grant date through his separation date. For his 2017 AOI Performance Share Award, he will vest based on the earned portion of the award for fiscal year 2017 and the target portions of the award for fiscal years 2018 and 2019, prorated for service performed from the grant date through his separation date. The amount included in the table for Restricted Stock Units and Performance Share Awards reflects the number of shares that would vest multiplied by the closing stock price of Office Depot’s stock on December 29, 2017 of $3.54. No amount is included in the table for the Stock Options because the grant price was higher than the closing stock price of Office Depot’s stock on December 29, 2017 of $3.54.
(4)	In the event of his termination of employment for Good Reason or by the Company without Cause, Mr. G. Smith will vest in the 2017 Stock Options that would have vested during the 12-month period following his date of such termination. In the event of his separation from service with Office Depot due to death or Disability, Mr. G. Smith will vest in full in his February 27, 2017 Restricted Stock Unit Award. The amount included in the table for Restricted Stock Units reflects the number of shares that would vest multiplied by the closing stock price of Office Depot’s stock on December 29, 2017 of $3.54. No amount is included in the table for the Stock Options because the grant price was higher than the closing stock price of Office Depot’s stock on December 29, 2017 of $3.54.
(5)

In the event of his separation from service with Office Depot without Cause or for Good Reason within 24 months after the effective date of a change in control, Mr. G. Smith will vest in full in his 2017 Stock Options and his 2017 Restricted Stock Unit Awards (both the February 27, 2017 and March 6, 2017 grants). For his 2017 TSR Performance Share Award, he will vest at target. For his 2017 AOI

Performance Share Award, he will vest based on the earned portion of the award for fiscal year 2017 and the target portions of the award for fiscal years 2018 and 2019. The amount included in the table for Restricted Stock Units and Performance Share Awards reflects the number of shares that would vest multiplied by the closing stock price of Office Depot’s stock on December 29, 2017 of $3.54. No amount included in the table for the Stock Options because the grant price was higher than the closing stock price of Office Depot’s stock on December 29, 2017 of $3.54.
(6)	Mr. G. Smith will vest in full in his 2017 Stock Options and 2017 Restricted Stock Unit Awards and at target in his 2017 TSR Performance Share Awards if the surviving entity in a change in control does not assume the awards. For his 2017 AOI Performance Share Award, he will vest based on the earned portion of the award for fiscal year 2017 and the target portions of the award for fiscal years 2018 and 2019 if the surviving entity in a change in control does not assume the award. The amount included in the table for Restricted Stock Units and Performance Share Awards reflects the number of shares that would vest multiplied by the closing stock price of Office Depot’s stock on December 29, 2017 of $3.54. No amount included in the table for the Stock Options because the grant price was higher than the closing stock price of Office Depot’s stock on December 29, 2017 of $3.54.
(7)	Reflects a payment under Mr. G. Smith’s employment agreement effective February 27, 2017 equal to the sum of: (i) two times Mr. G. Smith’s base salary in effect on December 30, 2017, and (ii) 18 months of COBRA based on the rate in effect on the date of his termination.
(8)	Reflects a payment under the CIC Plan equal to the sum of: (i) two times the sum of: Mr. G. Smith’s base salary in effect on December 30, 2017 and Mr. G. Smith’s target annual bonus for fiscal 2017, and (ii) 18 months of COBRA premiums based on the rate in effect on the date of his termination. In the event of a change in control, as defined under Section 280G of the Code, and a termination of Mr. G. Smith’s employment on December 30, 2017, the total payments for Mr. G. Smith under the foregoing arrangement equal $14,554,477, including $8,225,887 for the accelerated vesting of his restricted stock and performance shares. However, these payments are subject to reduction if the parachute amounts associated with the payments under Section 280G of the Code equal or exceed three times Mr. G. Smith’s average taxable compensation received from Office Depot for the five-year period ending December 31, 2016, and if he would receive more on an after-tax basis by reducing the payments than he would receive by getting all the payments and paying the 20% excise tax imposed by Section 4999 of the Code. Under the provisions, the cash severance portion of his payments would be reduced by the minimum amount necessary to bring the total of all the payments to a level where the 20% excise tax is not triggered. The amount of the reduction in the severance payment would be $1,373,933 and after this reduction the total payments to Mr. G. Smith would equal $13,180,544.

Stephen Hare

	Termination Resulting from Death		Termination Resulting from Disability		Termination Resulting from Retirement	Termination for Cause	Involuntary Termination or Resignation w/Good Reason Prior To Change in Control (w/o Cause)		Involuntary Termination or Resignation w/Good Reason Upon or After Change in Control (w/o Cause)		Termination for All Other Reasons (Voluntary)	Change in Control without Termination
	(a)		(b)		(c)	(d)	(e)		(f)		(g)	(h)
Bonus	$357,000	(1)	$357,000	(1)	$—	$—	$357,000	(1)	$357,000	(1)	$—	$—
Benefits
Outplacement Services	$—		$—		$—	$—	$—		$30,000	(2)	$—	$—
Long-Term Incentive or Performance Plan
2015 Restricted Stock	$124,870	(3)	$124,870	(3)	$—	$—	$—		$124,870	(4)	$—	$—
2015 Performance Shares	$459,411	(5)	$459,411	(5)	$—	$—	$—		$486,984	(4)	$—	$—
2016 Restricted Stock	$1,002,832	(6)	$1,002,832	(6)	$—	$—	$—		$1,002,832	(7)	$—	$1,002,832	(8)
2016 PSU-TSR	$426,963	(6)	$426,963	(6)	$—	$—	$—		$702,644	(7)	$—	$702,644	(8)
2016 PSU-AOI	$418,424	(6)	$418,424	(6)	$—	$—	$—		$737,085	(7)	$—	$737,085	(8)
2017 Restricted Stock	$774,619	(6)	$774,619	(6)	$—	$—	$—		$774,619	(7)	$—	$774,619	(8)
2017 PSU-TSR	$122,778	(6)	$122,778	(6)	$—	$—	$—		$450,037	(7)	$—	$450,037	(8)
2017 PSU-AOI	$88,404	(6)	$88,404	(6)	$—	$—	$—		$324,048	(7)	$—	$324,048	(8)
Cash Severance	$—		$—		$—	$—	$1,138,724	(9)	$3,149,892	(10)	$—	$—
Total for Mr. Hare	$3,775,301		$3,775,301		$—	$—	$1,495,724		$8,140,011		$—	$3,991,265

(1)	Represents a lump sum payment equal to the pro-rata bonus, if any, that Mr. Hare would have earned for the year in which his termination occurs based on the actual achievement of applicable performance goals for such year.
(2)	Reflects the value of a 24-month outplacement services package under the CIC Plan.
(3)	In the event of his separation from service with Office Depot due to death or Disability prior to the effective date of a change in control, Mr. Hare will fully vest in his 2015 Restricted Stock Unit Award on his termination date. The amount included in the table reflects the number of shares that would vest multiplied by the closing stock price of Office Depot’s stock on December 29, 2017 of $3.54.
(4)

In the event of his separation from service with Office Depot without Cause or for Good Reason within 24 months after the effective date of a change in control, Mr. Hare will vest in his 2015 Restricted Stock Unit Award, prorated for service performed from the grant date through his separation date. In the event of a change in control, the service period will be shortened from three years to two years and the prorated award will be based on the two-year service period. In the case of the Performance Share Award, the same prorated vesting will apply except the number of units received will be based on actual performance for the 2015 fiscal year. The amount included in the table reflects the number of shares that would vest multiplied by the closing stock price of Office Depot’s stock on December 29, 2017 of $3.54.
(5)	In the event of his separation from service with Office Depot due to death or Disability prior to the effective date of a change in control, Mr. Hare will vest in his 2015 Performance Share Award at the earned rate, prorated for service performed from the grant date through his separation date based on a three-year service period. The amount included in the table reflects the number of shares that would vest multiplied by the closing stock price of Office Depot’s stock on December 29, 2017 of $3.54.
(6)	In the event of his separation from service with Office Depot due to death or Disability, Mr. Hare will vest in full in his 2016 and 2017 Restricted Stock Unit Awards on his termination date. For his 2016 and 2017 TSR Performance Share Awards, he will vest at target, prorated for service performed from the grant date through his separation date. For his 2016 and 2017 AOI Performance Share Awards, he will vest based on the earned portion of the award for completed fiscal year(s) and the target portions of the award for uncompleted fiscal year(s), prorated for service performed from the grant date through his separation date. The amount included in the table reflects the number of shares that would vest multiplied by the closing stock price of Office Depot’s stock on December 29, 2017 of $3.54.
(7)	In the event of his separation from service with Office Depot without Cause or for Good Reason within 24 months after the effective date of a change in control, Mr. Hare will fully vest in full in his 2016 and 2017 Restricted Stock Unit Awards. For his 2016 TSR Performance Share Award, he will vest based on TSR performance as of the date of the change in control and for his 2017 TSR Performance Share Award, he will vest at target. For his 2016 and 2017 AOI Performance Share Awards, he will vest based on the earned portion of the award for completed fiscal years and the target portions of the award for uncompleted fiscal years. The amount included in the table reflects the number of shares that would vest multiplied by the closing stock price of Office Depot’s stock on December 29, 2017 of $3.54.
(8)	Mr. Hare will vest in full in his 2016 and 2017 Restricted Stock Unit Awards, based on TSR performance on the date of the change in control for his 2016 TSR Performance Share Award and at target in his 2017 TSR Performance Share Award if the surviving entity in a change in control does not assume the awards. For his 2016 and 2017 AOI Performance Share Awards, he will vest based on the earned portion of the award for completed fiscal year(s) and the target portions of the award for uncompleted fiscal year(s) if the surviving entity in a change in control does not assume the award. The amount included in the table reflects the number of shares that would vest multiplied by the closing stock price of Office Depot’s stock on December 29, 2017 of $3.54.
(9)	Reflects a payment under Mr. Hare’s Employment Offer Letter dated December 2, 2013 equal to the sum of: (i) 18 times Mr. Hare’s monthly base salary in effect on December 30, 2017 and (ii) 18 times the difference of Office Depot’s monthly COBRA premium for the type of Office Depot provided group health plan coverage in effect on that date for Mr. Hare and his active employee charge for such coverage.
(10)	Reflects a payment under the CIC Plan equal to the sum of: (i) two times the sum of: Mr. Hare’s base salary in effect on December 30, 2017 and Mr. Hare’s average annual bonus for fiscal years 2014, 2015, and 2016, and (ii) an amount equal to 18 times the COBRA premium in effect on December 30, 2017 for the type of Office Depot provided group health plan coverage in effect for Mr. Hare less the active employee charge for such coverage. In the event of a change in control, as defined under Section 280G of the Code, and a termination of Mr. Hare’s employment on December 30, 2017, the total payments for Mr. Hare under the foregoing arrangement equal $8,140,011, including $4,603,119 for the accelerated vesting of his restricted stock and performance shares. However, these payments are subject to reduction if the parachute amounts associated with the payments under Section 280G of the Code equal or exceed three times Mr. Hare’s average taxable compensation received from Office Depot for the five-year period ending December 31, 2016, and if he would receive more on an after-tax basis by reducing the payments than he would receive by getting all the payments and paying the 20% excise tax imposed by Section 4999 of the Code. Under the provisions, the cash severance portion of his payments would be reduced by the minimum amount necessary to bring the total of all the payments to a level where the 20% excise tax is not triggered. The amount of the reduction in the severance payment would be $297,995 and after this reduction the total payments to Mr. Hare would equal $7,842,016.

Steve Calkins

	Termination Resulting from Death		Termination Resulting from Disability		Termination Resulting from Retirement	Termination for Cause	Involuntary Termination Prior To Change in Control (w/o Cause)		Involuntary Termination or Resignation w/Good Reason Upon or After Change in Control (w/o Cause)		Termination for All Other Reasons (Voluntary)	Change in Control without Termination
	(a)		(b)		(c)	(d)	(e)		(f)		(g)	(h)
Bonus	$229,385	(1)	$229,385	(1)	$—	$—	$229,385	(1)	$229,385	(1)	$—	$—
Benefits
Outplacement Services	$—		$—		$—	$—	$—		$30,000	(2)	$—	$—
Long-Term Incentive or Performance Plan
2015 Restricted Stock	$46,827	(3)	$46,827	(3)	$—	$—	$—		$46,827	(4)	$—	$—
2015 Performance Shares	$172,285	(5)	$172,285	(5)	$—	$—	$—		$182,622	(4)	$—	$—
2016 Restricted Stock	$300,850	(6)	$300,850	(6)	$—	$—	$—		$300,850	(7)	$—	$300,850	(8)
2016 PSU-TSR	$128,088	(6)	$128,088	(6)	$—	$—	$—		$210,791	(7)	$—	$210,791	(8)
2016 PSU-AOI	$125,528	(6)	$125,528	(6)	$—	$—	$—		$221,126	(7)	$—	$221,126	(8)
2017 Restricted Stock	$387,311	(6)	$387,311	(6)	$—	$—	$—		$387,311	(7)	$—	$387,311	(8)
2017 PSU-TSR	$61,391	(6)	$61,391	(6)	$—	$—	$—		$225,020	(7)	$—	$225,020	(8)
2017 PSU- AOI	$44,204	(6)	$44,204	(6)	$—	$—	$—		$162,026	(7)	$—	$162,026	(8)
Cash Severance	$—		$—		$—	$—	$877,984	(9)	$1,936,895	(10)	$—	$—
Total for Mr. Calkins	$1,495,869		$1,495,869		$—	$—	$1,107,369		$3,932,853		$—	$1,507,124

(1)	Represents a lump sum payment equal to the pro-rata bonus, if any, that Mr. Calkins would have earned for the year in which his termination occurs based on the actual achievement of applicable performance goals for such year.
(2)	Reflects the value of a 24-month outplacement services package under the CIC Plan.
(3)	In the event of his separation from service with Office Depot due to death or Disability prior to the effective date of a change in control, Mr. Calkins will fully vest in his 2015 Restricted Stock Unit Award on his termination date. The amount included in the table reflects the number of shares that would vest multiplied by the closing stock price of Office Depot’s stock on December 29, 2017 of $3.54.
(4)	In the event of his separation from service with Office Depot without Cause or for Good Reason within 24 months after the effective date of a change in control, Mr. Calkins will vest in his 2015 Restricted Stock Unit Award, prorated for service performed from the grant date through his separation date. In the event of a change in control, the service period will be shortened from three years to two years and the prorated award will be based on the two-year service period. In the case of the Performance Share Award, the same prorated vesting will apply except the number of units received will be based on actual performance for the 2015 fiscal year. The amount included in the table reflects the number of shares that would vest multiplied by the closing stock price of Office Depot’s stock on December 29, 2017 of $3.54.
(5)	In the event of his separation from service with Office Depot due to death or Disability prior to the effective date of a change in control, Mr. Calkins will vest in his 2015 Performance Share Award at the earned rate, prorated for service performed from the grant date through his separation date based on a three-year service period. The amount included in the table reflects the number of shares that would vest multiplied by the closing stock price of Office Depot’s stock on December 29, 2017 of $3.54.
(6)	In the event of his separation from service with Office Depot due to death or Disability, Mr. Calkins will vest in full in his 2016 and 2017 Restricted Stock Unit Awards on his termination date. For his 2016 and 2017 TSR Performance Share Awards, he will vest at target, prorated for service performed from the grant date through his separation date. For his 2016 and 2017 AOI Performance Share Award, he will vest based on the earned portion of the award for completed fiscal year(s) and the target portions of the award for uncompleted fiscal year(s), prorated for service performed from the grant date through his separation date. The amount included in the table reflects the number of shares that would vest multiplied by the closing stock price of Office Depot’s stock on December 29, 2017 of $3.54.
(7)	In the event of his separation from service with Office Depot without Cause or for Good Reason within 24 months after the effective date of a change in control, Mr. Calkins will fully vest in full in his 2016 and 2017 Restricted Stock Unit Awards. For his 2016 TSR Performance Share Award, he will vest based on TSR performance as of the date of the change in control and for his 2017 TSR Performance Share Award, he will vest at target. For his 2016 and 2017 AOI Performance Share Awards, he will vest based on the earned portion of the award for completed fiscal years and the target portions of the award for uncompleted fiscal years. The amount included in the table reflects the number of shares that would vest multiplied by the closing stock price of Office Depot’s stock on December 29, 2017 of $3.54.
(8)	Mr. Calkins will vest in full in his 2016 and 2017 Restricted Stock Unit Awards, based on TSR performance on the date of the change in control for his 2016 TSR Performance Share Award and at target in his 2017 TSR Performance Share Award if the surviving entity in a change in control does not assume the awards. For his 2016 and 2017 AOI Performance Share Awards, he will vest based on the earned portion of the award for completed fiscal year(s) and the target portions of the award for uncompleted fiscal year(s) if the surviving entity in a change in control does not assume the award. The amount included in the table reflects the number of shares that would vest multiplied by the closing stock price of Office Depot’s stock on December 29, 2017 of $3.54.
(9)

Reflects a payment under Mr. Calkins’ letter agreement dated November 2, 2017 equal to the sum of: (i) 18 times Mr. Calkins’ monthly base salary in effect on December 30, 2017 and (ii) 18 times the difference of Office Depot’s monthly COBRA premium for the type of

Office Depot provided group health plan coverage in effect on that date for Mr. Calkins and his active employee charge for such coverage.
(10)	Reflects a payment under the CIC Plan equal to the sum of: (i) two times the sum of: Mr. Calkins’ base salary in effect on December 30, 2017 and Mr. Calkins’ average annual bonus for fiscal years 2014, 2015, and 2016, and (ii) an amount equal to 18 times the COBRA premium in effect on December 30, 2017 for the type of Office Depot provided group health plan coverage in effect for Mr. Calkins less the active employee charge for such coverage. In the event of a change in control, as defined under Section 280G of the Code, and a termination of Mr. Calkins’ employment on December 30, 2017, the total payments for Mr. Calkins under the foregoing arrangement equal $3,932,853, including $1,736,573 for the accelerated vesting of his restricted stock and performance shares. However, these payments are subject to reduction if the parachute amounts associated with the payments under Section 280G of the Code equal or exceed three times Mr. Calkins’ average taxable compensation received from Office Depot for the five-year period ending December 31, 2016, and if he would receive more on an after-tax basis by reducing the payments than he would receive by getting all the payments and paying the 20% excise tax imposed by Section 4999 of the Code. Under the provisions, the severance payable to Mr. Calkins would not be reduced, as his after-tax benefit is higher in the event he receives all severance payments and incurs all applicable income and excise taxes.

John Gannfors

	Termination Resulting from Death		Termination Resulting from Disability		Termination Resulting from Retirement	Termination for Cause	Involuntary Termination Prior To Change in Control (w/o Cause)		Involuntary Termination or Resignation w/ Good Reason Upon or After Change in Control (w/o Cause)		Termination for All Other Reasons (Voluntary)	Change in Control without Termination
	(a)		(b)		(c)	(d)	(e)		(f)		(g)	(h)
Bonus	$130,846	(1)	$130,846	(1)	$—	$—	$130,846	(1)	$130,846	(1)	$—	$—
Benefits
Outplacement Services	$—		$—		$—	$—	$—		$30,000	(2)	$—	$—
Long-Term Incentive or Performance Plan
2017 Restricted Stock	$358,301	(3)	$358,301	(3)	$—	$—	$—		$358,301	(4)	$—	$358,301	(5)
2017 Restricted Stock	$268,725	(3)	$268,725	(3)	$—	$—	$—		$268,725	(4)	$—	$268,725	(5)
2017 Performance Shares-AOI	$25,642	(3)	$25,642	(3)	$—	$—	$—		$112,416	(4)	$—	$112,416	(5)
2017 Performance Shares-TSR	$35,619	(3)	$35,619	(3)	$—	$—	$—		$156,142	(4)	$—	$156,142	(5)
Cash Severance	$—		$—		$—	$—	$690,484	(6)	$1,590,484	(7)	$—	$—
Total for Mr. Gannfors	$819,133		$819,133		$—	$—	$821,330		$2,646,914		$—	$895,584

(1)	Represents a lump sum payment equal to the pro-rata bonus, if any, that Mr. Gannfors would have earned for the year in which his termination occurs based on the actual achievement of applicable performance goals for such year.
(2)	Reflects the value of a 24-month outplacement services package under the CIC Plan.
(3)	In the event of his separation from service with Office Depot due to death or Disability, Mr. Gannfors will vest in full in his 2017 Restricted Stock Unit Awards on his termination date. For his 2017 TSR Performance Share Award, he will vest at target, prorated for service performed from the grant date through his separation date. For his 2017 AOI Performance Share Award, he will vest based on the earned portion of the award for the completed fiscal year 2017 and the target portions of the award for uncompleted fiscal years 2018 and 2019, prorated for service performed from the grant date through his separation date. The amount included in the table reflects the number of shares that would vest multiplied by the closing stock price of Office Depot’s stock on December 29, 2017 of $3.54.
(4)	In the event of his separation from service with Office Depot without Cause or for Good Reason within 24 months after the effective date of a change in control, Mr. Gannfors will fully vest in full in his 2017 Restricted Stock Unit Awards. For his 2017 TSR Performance Share Award, he will vest at target. For his 2017 AOI Performance Share Award, he will vest based on the earned portion of the award for completed fiscal year 2017 and the target portions of the award for uncompleted fiscal years 2018 and 2019. The amount included in the table reflects the number of shares that would vest multiplied by the closing stock price of Office Depot’s stock on December 29, 2017 of $3.54.
(5)	Mr. Gannfors will vest in full in his 2017 Restricted Stock Unit Awards and at target in his 2017 TSR Performance Share Award if the surviving entity in a change in control does not assume the awards. For his 2017 AOI Performance Share Award, he will vest based on the earned portion of the award for completed fiscal year 2017 and the target portions of the award for uncompleted fiscal year 2018 and 2019 if the surviving entity in a change in control does not assume the award. The amount included in the table reflects the number of shares that would vest multiplied by the closing stock price of Office Depot’s stock on December 29, 2017 of $3.54.
(6)	Reflects a payment under Mr. Gannfors’ letter agreement dated March 24, 2017 equal to the sum of: (i) 18 times Mr. Gannfors’ monthly base salary in effect on December 30, 2017 and (ii) 18 times the difference of Office Depot’s monthly COBRA premium for the type of Office Depot provided group health plan coverage in effect on that date for Mr. Gannfors and his active employee charge for such coverage.

(7)	Reflects a payment under the CIC Plan equal to the sum of: (i) two times the sum of: Mr. Gannfors’ base salary in effect on December 30, 2017 and Mr. Gannfors’ target annual bonus for fiscal year 20017, and (ii) an amount equal to 18 times the COBRA premium in effect on December 30, 2017 for the type of Office Depot provided group health plan coverage in effect for Mr. Gannfors less the active employee charge for such coverage. In the event of a change in control, as defined under Section 280G of the Code, and a termination of Mr. Gannfors’ employment on December 30, 2017, the total payments for Mr. Gannfors under the foregoing arrangement equal $2,646,914, including $895,584 for the accelerated vesting of his restricted stock and performance shares. However, these payments are subject to reduction if the parachute amounts associated with the payments under Section 280G of the Code equal or exceed three times Mr. Gannfors’ annualized taxable compensation received from Office Depot for 2017, and if he would receive more on an after-tax basis by reducing the payments than he would receive by getting all the payments and paying the 20% excise tax imposed by Section 4999 of the Code. Under the provisions, the cash severance portion of his payments would be reduced by the minimum amount necessary to bring the total of all the payments to a level where the 20% excise tax is not triggered. The amount of the reduction in the severance payment would be $46,461 and after this reduction the total payments to Mr. Gannfors would equal $2,600,453.

Todd Hale

	Termination Resulting from Death		Termination Resulting from Disability		Termination Resulting from Retirement	Termination for Cause	Involuntary Termination Prior To Change in Control (w/o Cause)		Involuntary Termination or Resignation w/Good Reason Upon or After Change in Control (w/o Cause)		Termination for All Other Reasons (Voluntary)	Change in Control without Termination
	(a)		(b)		(c)	(d)	(e)		(f)		(g)	(h)
Bonus	$154,700	(1)	$154,700	(1)	$—	$—	$154,700	(1)	$154,700	(1)	$—	$—
Benefits
Outplacement Services	$—		$—		$—	$—	$—		$30,000	(2)	$—	$—
Long-Term Incentive or Performance Plan
2015 Restricted Stock	$31,219	(3)	$31,219	(3)	$—	$—	$—		$31,219	(4)	$—	$—
2015 Performance Shares	$114,855	(5)	$114,855	(5)	$—	$—	$—		$121,748	(4)	$—	$—
2016 Restricted Stock	$250,710	(6)	$250,710	(6)	$—	$—	$—		$250,710	(7)	$—	$250,710	(8)
2016 PSU-TSR	$106,742	(6)	$106,742	(6)	$—	$—	$—		$175,660	(7)	$—	$175,660	(8)
2016 PSU-AOI	$104,607	(6)	$104,607	(6)	$—	$—	$—		$184,271	(7)	$—	$184,271	(8)
2017 Restricted Stock	$193,656	(6)	$193,656	(6)	$—	$—	$—		$193,656	(7)	$—	$193,656	(8)
2017 PSU - TSR	$30,695	(6)	$30,695	(6)	$—	$—	$—		$112,512	(7)	$—	$112,512	(8)
2017 PSU - AOI	$22,104	(6)	$22,104	(6)	$—	$—	$—		$81,013	(7)	$—	$81,013	(8)
Cash Severance	$—		$—		$—	$—	$654,244	(9)	$1,081,361	(10)	$—	$—
Total for Mr. Hale	$1,009,288		$1,009,288		$—	$—	$808,944		$2,416,850		$—	$997,822

(1)	Represents a lump sum payment equal to the pro-rata bonus, if any, that Mr. Hale would have earned for the year in which his termination occurs based on the actual achievement of applicable performance goals for such year.
(2)	Reflects the value of a 24-month outplacement services package under the CIC Plan.
(3)	In the event of his separation from service with Office Depot due to death or Disability prior to the effective date of a change in control, Mr. Hale will fully vest in his 2015 Restricted Stock Unit Award on his termination date. The amount included in the table reflects the number of shares that would vest multiplied by the closing stock price of Office Depot’s stock on December 29, 2017 of $3.54.
(4)	In the event of his separation from service with Office Depot without Cause or for Good Reason within 24 months after the effective date of a change in control, Mr. Hale will vest in his 2015 Restricted Stock Unit Award, prorated for service performed from the grant date through his separation date. In the event of a change in control, the service period will be shortened from three years to two years and the prorated award will be based on the two-year service period. In the case of the Performance Share Award, the same prorated vesting will apply except the number of units received will be based on actual performance for the 2015 fiscal year. The amount included in the table reflects the number of shares that would vest multiplied by the closing stock price of Office Depot’s stock on December 29, 2017 of $3.54.
(5)	In the event of his separation from service with Office Depot due to death or Disability prior to the effective date of a change in control, Mr. Hale will vest in his 2015 Performance Share Award at the earned rate, prorated for service performed from the grant date through his separation date based on a three-year service period. The amount included in the table reflects the number of shares that would vest multiplied by the closing stock price of Office Depot’s stock on December 29, 2017 of $3.54.
(6)	In the event of his separation from service with Office Depot due to death or Disability, Mr. Hale will vest in full in his 2016 and 2017 Restricted Stock Unit Awards on his termination date. For his 2016 and 2017 TSR Performance Share Awards, he will vest at target, prorated for service performed from the grant date through his separation date. For his 2016 and 2017 AOI Performance Share Awards, he will vest based on the earned portion of the award for completed fiscal year(s) and the target portions of the award for uncompleted fiscal year(s), prorated for service performed from the grant date through his separation date. The amount included in the table reflects the number of shares that would vest multiplied by the closing stock price of Office Depot’s stock on December 29, 2017 of $3.54.
(7)

In the event of his separation from service with Office Depot without Cause or for Good Reason within 24 months after the effective date of a change in control, Mr. Hale will fully vest in full in his 2016 and 2017 Restricted Stock Unit Awards. For his 2016 TSR Performance

Share Award, he will vest based on TSR performance as of the date of the change in control and for his 2017 TSR Performance Share Award, he will vest at target. For his 2016 and 2017 AOI Performance Share Awards, he will vest based on the earned portion of the award for completed fiscal years and the target portions of the award for uncompleted fiscal years. The amount included in the table reflects the number of shares that would vest multiplied by the closing stock price of Office Depot’s stock on December 29, 2017 of $3.54.
(8)	Mr. Hale will vest in full in his 2016 and 2017 Restricted Stock Unit Awards, based on TSR performance on the date of the change in control for his 2016 TSR Performance Share Award and at target in his 2017 TSR Performance Share Award if the surviving entity in a change in control does not assume the awards. For his 2016 and 2017 AOI Performance Share Awards, he will vest based on the earned portion of the award for completed fiscal year(s) and the target portions of the award for uncompleted fiscal year(s) if the surviving entity in a change in control does not assume the award. The amount included in the table reflects the number of shares that would vest multiplied by the closing stock price of Office Depot’s stock on December 29, 2017 of $3.54.
(9)	Reflects a payment under Mr. Hale’s letter agreement, as amended August 21, 2016 equal to the sum of: (i) 18 times the sum of Mr. Hale’s monthly base salary in effect on December 30, 2017 and (ii) 18 times the difference of Office Depot’s monthly COBRA premium for the type of Office Depot provided group health plan coverage in effect on that date for Mr. Hale and his active employee charge for such coverage.
(10)	Reflects a payment under the CIC Plan equal to the sum of: (i) one and a half (1.5) times the sum of: Mr. Hale’s base salary in effect on December 30, 2017 and Mr. Hale’s average annual bonus for fiscal years 2014, 2015, and 2016, and (ii) an amount equal to 18 times the COBRA premium in effect on December 30, 2017 for the type of Office Depot provided group health plan coverage in effect for Mr. Hale less the active employee charge for such coverage. In the event of a change in control, as defined under Section 280G of the Code, and a termination of Mr. Hale’s employment on December 30, 2017, the total payments for Mr. Hale under the foregoing arrangement equal $2,416,850, including $1,150,789 for the accelerated vesting of his restricted stock and performance shares. However, these payments are subject to reduction if the parachute amounts associated with the payments under Section 280G of the Code equal or exceed three times Mr. Hale’s average taxable compensation received from Office Depot for the five-year period ending December 31, 2016, and if he would receive more on an after-tax basis by reducing the payments than he would receive by getting all the payments and paying the 20% excise tax imposed by Section 4999 of the Code. Under the provisions, the severance payable to Mr. Hale would not be reduced, as his after-tax benefit is higher in the event he receives all severance payments and incurs all applicable income and excise taxes.

Roland Smith

	Retirement
	(1)
Bonus	$185,446	(1)
Long-Term Incentive or Performance Plan
2016 RSUs	$4,917,849	(2)
2016 PSUs	$3,839,264	(3)
Special Bonus	$2,000,000	(4)
Total for Mr. R. Smith	$10,942,559

(1)	Reflects the pro-rata bonus paid to Mr. R. Smith for fiscal year 2017, determined based on the actual achievement of applicable performance goals for such year.
(2)	Reflects the value (as of his retirement date) of the portion of Mr. R. Smith’s 2016 Restricted Stock Unit Award that would otherwise have been forfeited on his retirement date.
(3)	Reflects the value (as of the end of fiscal 2017) of the portion of Mr. R. Smith’s 2016 Performance Share Unit Award that would otherwise have been forfeited on his retirement date, calculated based on our performance through the end of fiscal 2017 for the 2016 AOI Performance Share Unit Award and based on TSR performance as of the date of the change in control for the 2016 TSR Performance Share Unit Award.
(4)	Reflects the additional special bonus paid pursuant to Mr. R. Smith’s First Amendment to Employment Agreement, as described above.

Troy Rice

	Involuntary Termination or Resignation w/Good Reason Upon or After Change in Control (w/o Cause)
	(1)
Bonus	$199,500	(1)
Benefits
Outplacement Services	$30,000	(2)
COBRA Subsidy	$12,804	(3)
Cash Severance	$975,000	(4)
Total for Mr. Rice	$1,217,304

(1)	Reflects the pro-rata bonus paid to Mr. Rice for fiscal year 2017, determined based on the actual achievement of applicable performance goals for such year.
(2)	Reflects the value of the outplacement services package.
(3)	Reflects the lump sum paid to Mr. Rice which equates to 18 times our monthly subsidy for the type of company-provided group health plan coverage in effect for Mr. Rice on his termination date.
(4)	Reflects the cash severance pay equal to 18 months of Mr. Rice’s annual base salary.

Michael Allison

	Involuntary Termination or Resignation w/Good Reason Upon or After Change in Control (w/o Cause)
	(1)
Bonus	$346,875	(1)
Benefits
Outplacement Services	$30,000	(2)
COBRA Subsidy	$16,964	(3)
Cash Severance	$2,200,000	(4)
Total for Mr. Allison	$2,593,839

(1)	Reflects the pro-rata “target” bonus paid to Mr. Allison for fiscal year 2017.
(2)	Reflects the value of the outplacement services package.
(3)	Reflects the lump sum paid to Mr. Allison which equates to 18 times our monthly subsidy for the type of company-provided group health plan coverage in effect for Mr. Allison on his termination date.
(4)	Reflects the cash severance pay equal to 18 months of Mr. Allison’s annual base salary ($900,000), plus an additional payment of $1,300,000 in exchange for a release of claims against us, including a release of any claims under his prior retention agreement.

Pay Ratio Disclosure

In August 2015, the SEC adopted a rule mandated by the Dodd-Frank Wall Street Reform and Consumer Protection Act that requires a public company to disclose the ratio of the compensation of its chief executive officer to the median compensation of its employees. The Company had two non-concurrent chief executive officers who served during fiscal year 2017. Effective February 27, 2017, Mr. G. Smith was appointed to serve as Chief Executive Officer and Mr. R. Smith, former Chief Executive Officer, retired from the Company. In calculating the compensation of our chief executive officer for purposes of the pay ratio disclosure, the Company annualized the compensation provided during fiscal year 2017 to Mr. G. Smith, who served as chief executive officer on November 12, 2017, the date which we selected to identify the median employee (the “Pay Ratio Date”).

On the Pay Ratio Date, the Company had approximately 36,700 U.S. employees and 900 non-U.S. employees, for a total of 37,600 employees. This population consisted of the Company’s full-time, part-time, and temporary employees. In determining the median employee, the Company excluded from its employee population all of its employees located in New Zealand (710 employees), Australia (630 employees), China (70 employees), and Hong Kong (10 employees) pursuant to a de minimis exemption permitted under the SEC rules.

To identify the median employee from the Company’s employee population, we compared the amount of salary and wages paid to employees as reflected in payroll records for the 2017 calendar year as reported to the Internal Revenue Service on Form W-2 for U.S. employees and form T4 Statement of Remuneration Paid for Canadian employees, who were employed on the Pay Ratio Date, excluding Mr. G. Smith. We annualized compensation for employees hired in 2017 or employees who took a leave of absence during the year, excluding seasonal and temporary employees. No cost-of-living adjustments were made in identifying the median employee.

After the median employee was identified, we calculated such employee’s annual total compensation using the same methodology used for the Company’s named executive officers as set forth in the 2017 Summary Compensation Table of this proxy statement. The annual total compensation reflected in the pay ratio disclosure for the median employee and the chief executive officer includes perquisites that aggregate less than $10,000 and the Company cost of non-discriminatory benefits.

For fiscal 2017, the annualized total compensation for Mr. G. Smith was $17,087,714 and for the median employee, excluding Mr. G. Smith, was $30,977 which resulted in a ratio of 552 to 1. During 2017, the Company incurred one-time costs related to Mr. G. Smith’s hire in 2017 of approximately $8,800,000. Excluding these one-time costs, the ratio of our chief executive officer’s annualized total compensation to the annual total compensation of the median employee for fiscal year 2017 would have been 268 to 1.

The SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

STOCK OWNERSHIP INFORMATION

Our Largest Shareholders; Ownership by our Directors and Executive Officers

We have provided a stock ownership table below that contains certain information about shareholders whom we believe are the “beneficial” owners of more than five percent (5%) of our outstanding common stock, as well as information regarding stock ownership by our directors, NEOs and our directors and Executive Officers as a group as of March 7, 2018, unless otherwise indicated. Except as described below, we know of no person that beneficially owns more than 5% of our outstanding common stock, based solely upon filings made with the SEC.

Except as otherwise noted below, each person or entity named in the following table has the sole voting and investment power with respect to all shares of our common stock that he, she or it beneficially owns.

Name of Beneficial Owner	Beneficial Ownership(1)	Beneficial Ownership Percentage(2)	RSUs(3)
Blackrock, Inc.(4) 55 East 52nd Street, New York, NY 10055	53,701,564	9.66%
Hotchkis and Wiley Capital Management, LLC(5) 725 S. Figueroa Street, 39th Fl., Los Angeles, CA 90017	44,724,143	8.05%
The Vanguard Group(6) 100 Vanguard Boulevard, Malvern, PA 19355	43,616,625	7.85%
Thomas H. Lee Advisors, LLC(7) 100 Federal Street, 35th Fl., Boston, MA 02110	42,738,236	7.69%
Dimensional Fund Advisors LP(8) Building One, 6300 Bee Cave Road, Austin, TX 78746	37,479,322	6.74%
Fairpointe Capital LLC(9) One North Franklin Street, Ste. 3300, Chicago, IL 60606	31,121,730	5.60%
Board of Directors and NEOs(10) Gerry P. Smith	3,100,080	*
Kristin A. Campbell	0	*	56,794
Cynthia T. Jamison	16,461	*	98,209
V. James Marino	73,457	*	159,652
Francesca Ruiz de Luzuriaga	17,773	*	317,940
David M. Szymanski	3,806	*	314,394
Nigel Travis	256,213	*	83,280
Joseph Vassalluzzo	85,034	*	112,397
Total of Board of Directors	3,552,824	*	1,142,666
(Office Depot’s NEOs, other than the CEO)
Steve Calkins, President, Business Solutions Division	560,443	*
John W. Gannfors, Executive Vice President, Transformation, Strategic Sourcing and Supply Chain	353,337	*
Todd Hale, Executive Vice President and Chief Information Officer	246,358	*
Roland C. Smith, Former Chairman and Chief Executive Officer(11)	3,460,495	*
Stephen E. Hare, Former Executive Vice President and CFO	1,514,020	*
Troy Rice, Former President, Retail Division(12)	150,563	*
Michael Allison, Former Executive Vice President and Chief Administrative Officer(13)	123,783	*
Directors and Executive Officers as a Group (21 Persons in Total)	12,142,650	2.18%

*	Represents beneficial ownership of less than one percent of the issued and outstanding common stock, as of March 7, 2018.

(1)	Includes shares of common stock subject to options exercisable within 60 days of March 7, 2018, if applicable. See “Options Exercisable within 60 days of March 7, 2018” table below for detail. Also included are unvested shares of restricted stock, as to which the holder has voting rights.
(2)	The percentage ownership for all shareholders listed in the table above is based on 555,841,828 shares of common stock outstanding as of March 7, 2018. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, shares issuable upon the exercise of options that are exercisable within 60 days of March 7, 2018, are not deemed outstanding for purposes of computing the percentage of ownership of any other person.

Options Exercisable within 60 Days of March 7, 2018

The number of options that are or will be exercisable within 60 days of March 7, 2018, for each applicable person named in the table above and for Office Depot’s executive officers and directors as a group is as follows:

Gerry P. Smith	455,166	Stephen R. Calkins	0
Kristin A. Campbell	0	John W. Gannfors	0
Cynthia T. Jamison	0	Brian Todd Hale	0
V. James Marino	0	Roland C. Smith	0
Francesca Ruiz de Luzuriaga	12,164	Stephen E. Hare	500,000
David Szymanski	0	Troy Rice	0
Nigel Travis	0	Michael Allison	55,000
Joseph Vassalluzzo	0
All Executive Officers and Directors as a Group (21 Persons)	1,022,330

(3)	The RSUs are convertible into shares of Office Depot common stock. The shares of common stock underlying these RSUs will not be distributed to the director whose name appears beside the amount of RSUs until some period of time after his or her separation from Office Depot as a director, pursuant to the terms of his or her respective restricted stock unit award agreement. Until such distribution, these directors neither have the right to vote, nor the right to dispose of these RSUs.
(4)	The information regarding BlackRock, Inc. is reported as of December 31, 2017, and was derived from a Schedule 13G/A filed on January 19, 2018, that reported sole voting power over 52,547,872 shares, shared voting power over 0 shares, shared dispositive power over 0 shares and sole dispositive power over 53,701,564 shares.
(5)	The information regarding Hotchkis and Wiley Capital Management, LLC is reported as of December 31, 2017, and was derived from a Schedule 13G/A filed on February 13, 2018, that reported sole voting power over 40,100,243 shares, shared voting power over 0 shares, shared dispositive power over 0 shares and sole dispositive power over 44,724,143 shares.
(6)	The information regarding The Vanguard Group is reported as of December 31, 2017, and was derived from a Schedule 13G/A filed on February 9, 2018, that reported sole voting power over 564,887 shares, shared voting power over 63,296 shares, shared dispositive power over 588,213 shares and sole dispositive power over 43,028,412 shares.
(7)	The information regarding Thomas H. Lee Advisors, LLC is reported as of December 31, 2017, and was derived from a Schedule 13G filed on February 14, 2018, that reported sole voting power over 0 shares, shared voting power over 42,738,236 shares, shared dispositive power over 42,738,236 shares and sole dispositive power over 0 shares.
(8)	The information regarding Dimensional Fund Advisors LP is reported as of December 31, 2017, and was derived from a Schedule 13G filed on February 9, 2018, that reported sole voting power over 36,672,200 shares, shared voting power over 0 shares, shared dispositive power over 0 shares and sole dispositive power over 37,479,322 shares.
(9)

The information regarding Fairpointe Capital LLC is reported as of December 31, 2017, and was derived from a Schedule 13G/A filed on February 7, 2018, that reported sole voting power over 30,082,779 shares, shared voting power over 338,451 shares, shared dispositive power over 0 shares and sole dispositive power over 31,121,730 shares.
(10)	The address for all of our directors and NEOs is c/o Office Depot, Inc., 6600 North Military Trail, Boca Raton, Florida 33496.
(11)	The information regarding Mr. R. Smith’s stock ownership is as of February 27, 2017, his date of termination.
(12)	The information regarding Mr. Rice’s stock ownership is as of September 25, 2017, his date of termination.
(13)	The information regarding Mr. Allison’s stock ownership is as of October 13, 2017, his date of termination.

PROPOSAL 3: TO HOLD AN ADVISORY VOTE APPROVING OFFICE DEPOT’S

EXECUTIVE COMPENSATION

Background

We are asking shareholders to cast an advisory vote approving the compensation of our NEOs as disclosed in the Executive and Director Compensation, Summary Compensation Table, Summary of Executive Agreements and Potential Payments Upon Change in Control, and Tabular Information Regarding Potential Payments Upon Termination of a Change in Control sections of this proxy statement. While this “Say-on-Pay” vote is advisory and therefore non-binding, Office Depot values the opinions of shareholders and will consider the outcome of the vote when making future executive compensation decisions.

Our Compensation Philosophy and Practices

In fiscal year 2017, we continued to see positive results from our November 2013 merger with OfficeMax, and our executives continued to achieve key business objectives that position the Company for future success. We urge you to read the Compensation Discussion and Analysis section of this proxy statement, which discusses how the Company’s executive compensation program reflects our compensation philosophy during 2017 and describes the decisions made by the Compensation Committee in 2017 in detail.

We believe that Office Depot’s executive compensation programs align the interests of our NEOs with those of our shareholders by tying a significant portion of their compensation to Office Depot’s performance, and by providing a competitive level of compensation needed to recruit, retain and motivate talented executives critical to Office Depot’s long term success.

Effect of “Say-on-Pay” Vote

The Say-on-Pay vote is an advisory vote only. As such, your vote on the Company’s executive compensation matters will not be binding on our Board and may not be construed as overruling any decision by the Board or the Compensation Committee, nor will it create or imply any additional fiduciary duty of the Board or the Compensation Committee. The Compensation Committee and the Board will, however, carefully review the Say-on-Pay voting results and seek to determine the causes of any significant negative voting results in an effort to better understand shareholder issues and concerns with our executive compensation. Furthermore, the Compensation Committee and the Board will take into account the outcome of the vote when considering future executive compensation arrangements. Shareholders who want to communicate with our Board of Directors or management should refer to the “Communicating with our Board of Directors” section of this proxy statement for additional information.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE ADVISORY APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

COPIES OF FORM 10-K AVAILABLE

We filed our Annual Report on Form 10-K for the year ended December 30, 2017, with the SEC on February 28, 2018. The 2017 Form 10-K, including all exhibits, can be found on the Corporate website investor.officedepot.com under the headings “Company Info/SEC Filings,” and can be downloaded free of charge. We will provide a copy of our 2017 Form 10-K, which includes our consolidated financial statements and notes to our financial statements, free of charge to any shareholder upon written request. Requests should be sent to the Department of Investor Relations at our Corporate offices, 6600 North Military Trail, Boca Raton, FL 33496, 561-438-7878, Investor.Relations@officedepot.com.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who own more than 10% of Office Depot’s common stock to file reports of their holdings and transactions of Office Depot common stock with the SEC and The NASDAQ Stock Market. Based on a review of Forms 3, 4 and 5 and any amendments thereto, we believe that each of our executive officers and directors reported on a timely basis all transactions required to be reported by Section  16(a) during fiscal year 2017.

2019 SHAREHOLDER PROPOSALS

Any proposal submitted by a shareholder, including nominations of persons for election to the Office Depot Board of Directors, intended to be presented for consideration at the 2019 annual meeting of shareholders must be received by the Office Depot Corporate Secretary at Office Depot’s corporate offices, 6600 North Military Trail, Boca Raton, FL 33496, Attn: Office of the Chief Legal Officer, on or before 5:00 p.m. (local time) no earlier than the close of business on January 4, 2019, and no later than close of business on February 3, 2019. If Office Depot’s 2019 annual meeting of shareholders is, however, more than 30 days before or more than 60 days after May 4, 2019, such notice must be delivered no earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting and, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the tenth day following the day on which public announcement of the date of such meeting is first made by Office Depot. The notice in writing to be delivered to Office Depot’s Corporate Secretary must comply with the provisions of Office Depot’s bylaws.

If you wish to submit a proposal to be presented at Office Depot’s 2019 annual meeting of shareholders and included in the 2019 proxy statement and proxy pursuant to Rule 14a-8 under the Exchange Act, your proposal must be received by the Office Depot corporate secretary at Office Depot’s corporate offices no later than November 19, 2018 (120 days before the one-year anniversary of the release date of the 2018 annual meeting proxy statement) or, if Office Depot holds its 2019 annual meeting of shareholders on a date that is not within 30 days of May 4, 2019, no later than a reasonable time before Office Depot begins to print and send its proxy materials for its 2019 annual meeting of shareholders, and otherwise must comply with Securities and Exchange Commission requirements in Proxy Rule 14a-8.

OTHER MATTERS

It is not presently expected that any matters other than those discussed herein will be brought before our Annual Meeting. If, however, other matters do come before the Annual Meeting, it is the intention of the proxy holders to vote in their discretion.

OFFICE DEPOT, INC. 6600 NORTH MILITARY TRAIL BOCA RATON, FL 33496

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF SUBMITTING YOUR PROXY OVER THE INTERNET OR BY TELEPHONE. BOTH OPTIONS ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and to view our proxy materials until 11:59 P.M., Eastern Time, on May 3, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - (800) 690-6903

Use any touch-tone telephone to transmit your voting instructions until 11:59 P.M., Eastern Time, on May 3, 2018. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you submit your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E39585-P03578 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED AND DATED.

OFFICE DEPOT, INC.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” PROPOSALS 1, 2 AND 3.

1. Proposal to elect eight (8) members of the Office Depot, Inc.
board of directors for the term described in the proxy statement.

Nominees	For	Against	Abstain			For	Against	Abstain
1a. Gerry P. Smith	☐	☐	☐	2.	Proposal to ratify the appointment by Office Depot, Inc.’s audit committee of Deloitte & Touche LLP as Office	☐	☐	☐
1b. Kristin A. Campbell	☐	☐	☐		Depot, Inc.’s independent registered public accounting firm for the current year.

1c. Cynthia T. Jamison	☐	☐	☐	3.	Proposal to hold an advisory vote approving Office Depot, Inc.’s executive compensation.	☐	☐	☐

1d. V. James Marino	☐	☐	☐		Other Matters: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

1e. Francesca Ruiz de Luzuriaga	☐	☐	☐
1f. David M. Szymanski	☐	☐	☐
1g. Nigel Travis	☐	☐	☐
1h. Joseph S. Vassalluzzo	☐	☐	☐

The undersigned acknowledge(s) receipt prior to the execution of this proxy of a notice of annual meeting of shareholders and a proxy statement dated March 19, 2018.

Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)		Date

ADMITTANCE PASS

2018 ANNUAL MEETING OF SHAREHOLDERS

OFFICE DEPOT, INC.

May 4, 2018

9:00 a.m., Local Time

Embassy Suites by Hilton Boca Raton

661 NW 53rd Street

Boca Raton, FL 33487

For Security Reasons, You Must Present This Admittance Pass In Order To Enter The Meeting.

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E39586-P03578

PROXY

OFFICE DEPOT, INC.

6600 NORTH MILITARY TRAIL

BOCA RATON, FL 33496

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints N. David Bleisch, Katrina S. Lindsey, Kristen L. Sampo and Joseph G. White as Proxies, each with the power to appoint his or her substitute, and hereby authorizes each of them to represent and to vote as designated on the reverse side all the shares of capital stock of Office Depot, Inc. held of record by the undersigned on March 7, 2018 at the Annual Meeting of Shareholders to be held on May 4, 2018, or any postponement or adjournment thereof. All previous proxies are hereby revoked.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDERS. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3. TO VOTE BY MAIL, MARK, SIGN AND DATE YOUR PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

(continued on reverse side)